UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2025
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Transition Period From

to

Commission File Number 001-37845

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:
MICROSOFT CORPORATION SAVINGS PLUS 401(k) PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052-6399
REQUIRED INFORMATION
The Microsoft Corporation Savings Plus 401(k) Plan (the “Plan”) is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Therefore, in lieu of the required information outlined as Items 1-3 of the Form 11-K, the statements of net assets available for benefits as of December 31, 2025 and 2024 and the related statement of changes in net assets available for benefits for the year ended December 31, 2025, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Appendix 1 and incorporated herein by this reference.

SIGNATURES

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Microsoft Corporation Savings Plus 401(k) Plan

Date: June 25, 2026	/s/ JAYNA BUNDY
Jayna Bundy
Member of 401(k) Administrative Committee

Date: June 25, 2026	/s/ DANIEL GOFF
Daniel Goff
Member of 401(k) Administrative Committee

Date: June 25, 2026	/s/ FRED THIELE
Fred Thiele
Member of 401(k) Administrative Committee

APPENDIX 1

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2025 AND 2024 AND FOR THE YEAR ENDED

DECEMBER 31, 2025;

NOTES TO FINANCIAL STATEMENTS; AND

SUPPLEMENTAL SCHEDULES AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2025

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2025 and 2024	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2025	3

Notes to Financial Statements	4

Supplemental Schedules:

Supplemental Schedule of Assets (Held at End of Year) as of December 31, 2025	12

Supplemental Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2025	105

Exhibit:

Consent of Independent Registered Public Accounting Firm

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Participants and Plan Administrator of the Microsoft Corporation Savings Plus 401(k) Plan
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the Microsoft Corporation Savings Plus 401(k) Plan (the “Plan”) as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2025 and 2024, and the changes in net assets available for benefits for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Report on Supplemental Schedules
The supplemental schedule of assets (held at end of year) as of December 31, 2025 and supplemental schedule of delinquent participant contributions for the year ended December 31, 2025 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ Deloitte & Touche LLP
Seattle, Washington
June 25, 2026
We have served as the auditor of the Plan since 1987.

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

December 31,	2025	2024

ASSETS
Cash	$5,101,743	$3,095,475
Investments:
Investments, at fair value	75,633,265,423	65,357,821,177
Investments, at contract value	1,898,512,942	0

Total investments	77,531,778,365	65,357,821,177

Receivables:
Participant loans	260,395,359	255,780,390
Other receivables	53,076,017	29,314,596

Total receivables	313,471,376	285,094,986

Total assets	77,850,351,484	65,646,011,638

LIABILITIES
Operating payables	10,086,734	7,424,002
Other payables	19,780,966	11,250,512

Total liabilities	29,867,700	18,674,514

NET ASSETS AVAILABLE FOR BENEFITS	$77,820,483,784	$65,627,337,124

Refer to accompanying notes.

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year Ended December 31,	2025

ADDITIONS
Net investment income:
Interest and dividends	$466,429,842
Net increase in fair value of investments	11,892,078,906

Net investment income	12,358,508,748

Contributions:
Participant contributions	3,071,800,398
Rollover contributions	436,246,841
Employer contributions	1,179,291,008

Total contributions	4,687,338,247

Total additions	17,045,846,995

DEDUCTIONS
Benefits paid to participants	4,846,584,058
Administrative expenses	6,116,277

Total deductions	4,852,700,335

NET INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	12,193,146,660

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	65,627,337,124

End of year	$77,820,483,784

Refer to accompanying notes.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF THE PLAN AND ACCOUNTING POLICIES
Plan Description
The Microsoft Corporation Savings Plus 401(k) Plan (the “Plan”), a defined contribution plan, is sponsored by Microsoft Corporation (the “Company” or “Microsoft”). Participating employers included in the Plan are Microsoft Corporation; MOL Corporation; Vexcel Corporation; Microsoft Online, Inc.; Undead Labs; LinkedIn Corporation; GitHub, Inc.; inXile Entertainment, Inc. (“inXile”); Double Fine Productions (“Double Fine”); Obsidian Entertainment, Inc.; and ZeniMax Media Inc. These entities represent Microsoft or wholly owned subsidiaries of Microsoft. The Plan year is January 1 through December 31. The Plan is administered by the 401(k) Administrative Committee (the “Plan Administrator”) and subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Fidelity Management Trust Company (“Fidelity”) is the trustee and third-party administrator for the Plan. The information below summarizes certain aspects of the Plan as in effect during 2025, and is intended to be a summary only. Plan participants should refer to the Summary Plan Description for more complete information.
Accounting Principles
The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Eligibility
Regular and retail services employees of participating employers who are on U.S. payroll and have reached age 18 may enroll in the Plan at any time.
Eligible Compensation
Eligible compensation includes wages, salary, bonuses, commissions, and overtime. Compensation does not include, for example, items such as amounts earned with respect to any equity-based compensation plan, program, grant, award, or benefit, reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, welfare plan benefits including health or life insurance, severance plan payments, unused accrued vacation payments, or bonuses or expense allowances which are not based upon performance as an employee.
Contributions
Participant Contributions
Participants may contribute to the Plan on a pre-tax and/or Roth basis using eligible compensation each pay period, subject to statutory and regulatory limitations. Participants reaching age 50 or older by the end of the Plan year may also make additional catch-up contributions to the Plan on a pre-tax and/or Roth basis. During 2025, the maximum annual 401(k) pre-tax and Roth contribution limit was $23,500, and the maximum annual catch-up contribution to the Plan was $7,500. Additionally, participants could contribute up to $34,750 for 2025 on an after-tax basis. A participant’s aggregate contribution election (combined pre-tax, Roth, pre-tax catch-up, Roth catch-up, and after-tax) may not exceed 65 percent of his or her eligible compensation per pay period. Participants may elect to suspend or reinstate their contributions at any time. The Plan is required to return contributions received during the Plan year in excess of such limits.
Participants may choose to make rollover contributions to the Plan of amounts received from an eligible employer plan maintained by another company, including direct rollovers from such plans. Participants may also make rollover contributions to the Plan from an individual retirement account (“IRA”) or annuity described in Internal Revenue Code (“IRC”) Section 408(a), 408(b), 408(k), or 408(p) that is eligible to be rolled over and would otherwise be includible in gross income.
Participant contributions are recorded when withheld.

Employer Contributions
The Company and all other participating employers excluding inXile and Double Fine provide participants with a matching contribution on eligible pre-tax and/or Roth contributions of $0.50 for every $1.00 contributed. For inXile and Double Fine, the participating employer provides participants with a matching contribution on eligible pre-tax and/or Roth contributions of $0.25 for every $1.00 contributed. The matching contribution is provided for up to 50 percent, or 25 percent for inXile and Double Fine, of the maximum annual 401(k) pre-tax and Roth Internal Revenue Service (“IRS”) contribution limit (not including catch-up contributions). Participants do not receive a match on after-tax contributions.
Employer matching contributions are recorded when participant contributions are withheld.
Employee Stock Ownership Plan Feature
The Plan includes an Employee Stock Ownership Plan (“ESOP”) feature for the portion of the Plan designed to invest primarily in Microsoft Common Stock. The ESOP feature allows participants to either reinvest their cash dividends earned on Microsoft Common Stock or receive those dividends in cash. Amounts invested in Microsoft Common Stock are treated as being held through the ESOP, provided that at the time such amounts were received by the Plan (e.g., through contributions or transfers), the participants whose Plan accounts received such assets were employed by Microsoft or a corporation that is part of the same controlled group of corporations as Microsoft.
Participants who are not employed by an employer established as a corporation that is part of the same controlled group of corporations as Microsoft may not participate in the ESOP, but may have their Plan accounts invested in Microsoft Common Stock to the same extent as other participants. However, such participants that are not eligible to participate in the ESOP feature are not eligible to receive dividends on Microsoft Common Stock in cash paid directly to them. Instead, dividends paid on amounts they have invested in Microsoft Common Stock will automatically be reinvested in Microsoft Common Stock.
Effective January 1, 2016, the investment of new contributions or transfer of existing account holdings into Microsoft Common Stock within the Plan was discontinued. Participant accounts with existing Microsoft Common Stock can retain those holdings, dividends on Microsoft Common Stock can continue to be reinvested or received in cash, and cash that the Plan accumulates over time in the trading of Microsoft Common Stock in the Plan is also allocated to the Participants’ accounts and reinvested.
Participant Accounts
Each participant’s account is credited with (a) participant contributions and employer contributions, and (b) the allocation of investment earnings, gains and losses, and expenses, based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. All amounts in participant accounts are participant-directed. Participants may invest in various instruments including mutual funds, common collective trusts, and separately managed accounts. Participants also have the option to direct their investments through a brokerage account.
Vesting
Participants are fully vested in Plan accounts at all times.
Distributions
Active participants may take a withdrawal from the Plan in the event of a financial hardship. A hardship withdrawal is limited to the amount necessary to meet the participant’s immediate financial need. Hardship withdrawals are further limited to contributions, and earnings thereon, to participants’ pre-tax, pre-tax catch-up, Roth, and Roth catch-up accounts.
Active participants may also generally take a withdrawal at any time from their rollover and after-tax accounts within the Plan. After reaching age 59
1
⁄
2
, active participants may withdraw all, or any portion, of the balance in their accounts. Distributions, in full or any portion, may also occur if the participant terminates employment, retires, becomes permanently disabled, or dies. Distributions of investments in Microsoft Common Stock may be taken in the form of Microsoft Common Stock or cash. Distributions may be made in installments.

Participants may also withdraw all, or any portion, of their pre-tax and Roth contributions during a leave of absence to perform qualified military service of at least 30 days, subject to a six-month suspension on future non-rollover contributions to the Plan, or if they elect a qualified reservist distribution. The distribution generally must be made in a single lump sum cash payment, except that distributions of investments in Microsoft Common Stock may be taken in the form of Microsoft Common Stock or cash.
In-Plan Roth Conversions
Active and terminated participants may convert any Plan balances (other than outstanding loans) to a Roth account within the Plan.
Administrative Expenses
Plan administrative expenses are paid by the Company to the extent not paid or offset by the Plan. Participants are responsible for fees associated with certain transactions or services they utilize, such as loan originations and maintenance, domestic relations order qualifications, dividend check processing, overnight check fees, and professional management service fees. Participants also pay commission charges to Fidelity for buying and selling Microsoft Common Stock within the Plan.
Plan Amendment and Termination
The Company has the right to amend or terminate the Plan. If the Plan is terminated, all account balances will be distributed in the form and manner determined by the Plan Administrator.
Risks and Uncertainties
The Plan utilizes various investment instruments, such as common stock, mutual funds, common collective trusts, and separately managed accounts, including a stable value fund. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, including systemic market disruptions and geopolitical events, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Estimates and Assumptions
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein. Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties. The Plan has no contingent assets or liabilities for any periods presented in these financial statements.
Valuation of Investments and Income (Loss) Recognition
Investments are recorded at fair value with the exception of fully benefit-responsive investment contracts, which are reported at contract value. Contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. Security transactions are accounted for as of the trade date. Dividend income is recorded on the ex-dividend date, and interest income is recorded as earned. Net increase in fair value of investments includes the Plan’s gains and losses on investments bought, sold, and held during the year.
Participant Loans
Participant loans are measured at their unpaid principal balance plus any accrued but unpaid interest, and participant loans deemed distributed due to default are included in benefits paid to participants on the statement of changes in net assets available for benefits.

Receivables and Payables
As of December 31, 2025 and 2024, operating payables primarily consisted of accrued investment management expenses for the separately managed accounts. Other receivables and payables primarily consisted of unsettled trades. Other receivables also included accrued interest.
NOTE 2 — FAIR VALUE MEASUREMENTS
The Plan accounts for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Plan categorizes each of its fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•
Level 1 – inputs are based upon unadjusted quoted prices for identical instruments in active markets. The Plan’s Level 1 non-derivative investments primarily include domestic and international equities, mutual funds, and U.S. government securities. The Plan’s Level 1 derivative assets include those actively traded on exchanges.

•
Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies and commodities. The Plan’s Level 2 non-derivative investments consist primarily of mutual funds in the Plan’s separately managed accounts. These mutual funds are registered under the Investment Company Act of 1940 but are not registered under the Securities Act of 1933 and the prices are made available directly from the investment manager. The Plan’s Level 2 derivative assets and liabilities primarily include certain over-the-counter option and currency contracts.

•
Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. As of December 31, 2025 and 2024, the Plan did not hold any financial instruments categorized as Level 3.

Mutual funds are valued at the closing price as reported by the fund. Common stocks are valued at the closing price reported on the active markets on which the individual securities are traded. Brokerage account holdings include a variety of common stocks and mutual funds.
Common collective trusts are valued using the Net Asset Value (“NAV”) as a practical expedient and are not categorized in the fair value hierarchy. NAV is provided by the fund’s issuer and is based on the fair value of the underlying investments held by the fund less its liabilities. In the event the Plan were to initiate a full redemption of a common collective trust, the fund’s issuer reserves the right to temporarily delay withdrawal from the common collective trust in order to ensure that securities liquidations will be carried out in an orderly business manner. The common collective trusts have no unfunded commitments, other redemption restrictions, or redemption notice periods. The underlying portfolios of the common collective trusts are comprised of a mix of stocks, bonds, commodities, and cash.
One of the common collective trusts, the State Street Government Short Term Investment Fund (“SSBK Govt STIF Fund”), does not file as a direct filing entity with the Department of Labor. The investment strategy of this fund is to provide safety of principal, daily liquidity, and a competitive yield over the long term. The SSBK Govt STIF Fund invests primarily in repurchase agreements and U.S. Treasury obligations.

Financial Instruments Measured at Fair Value

December 31, 2025	Level 1	Level 2	Total

Mutual funds	$0	$0	$0
Microsoft Common Stock	5,142,641,059	0	5,142,641,059
Separately managed accounts:
Publicly-traded stock	7,574,312,971	0	7,574,312,971
Mutual funds	0	1,791,245,275	1,791,245,275
Other	0	32,187,689	32,187,689
Brokerage accounts	6,477,323,163	125,065,084	6,602,388,247

Total	$19,194,277,193	$1,948,498,048	21,142,775,241
Common collective trusts measured at NAV			53,174,958,031
Separately managed accounts:
Common collective trusts measured at NAV			1,315,532,151

Total Investments at Fair Value			$75,633,265,423

December 31, 2024	Level 1	Level 2	Total

Mutual funds	$9,181,148,993	$0	$9,181,148,993
Microsoft Common Stock	5,063,721,519	0	5,063,721,519
Separately managed accounts:
Publicly-traded stock	5,581,875,657	0	5,581,875,657
Mutual funds	0	1,518,134,041	1,518,134,041
Other	0	49,048,486	49,048,486
Brokerage accounts	4,977,729,263	109,333,085	5,087,062,348

Total	$24,804,475,432	$1,676,515,612	26,480,991,044

Common collective trusts measured at NAV			38,419,549,176

Separately managed accounts:
Common collective trusts measured at NAV			457,280,957

Total Investments at Fair Value			$65,357,821,177

NOTE 3 — FULLY BENEFIT-RESPONSIVE INVESTMENT CONTRACTS
The Plan offers participants a stable value investment option (the “Stable Value Account”) that invests a small portion in a money market fund and the remainder in synthetic guaranteed investment contracts (“GICs”). The money market portion is reported at fair value. The synthetic GICs meet the fully benefit-responsive investment contract criteria and therefore are reported at contract value, which is the amount that participants would receive if permitted transactions under the terms of the Plan were initiated for withdrawals. Generally, contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.
Synthetic GICs pair Plan-owned fixed income investments with an insurance-like feature known as a “wrap contract” issued by a bank or life insurance company. The crediting interest rate of each wrap contract is determined by a formula agreed upon with the synthetic GIC issuers and is guaranteed to not fall below zero percent. The crediting rate of each synthetic GIC resets every month based on the performance of the underlying investment portfolio. To the extent that the Stable Value Account has unrealized gains and losses, the interest crediting rate may differ from then-current market rates.
Certain events might limit the ability of the Plan to transact at contract value with the synthetic GIC issuer, which could result in a lower or negative return for the Stable Value Account notwithstanding the guaranteed crediting interest rate noted above. These events could be different under each synthetic GIC. Such events include layoffs, divestitures, voluntary or involuntary reductions in workforce, Plan termination or merger, or other events that are outside the normal operation of the Plan that causes a withdrawal from a synthetic GIC.

The Plan’s ability to receive payment under fully benefit-responsive investment contracts depends on each issuer’s financial stability, which may be influenced by future economic and regulatory developments.
In addition, certain events allow the issuer to terminate the synthetic GIC with the Plan and settle at an amount different from contract value. Those events could be different under each synthetic GIC. Such events include a change in qualification status of a participant, an employer, or the Plan; a breach of material obligations under the synthetic GIC and misrepresentation by the contract holder; or failure of the underlying portfolio to conform to the pre-established investment guidelines. Plan management does not believe that the occurrence of any events that might limit the Plan’s ability to transact at contract value with the synthetic GIC issuer, or allow the issuer to terminate the synthetic GIC, is probable.
NOTE 4 — DERIVATIVES
Investment managers acting under the Plan use derivative instruments to manage risks related to foreign currencies and interest rates, to enhance investment returns for the Plan, and to facilitate Plan portfolio diversification. The Plan’s derivatives consisted of over-the-counter foreign exchange forward contracts and exchange-traded futures contracts, as well as put and call options, for which no hedge accounting treatment is applied. The related notional amounts, gross fair values, and amounts recognized in earnings were immaterial as of December 31, 2025 and 2024 and for the year ended December 31, 2025. These derivative instruments are primarily a component of the “Other” caption of separately managed accounts in Note 2 – Fair Value Measurements.
NOTE 5 — PARTICIPANT LOANS
Participant loans are available in $100 increments ranging from $1,000 to $50,000. The maximum loan amount is the lesser of (a) 50 percent of the vested account balance, reduced by the current outstanding balance of all other loans from the Plan; or (b) $50,000, reduced by: (1) the current outstanding balance of all other loans from the Plan, and (2) the excess (if any) of all Plan loans during the previous 12 months over the current outstanding balance of Plan loans. When determining the maximum loan amount available under the Plan, outstanding loan balances under any subsidiary and affiliate Microsoft retirement plans are considered in conjunction with the Plan. Participants are limited to two loans – one Primary Residence Loan and one General Loan. The term of a Primary Residence Loan may not exceed 15 years (or 30 years for certain acquired legacy loans) or be less than 12 months. The term of a General Loan may not exceed five years (or 15 years for certain acquired legacy loans) or be less than 12 months.
The interest rate for participant loans is one percent plus the prime rate on corporate loans. The range of interest rates for outstanding Primary Residence Loans as of December 31, 2025 was 3.25 percent to 9.50 percent, maturing at various dates through
February 2044
. The range of interest rates for outstanding General Loans as of December 31, 2025 was 4.25 percent to 9.50 percent, maturing at various dates through
January 2031
.
Loan repayments are made through after-tax payroll deductions. Terminated employees generally have 60 days to elect to continue to make loan repayments or pay off the loan in full. Failure of the terminated employee to set up monthly electronic loan payments or pay off the loan in full during this 60-day window generally results in a default of the loan, which is taxable income to the participant, with a possible 10 percent early withdrawal penalty. Terminated employees who roll over their Plan account balance to an IRA, Roth IRA, or other employer plan during this 60-day window may avoid such taxable income and 10 percent early withdrawal penalty if they pay off the outstanding loan balance to the rollover recipient IRA custodian or employer plan by the due date (including extensions) for filing their federal income tax return for the year in which the rollover occurred.
NOTE 6 — TAX STATUS
The IRS has determined and informed the Plan, by a letter dated October 7, 2022, that the Plan is qualified as a tax-exempt plan under the appropriate sections of the IRC. The determination letter covered Plan amendments adopted from December 19, 2013 through December 15, 2021, and the trust agreement with Fidelity adopted on July 19, 2013. The Plan has been amended since the last date that was covered by the determination letter; however, the Plan Administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC. Therefore, the Plan is tax-exempt as of the financial statement date and no provision for income taxes has been recorded in the financial statements.

NOTE 7 — PARTY-IN-INTEREST TRANSACTIONS
Exempt Party-In-Interest Transactions
Plan investments include common collective trusts and fixed income instruments that are managed by affiliates of Fidelity; therefore, these transactions qualify as party-in-interest transactions. Fees paid for investment management services were included as a reduction of the return earned on each fund.
The Stable Value Account is managed by Invesco Advisers, Inc. (“Invesco”) and its affiliate Invesco Trust Company (“ITC”). A portion of the Stable Value Account is invested in the Invesco Short Term Investment Fund (“Invesco STIF”). Accordingly, transactions involving the Invesco STIF constitute party-in-interest transactions. Fees paid for investment management services were included as a reduction of the return earned on the fund, with no incremental management fee on the Invesco STIF allocation. These transactions involving the Invesco STIF are permitted under the Plan, conducted in accordance with applicable ERISA provisions, and exempt party-in-interest transactions under ERISA.
Transactions in Microsoft Common Stock also qualify as party-in-interest transactions. As of December 31, 2025 and 2024, the Plan held 10,633,640 shares of Microsoft Common Stock valued at $5,142,641,059 and 12,013,574 shares of Microsoft Common Stock valued at $5,063,721,519, respectively. During the year ended December 31, 2025, the Plan recorded Microsoft Common Stock dividend income of $38,458,044.
Participant loans, which are secured by the vested balances in the participants’ accounts, also qualify as party-in-interest transactions.
Nonexempt Party-In-Interest Transactions
There was one instance in 2025 when the Plan, due to administrative errors, remitted some participants’ contributions to Fidelity later than required under Department of Labor Regulation Sec. 2510.3-102. The late remittance was promptly discovered, funded, and self-corrected, and was timely reported on IRS Form 5330, with payment of applicable excise taxes. The impacted participant accounts were credited by an amount representing investment income that would have been earned had the participant contributions been remitted on a timely basis. The aggregate amount of late contributions in 2025 totaled $46,597, all of which was remediated in 2026, resulting in credits to participant accounts of $27 in 2026.
NOTE 8 — RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements to net assets per the Form 5500:

December 31,	2025	2024

Net assets available for benefits per the financial statements	$77,820,483,784	$65,627,337,124
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	2,871,823	0
Benefits payable	(9,785,264)	(3,303,297)

Net assets per the Form 5500	$77,813,570,343	$65,624,033,827

The following is a reconciliation of net increase in net assets available for benefits per the financial statements to the Form 5500:

Year Ended December 31,	2025

Net increase in net assets available for benefits per the financial statements	$12,193,146,660
Increase in benefits payable at year end	(6,481,967)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts at end of the year	2,871,823

Net income per the Form 5500	$12,189,536,516

Benefits payable are recorded on the Form 5500 for payments to participants who requested and were approved payment by December 31, but had not been paid as of that date.

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
BROKERAGE ACCOUNTS

BrokerageLink *	Participant-directed accounts		$6,602,388,247

COMMON COLLECTIVE TRUSTS

BlackRock LifePath Index 2030 Unitized Account M	Common collective trust		2,240,714,500
BlackRock LifePath Index 2035 Unitized Account M	Common collective trust		935,221,815
BlackRock LifePath Index 2040 Unitized Account M	Common collective trust		5,057,011,406
BlackRock LifePath Index 2045 Unitized Account M	Common collective trust		1,581,522,231
BlackRock LifePath Index 2050 Unitized Account M	Common collective trust		6,421,924,384
BlackRock LifePath Index 2055 Unitized Account M	Common collective trust		2,159,399,055
BlackRock LifePath Index 2060 Unitized Account M	Common collective trust		2,762,671,335
BlackRock LifePath Index 2065 Unitized Account M	Common collective trust		740,739,474
BlackRock LifePath Index 2070 Unitized Account M	Common collective trust		31,088,729
BlackRock LifePath Index Retirement Unitized Account M	Common collective trust		813,348,500
BlackRock Short-term Investment Fund	Common collective trust		1,104,316
Fidelity Contrafund Pool Class S **	Common collective trust		4,441,579,663
Fidelity Growth Company Pool Class S **	Common collective trust		8,249,634,806
PIMCO Inflation Response MAM Class I	Common collective trust		185,073,779
Vanguard Russell 1000 Growth Index Trust	Common collective trust		4,788,882,589
Vanguard Russell 1000 Value Index Trust	Common collective trust		2,443,958,715
Vanguard S&P 500 Index Trust	Common collective trust		10,321,082,734

EMPLOYER STOCK

Microsoft Common Stock **	Equity		5,142,641,059

SEPARATELY MANAGED ACCOUNTS

SMID Cap Value Account
Equity
1 800 FLOWERS.COM INC CL A	Equity		62,758
8X8 INC	Equity		29,607
908 DEVICES INC	Equity		35,795
AAR CORP	Equity		950,926
ABERCROMBIE & FITCH CO CL A	Equity		175,211
ABM INDUSTRIES INC	Equity		780,054
ACACIA RESEARCH - ACACIA TECH	Equity		98,201
ACADEMY SPORTS & OUTDOORS INC	Equity		1,098,471
ACADIA HEALTHCARE CO INC	Equity		88,489

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ACCO BRANDS CORP	Equity		124,948
ACI WORLDWIDE INC	Equity		131,573
ACME UNITED CORP	Equity		31,039
ACNB CORPORATION	Equity		117,007
ADAPTHEALTH CORP	Equity		348,182
ADDUS HOMECARE CORP	Equity		560,791
ADDUS HOMECARE CORP	Equity		2,484,468
ADIENT PLC	Equity		433,510
ADT INC	Equity		1,339,886
ADT INC	Equity		3,801,737
ADTALEM GLOBAL EDUCATION INC	Equity		736,293
ADTALEM GLOBAL EDUCATION INC	Equity		5,020,468
ADVANCE AUTO PARTS INC	Equity		27,589
ADVANCED ENERGY INDUSTRIES INC	Equity		4,663,717
ADVANSIX INC	Equity		166,115
ADVANTAGE SOLUTIONS INC A	Equity		36,110
AEBI SCHMIDT HOLDING AG	Equity		126,614
AERSALE CORP	Equity		94,392
AFFILIATED MANAGERS GRP INC	Equity		558,687
AFFILIATED MANAGERS GRP INC	Equity		9,473,746
AGCO CORP	Equity		1,662,548
AIR LEASE CORP CL A	Equity		2,089,852
AKAMAI TECHNOLOGIES INC	Equity		2,349,904
ALAMO GROUP INC	Equity		666,780
ALASKA AIR GROUP INC	Equity		1,679,819
ALBANY INTERNATIONAL CORP CL A	Equity		249,038
ALBERTSONS COS INC CL A	Equity		1,895,808
ALCOA CORP	Equity		3,836,814
ALERUS FINANCIAL CORP	Equity		150,726
ALICO INC	Equity		50,568
ALIGHT INC CL A	Equity		294,450
ALIGN TECHNOLOGY INC	Equity		454,865
ALKERMES PLC	Equity		395,833
ALLEGIANT TRAVEL CO	Equity		467,535
ALLEGRO MICROSYSTEMS INC	Equity		3,041,878
ALLIENT INC	Equity		266,063
ALLOGENE THERAPEUTICS INC	Equity		28,997
ALLY FINANCIAL INC	Equity		3,822,657
ALPHA & OMEGA SEMICNDTR LTD	Equity		181,539

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ALPHA METALLURGICAL RESOURCES INC	Equity		838,896
ALPHA PRO TECH LTD	Equity		7,992
AMALGAMATED FINANCIAL CORP	Equity		290,288
AMC NETWORKS INC CL A	Equity		41,241
AMDOCS LTD	Equity		1,417,942
AMENTUM HOLDINGS INC	Equity		472,613
AMERANT BANCORP INC	Equity		47,721
AMERESCO INC-CL A	Equity		166,074
AMERICAN AXLE & MFG HLDGS INC	Equity		269,041
AMERICAN COASTAL INSURANCE CORP	Equity		79,897
AMERICAN EAGLE OUTFITTERS INC	Equity		1,714,261
AMERICAN FINL GROUP INC OHIO	Equity		745,043
AMERICAN HOMES 4 RENT	Equity		2,337,843
AMERICAN OUTDOOR BRANDS INC	Equity		39,972
AMERICAN PUBLIC EDUCATION INC	Equity		254,356
AMERICAN VANGUARD CORP	Equity		42,669
AMERICAN WELL CORP	Equity		6,339
AMERICAN WOODMARK	Equity		345,984
AMERICAS CAR MART INC	Equity		20,713
AMERIS BANCORP	Equity		1,576,752
AMES NATIONAL CORP	Equity		76,503
AMKOR TECHNOLOGY INC	Equity		2,857,523
AMNEAL PHARMACEUTICALS INC	Equity		39,161
AMPCO-PITTSBURG CORP	Equity		26,266
AMPHASTAR PHARMACEUTICALS INC	Equity		348,756
AMPLIFY ENERGY CORP NEW	Equity		61,617
AMREP CORP	Equity		17,371
AMTECH SYSTEMS INC	Equity		24,134
ANDERSONS INC	Equity		652,130
ANGI INC	Equity		185,584
ANIKA THERAPEUTICS INC	Equity		63,983
ANTERO RES CORP	Equity		1,613,417
ANYWHERE REAL ESTATE INC	Equity		489,596
APA CORP	Equity		2,498,613
APOGEE ENTERPRISES INC	Equity		279,155
APTARGROUP INC	Equity		1,096,542
APTIV PLC	Equity		28,077
ARAMARK	Equity		848,185
ARCBEST CORP	Equity		608,432

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ARCHROCK INC	Equity		805,215
ARCOSA INC	Equity		896,278
ARCOSA INC	Equity		4,698,706
ARDMORE SHIPPING CORP	Equity		166,729
ARKO CORP	Equity		104,770
ARQ INC	Equity		30,355
ARRAY DIGITAL INFRASTRUCTURE INC	Equity		832,987
ARROW ELECTRONICS INC	Equity		1,852,346
ARROW FINANCIAL CORP	Equity		163,280
ASBURY AUTOMOTIVE GROUP INC	Equity		1,284,263
ASCENT INDUSTRIES CO	Equity		25,596
ASGN INC	Equity		487,288
ASHLAND INC	Equity		889,907
ASPEN AEROGELS INC	Equity		27,680
ASSOCIATED BANC CORP	Equity		873,547
ASSURANT INC	Equity		893,313
ASSURED GUARANTY LTD	Equity		1,189,879
ASTEC INDUSTRIES INC	Equity		402,963
ASTRANA HEALTH INC	Equity		100,059
ASTRIA THERAPEUTICS INC	Equity		77,126
ASURE SOFTWARE INC	Equity		87,050
ATEA PHARMACEUTICALS INC	Equity		10,178
ATKORE INC	Equity		350,785
ATLANTIC UN BANKSHARES CORP	Equity		1,250,432
ATLANTICUS HOLDINGS CORP	Equity		271,750
ATLAS ENERGY SOLUTIONS INC	Equity		143,646
ATMOS ENERGY CORP	Equity		2,991,693
ATMUS FILTRATION TECHNOLOGIES INC	Equity		2,445,999
ATN INTERNATIONAL INC	Equity		125,674
AUTOLIV INC	Equity		273,129
AUTONATION INC	Equity		1,700,363
AVANOS MEDICAL INC	Equity		153,683
AVANTOR INC	Equity		1,023,917
AVANTOR INC	Equity		1,464,611
AVERY DENNISON CORP	Equity		3,148,525
AVIAT NETWORKS INC	Equity		71,195
AVIENT CORP	Equity		807,523
AVNET INC	Equity		1,449,179
AXALTA COATING SYSTEMS LTD	Equity		2,152,686

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
AXALTA COATING SYSTEMS LTD	Equity		3,975,713
AXCELIS TECHNOLOGIES INC	Equity		236,200
AXIS CAPITAL HOLDINGS LTD	Equity		2,014,256
AXOS FINANCIAL INC	Equity		1,322,814
AZENTA INC	Equity		119,403
AZZ INC	Equity		711,997
BALL CORP	Equity		4,002,996
BANC OF CALIFORNIA INC	Equity		593,303
BANCFIRST CORP	Equity		36,471
BANDWIDTH INC	Equity		132,777
BANK FIRST CORP	Equity		59,448
BANK HAWAII CORP	Equity		185,898
BANK MARIN BANCORP	Equity		136,500
BANK OF NT BUTTERFIELD&SON LTD	Equity		424,865
BANK OZK	Equity		1,677,521
BANK7 CORP	Equity		37,046
BANKFINANCIAL CORP	Equity		34,860
BANKUNITED INC	Equity		1,009,466
BANKWELL FINANCIAL GROUP INC	Equity		100,300
BANNER CORP	Equity		676,289
BAR HARBOR BANKSHARES	Equity		189,157
BARNES & NOBLE EDUCATION INC	Equity		13,206
BASSETT FURNITURE INDS INC	Equity		76,945
BAYCOM CORP	Equity		127,714
BCB BANCORP INC	Equity		58,556
BEACON FINANCIAL CORP	Equity		745,454
BEAZER HOMES USA INC	Equity		156,424
BELLRING BRANDS INC	Equity		104,942
BENCHMARK ELECTRONICS INC	Equity		569,178
BIGLARI HLDGS INC CL A	Equity		27,841
BIGLARI HLDGS INC CL B	Equity		201,785
BIO RAD LABS CL A	Equity		1,671,899
BIO RAD LABS CL A	Equity		5,041,451
BIOMARIN PHARMACEUTICAL INC	Equity		324,963
BIONTECH SE ADR	Equity		17,326
BIRKENSTOCK HOLDING LTD	Equity		868,348
BJ’S RESTAURANTS INC	Equity		327,847
BLACK DIAMOND THERAPEUTICS INC	Equity		31,218
BLUE FOUNDRY BANCORP	Equity		37,862

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
BLUE RIDGE BANKSHARES INC	Equity		25,624
BLUELINX HOLDINGS INC	Equity		219,121
BOISE CASCADE CO	Equity		932,144
BOK FINANCIAL COMMON NEW	Equity		1,995,814
BOK FINANCIAL COMMON NEW	Equity		4,351,983
BORGWARNER INC	Equity		2,518,313
BORGWARNER INC	Equity		4,230,503
BOSTON BEER COMPANY CL A	Equity		330,160
BOSTON OMAHA CORP	Equity		126,582
BOWMAN CONSULTING GROUP LTD	Equity		95,692
BOYD GAMING CORP	Equity		6,323,700
BRADY CORPORATION CL A	Equity		583,857
BREAD FINANCIAL HOLDINGS	Equity		1,189,884
BRIDGEWATER BANCSHARES INC	Equity		152,739
BRIGHTHOUSE FINANCIAL INC	Equity		1,266,774
BRIGHTSPRING HEALTH SERVICES INC	Equity		209,083
BRIGHTVIEW HOLDINGS INC	Equity		333,512
BRISTOW GROUP INC	Equity		327,310
BROADWIND INC	Equity		18,579
BROWN FORMAN CORP CL A	Equity		14,628
BROWN FORMAN CORP NON VTG CL B	Equity		70,831
BRUNSWICK CORP	Equity		1,183,608
BRUNSWICK CORP	Equity		1,908,413
BUILDERS FIRSTSOURCE	Equity		2,167,275
BUMBLE INC CL A	Equity		109,185
BUNGE GLOBAL SA	Equity		209,783
BURKE & HERBERT FINANCIAL SERVICES CORP	Equity		98,699
BUSINESS FIRST BANCSHARES INC	Equity		204,101
BUZZFEED INC	Equity		4,683
BWX TECHNOLOGIES INC	Equity		4,762,779
BYLINE BANCORP INC	Equity		384,255
C & F FINANCIAL CORP	Equity		77,163
C T S CORP	Equity		360,622
CABLE ONE INC	Equity		153,589
CABOT CORP	Equity		336,769
CACI INTERNATIONAL INC	Equity		893,522
CACTUS INC CL A	Equity		313,776
CADELER A/S-SPON ADR	Equity		1,989
CADENCE BANK	Equity		2,287,956

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
CADENCE BANK	Equity		2,155,794
CAESARS ENTERTAINMENT INC	Equity		792,289
CALAVO GROWERS INC	Equity		114,514
CALEDONIA MINING CORP	Equity		69,246
CALERES INC	Equity		129,452
CALIFORNIA BANCORP	Equity		48,318
CALIFORNIA RES CORP	Equity		1,194,651
CAL-MAINE FOODS INC	Equity		1,012,130
CAMDEN NATIONAL CORP	Equity		231,215
CAPITAL BANCORP INC/MD	Equity		96,482
CAPITAL CITY BANK GROUP INC	Equity		277,173
CAPITOL FED FINL (2ND STEP CV)	Equity		282,710
CARDLYTICS INC	Equity		2,698
CAREDX INC	Equity		92,410
CARIBOU BIOSCIENCES INC	Equity		26,702
CARLISLE COS INC	Equity		3,334,221
CARLYLE GROUP INC (THE)	Equity		7,726,682
CARMAX INC	Equity		690,999
CARRIAGE SERVICES INC	Equity		113,364
CARS.COM INC	Equity		242,963
CARTER BANKSHARES INC	Equity		146,467
CARTERS INC	Equity		344,893
CASELLA WASTE SYS INC CL A	Equity		4,405,439
CASTLE BIOSCIENCES INC	Equity		333,568
CATALYST PHARMACEUTICALS INC	Equity		49,551
CATHAY GENERAL BANCORP	Equity		1,069,032
CATO CORP CL A	Equity		25,684
CELANESE CORP	Equity		27,397
CENTERSPACE	Equity		2,691,485
CENTRAL GARDEN & PET CO	Equity		138,792
CENTRAL GARDEN & PET CO CL A	Equity		465,435
CENTRAL PACIFIC FINANCIAL CORP	Equity		256,509
CENTURY COMMUNITIES INC	Equity		643,948
CERENCE INC	Equity		43,284
CERTARA INC	Equity		370,029
CF BANKSHARES INC	Equity		10,180
CF INDUSTRIES HOLDINGS INC	Equity		3,249,749
CHAMPION HOMES INC	Equity		528,463
CHARLES RIVER LABS INTL INC	Equity		1,765,996

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
CHARLES RIVER LABS INTL INC	Equity		5,106,887
CHART INDUSTRIES INC	Equity		790,686
CHEGG INC	Equity		21,373
CHEMUNG FINANCIAL CORP	Equity		79,850
CHOICEONE FINANCIAL SERVIC INC	Equity		14,937
CHORD ENERGY CORP	Equity		625,818
CIPHER MINING INC	Equity		32,989
CIRRUS LOGIC INC	Equity		706,734
CITI TRENDS INC	Equity		101,780
CITIZENS & NORTHERN CORP	Equity		119,185
CITY HOLDING CO	Equity		76,526
CIVEO CORP	Equity		95,071
CIVISTA BANCSHARES INC	Equity		116,833
CIVITAS RESOURCES INC	Equity		633,662
CLARIVATE PLC	Equity		540,940
CLARUS CORP	Equity		12,496
CLEAN ENERGY FUELS CORP	Equity		80,980
CLEAN HARBORS INC	Equity		4,101,993
CLEANSPARK INC	Equity		268,706
CLEARWATER PAPER CORP	Equity		117,502
CNB FINANCIAL CORP PA	Equity		192,664
CNH INDUSTRIAL NV	Equity		2,533,610
CNO FINANCIAL GROUP INC	Equity		1,042,851
CNX RESOURCES CORP	Equity		1,946,567
COEUR MINING INC	Equity		145,760
COHU INC	Equity		107,647
COLONY BANKCORP INC	Equity		98,705
COLUMBIA BANKING SYSTEMS INC	Equity		2,088,787
COLUMBIA BANKING SYSTEMS INC	Equity		4,959,029
COLUMBIA FINANCIAL INC	Equity		91,049
COLUMBIA SPORTSWEAR CO	Equity		491,182
COLUMBUS MCKINNON CORP NY	Equity		148,574
COMERICA INC	Equity		3,112,007
COMMERCE BANCSHARES INC	Equity		737,628
COMMERCIAL METALS CO	Equity		2,305,164
COMMERCIAL VEHICLE GROUP INC	Equity		5,135
COMMUNITY FINANCIAL SYSTEM INC	Equity		674,173
COMMUNITY HEALTH SYS INC NEW	Equity		15,463
COMMUNITY TRUST BANCORP INC	Equity		375,725

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
COMMUNITY WEST BANCSHARES	Equity		107,933
COMSTOCK RESOURCES INC	Equity		1,304,315
COMTECH TELECOMMUNICATIONS NEW	Equity		57,719
CONAGRA BRANDS INC	Equity		2,052,949
CONCENTRIX CORP	Equity		684,199
CONCRETE PUMPING HOLDINGS INC	Equity		100,583
CONDUENT INC	Equity		99,999
CONMED CORP	Equity		174,580
CONMED CORP	Equity		1,782,746
CONNECTONE BANCORP INC	Equity		404,496
CONSUMER PORTFOLIO SVCS INC	Equity		84,922
COOPER COMPANIES INC	Equity		877,792
COOPER STANDARD HOLDING INC	Equity		103,874
COPA HOLDINGS SA CL A	Equity		830,520
CORE & MAIN INC	Equity		3,469,517
CORE LABORATORIES INC	Equity		149,335
CORE LABORATORIES INC	Equity		2,045,284
CORE MOLDING TECH INC	Equity		22,376
CORE NATURAL RESOURCES INC	Equity		569,119
CORSAIR GAMING INC	Equity		45,043
COSTAMARE BULKERS HOLDINGS LTD	Equity		90,981
COSTAMARE INC	Equity		636,069
COTY INC CL A	Equity		45,846
COVENANT LOGISTICS GROUP INC	Equity		153,883
CRACKER BARREL OLD CTRY ST INC	Equity		122,580
CRANE NXT CO	Equity		399,201
CRANE NXT CO	Equity		2,151,099
CRESCENT ENERGY INC A	Equity		641,525
CREXENDO INC	Equity		40,560
CRICUT INC	Equity		24,592
CROCS INC	Equity		661,155
CROSS COUNTRY HEALTHCARE INC	Equity		99,444
CULLEN FROST BANKERS INC	Equity		723,817
CULLINAN ONCOLOGY INC	Equity		35,915
CULP INC	Equity		9,167
CURTISS WRIGHT CORPORATION	Equity		2,566,162
CUSHMAN & WAKEFIELD LTD	Equity		1,123,295
CUSTOM TRUCK ONE SOURCE INC A	Equity		189,020
CUSTOMERS BANCORP INC	Equity		767,833

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
CVB FINANCIAL CORP	Equity		679,681
DAILY JOURNAL CORP	Equity		41,422
DAKTRONICS INC	Equity		288,444
DANA INC	Equity		1,086,877
DARLING INGREDIENTS INC	Equity		1,617,948
DEFINITIVE HEALTHCARE CORP	Equity		31,860
DELUXE CORP	Equity		320,168
DESIGNER BRANDS INC	Equity		109,912
DESTINATION XL GROUP INC	Equity		16,628
DHI GROUP INC	Equity		18,687
DHT HOLDINGS INC	Equity		644,175
DIAMOND HILL INVEST GRP INC	Equity		60,512
DIEBOLD NIXDORF INC	Equity		364,841
DIGI INTERNATIONAL INC	Equity		493,982
DIGITAL TURBINE INC	Equity		30,605
DIGITALBRIDGE GROUP INC	Equity		384,022
DILLARDS INC CL A	Equity		-
DIME COMMUNITY BANCSHARES INC	Equity		351,812
DIODES INC	Equity		479,683
DISTRIBUTION SOLUTIONS GROUP INC	Equity		115,175
DLH HOLDINGS CORP	Equity		13,972
DMC GLOBAL INC	Equity		34,166
DNOW INC	Equity		743,471
DOCGO INC	Equity		21,550
DOLBY LABORATORIES INC CL A	Equity		137,238
DOLE PLC	Equity		367,375
DONEGAL GROUP INC CL A	Equity		238,202
DORIAN LPG LTD	Equity		378,560
DORMAN PRODUCTS INC	Equity		751,336
DOUBLEVERIFY HOLDINGS INC	Equity		235,687
DOUGLAS DYNAMICS INC	Equity		148,329
DREAM FINDERS HOMES INC	Equity		77,241
DT MIDSTREAM INC	Equity		1,574,989
DUCOMMUN INC	Equity		276,923
DXC TECHNOLOGY CO	Equity		768,466
DXP ENTERPRISES INC	Equity		463,533
EAGLE BANCORP INC MD	Equity		87,822
EAGLE BANCORP MONTANA INC	Equity		26,129
EAGLE FINANCIAL SERVICES INC	Equity		14,406

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
EAST WEST BANCORP INC	Equity		588,474
EASTERN BANKSHARES INC	Equity		452,586
EASTERN CO	Equity		33,532
EASTGROUP PPTYS INC	Equity		2,480,600
EASTMAN CHEMICAL CO	Equity		1,539,643
ECHOSTAR CORP CL A	Equity		208,052
ECOVYST INC	Equity		370,567
EDGEWELL PERSONAL CARE CO	Equity		294,095
EGAIN CORP	Equity		37,188
EHEALTH INC	Equity		41,671
EL POLLO LOCO HLDGS INC	Equity		135,844
ELANCO ANIMAL HEALTH INC	Equity		3,136,405
ELEMENT SOLUTIONS INC	Equity		1,148,515
ELEMENT SOLUTIONS INC	Equity		3,711,365
EMERGENT BIOSOL	Equity		174,820
EMPLOYERS HOLDINGS INC	Equity		412,403
ENACT HOLDINGS INC	Equity		530,899
ENCOMPASS HEALTH CORP	Equity		3,600,163
ENCORE CAP GROUP INC	Equity		49,241
ENERGY SERVICES ACQ	Equity		28,195
ENERSYS INC	Equity		1,246,935
ENHABIT HOME HEALTH & HOSPICE	Equity		78,969
ENNIS INC	Equity		184,152
ENOVA INTL INC	Equity		1,110,618
ENOVIS CORP	Equity		465,028
ENPRO INC	Equity		873,222
ENTERPRISE FINL SVCS CORP	Equity		605,502
ENTRADA THERAPEUTICS INC	Equity		44,266
ENTRAVISION COMMUN CRP CL A	Equity		31,752
ENVIRI CORP	Equity		182,945
ENVISTA HOLDINGS CORP	Equity		720,381
ENVISTA HOLDINGS CORP	Equity		5,628,100
EPAM SYSTEMS INC	Equity		403,818
EPLUS INC	Equity		707,301
EPSILON ENERGY LTD	Equity		25,859
EQUITY BANCSHARES INC	Equity		243,700
ESCALADE	Equity		71,389
ESPEY MFG.&ELECTRIC	Equity		43,501
ESSENT GROUP LTD	Equity		1,819,045

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ETHAN ALLEN INTERIORS INC	Equity		245,028
EVEREST GROUP LTD	Equity		313,899
EVOLENT HEALTH INC A	Equity		26,880
EVOLUTION PETROLEUM CORP	Equity		35,995
EXLSERVICE HOLDINGS INC	Equity		4,090,792
EXPRO GROUP HOLDINGS NV	Equity		359,729
EZCORP INC CL A NON VTG	Equity		378,632
F&G ANNUITIES & LIFE INC	Equity		58,646
FARMER BROTHERS CO	Equity		7,861
FARMERS & MERCHANTS BANCO/OH	Equity		78,041
FARMERS NATL BANC CORP	Equity		147,586
FATE THERAPEUTICS INC	Equity		17,955
FB FINANCIAL CORP	Equity		539,698
FEDERAL AGRI MTG NON VTG CL C	Equity		447,352
FEDERAL SIGNAL CORP	Equity		2,675,332
FERROGLOBE PLC	Equity		52,469
FINANCIAL INSTITUTIONS INC	Equity		197,057
FIRST ADVANTAGE CORP	Equity		142,903
FIRST AMERICAN FINANCIAL CORP	Equity		1,704,714
FIRST AMERICAN FINANCIAL CORP	Equity		4,827,894
FIRST BANCORP INC ME	Equity		104,438
FIRST BANCORP NC	Equity		588,808
FIRST BANCORP PUERTO RICO	Equity		1,026,094
FIRST BANK/HAMILTON NJ	Equity		108,208
FIRST BUSEY CORP	Equity		442,898
FIRST BUSINESS FIN SVCS INC	Equity		155,135
FIRST COMMONWEALTH FINL CORP	Equity		573,712
FIRST COMMUNITY BANKSHARES INC	Equity		217,289
FIRST COMMUNITY CORP SC	Equity		58,707
FIRST FINANCIAL BANCORP	Equity		785,653
FIRST FINANCIAL CORPORATION	Equity		252,072
FIRST FINL BANKSHARES INC	Equity		102,872
FIRST FOUNDATION INC/OLD	Equity		75,651
FIRST HAWAIIAN INC	Equity		923,577
FIRST HORIZON CORP	Equity		3,414,330
FIRST INTERNET BANCORP	Equity		74,840
FIRST INTST BANCSYST INC CL A	Equity		970,219
FIRST MERCHANTS CORP	Equity		665,682
FIRST MID BANCSHARES INC	Equity		262,587

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
FIRST NORTHWEST BANCORP	Equity		8,161
FIRST SOURCE CORP	Equity		441,367
FIRST UNITED CORP	Equity		65,483
FIRST VIRGINIA COMMUNITY BANK	Equity		24,148
FIRST WATCH RESTAURANT GROUP INC	Equity		228,206
FIRST WESTERN FINANCIAL INC	Equity		69,063
FIRSTCASH HOLDINGS INC	Equity		11,635
FIRSTSUN CAPITAL BANCORP	Equity		100,598
FIVE STAR BANCORP	Equity		64,726
FLEXIBLE SOLUTIONS INTL INC	Equity		16,012
FLEXSTEEL IND	Equity		82,732
FLOOR & DECOR HOLDINGS INC	Equity		843,387
FLOWERS FOODS INC	Equity		279,224
FLOWSERVE CORP	Equity		494,055
FLOWSERVE CORP	Equity		4,532,595
FLUSHING FINANCIAL CORP	Equity		55,719
FLYWIRE CORP	Equity		36,420
FNB CORP PA	Equity		1,792,439
FONAR CORP	Equity		28,174
FORESTAR GROUP INC	Equity		368,366
FORRESTER RESEARCH INC	Equity		26,163
FORTITUDE GOLD CORP	Equity		9,222
FORTUNE BRANDS INNOVATIONS INC	Equity		1,772,809
FORUM ENERGY TECHNOLOGIES INC	Equity		113,584
FOSTER L B CO CL A	Equity		99,365
FOX FACTORY HOLDING CORP	Equity		38,018
FRANKLIN RESOURCES INC	Equity		2,556,923
FRESH DEL MONTE PRODUCE INC	Equity		594,807
FRESHPET INC	Equity		13,161
FRIEDMAN INDS INC	Equity		41,041
FRONTIER COMMUNICATIONS PARENT INC	Equity		1,915,111
FRP HOLDINGS INC	Equity		157,798
FS BANCORP INC	Equity		112,229
FTAI INFRASTRUCTURE INC	Equity		39,651
FTI CONSULTING INC	Equity		682,637
FULCRUM THERAPEUTICS INC	Equity		50,974
FULGENT GENETICS INC	Equity		124,966
FULLER H B CO	Equity		681,471
FULLER H B CO	Equity		2,186,463

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
FULTON FINANCIAL CORP	Equity		1,105,096
FUNKO INC A	Equity		39,457
FUTUREFUEL CORP	Equity		25,070
GAIA INC CL A	Equity		8,923
GAMBLING.COM GROUP LTD	Equity		27,677
GAP INC	Equity		2,435,533
GATES INDUSTRIAL CORP PLC	Equity		731,268
GATX CORP	Equity		865,978
GCI LIBERTY INC. - CL C	Equity		324,434
GCI LIBERTY INC. A	Equity		38,382
GCM GROSVENOR INC - CLASS A	Equity		2,633,089
GENCO SHIPPING & TRADING LTD	Equity		283,214
GENCOR INDUSTRIES INC	Equity		44,906
GENERAC HOLDINGS INC	Equity		474,022
GENERAC HOLDINGS INC	Equity		3,930,047
GENESCO INC	Equity		103,811
GENIE ENERGY LTD B	Equity		28,221
GENPACT LTD	Equity		1,125,667
GENTEX CORP	Equity		604,555
GENTEX CORP	Equity		3,338,687
GENTHERM INC	Equity		275,103
GENWORTH FINANCIAL INC	Equity		1,147,352
GEOSPACE TECHNOLOGIES CORP	Equity		66,676
GERMAN AMERICAN BANCORP INC	Equity		236,490
GIBRALTAR INDUSTRIES INC	Equity		437,050
G-III APPAREL GROUP LTD	Equity		453,919
GLACIER BANCORP INC	Equity		190,913
GLOBAL BUSINESS TRAVEL GROUP INC	Equity		81,036
GLOBAL INDUSTRIAL CO	Equity		50,492
GLOBANT SA	Equity		11,832
GLOBE LIFE INC	Equity		2,031,467
GLOBUS MEDICAL INC	Equity		831,628
GOHEALTH INC	Equity		1,662
GOLD.COM INC	Equity		266,441
GOLDEN ENTERTAINMENT INC	Equity		125,917
GOODRX HOLDINGS INC	Equity		46,504
GOODYEAR TIRE & RUBBER CO	Equity		756,330
GOPRO INC A	Equity		33,723
GORMAN-RUPP CO	Equity		316,965

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
GRAHAM HOLDINGS CO	Equity		860,204
GRANITE RIDGE RESOURCES INC	Equity		169,628
GRAPHIC PACKAGING HOLDING CO	Equity		1,449,179
GRAY MEDIA INC	Equity		155,509
GREAT LAKES DREDGE & DOCK CORP	Equity		310,222
GREAT SOUTHERN BANCORP INC	Equity		266,986
GREEN BRICK PARTNERS INC	Equity		592,701
GREEN DOT CORP CLASS-A	Equity		202,052
GREEN PLAINS INC	Equity		91,454
GREENBRIER COMPANIES INC	Equity		521,011
GREENLIGHT CAPITAL RE LTD A	Equity		149,620
GREIF INC CL A	Equity		531,107
GREIF INC CL B	Equity		284,644
GRID DYNAMICS HOLDINGS INC	Equity		65,242
GROCERY OUTLET HOLDING CORP	Equity		290,648
GROUP 1 AUTOMOTIVE INC	Equity		1,250,301
GROWGENERATION CORP	Equity		15,635
GUESS INC	Equity		322,873
GULF ISLAND FABRICATION INC	Equity		22,659
GULFPORT ENERGY CORP	Equity		435,531
GXO LOGISTICS INC	Equity		746,646
HAIN CELESTIAL GROUP INC	Equity		22,905
HAMILTON BEACH BRANDS HOLDING CO CLASS A	Equity		41,421
HAMILTON INSURANCE GROUP LTD	Equity		226,994
HANCOCK WHITNEY CORP	Equity		1,626,706
HANMI FINANCIAL CORPORATION	Equity		276,084
HANOVER INSURANCE GROUP INC	Equity		553,428
HANOVER INSURANCE GROUP INC	Equity		3,809,658
HARLEY-DAVIDSON INC	Equity		711,700
HARMONIC INC	Equity		118,947
HARMONY BIOSCIENCES HOLDINGS INC	Equity		266,655
HAVERTY FURNITURE COS INC	Equity		149,551
HAYWARD HOLDINGS INC	Equity		650,692
HBT FINANCIAL INC	Equity		99,962
HEALTH CATALYST INC	Equity		38,240
HEALTHCARE SERVICES GROUP INC	Equity		314,505
HEALTHSTREAM INC	Equity		206,338
HEARTLAND EXPRESS INC	Equity		222,066
HECLA MINING CO	Equity		2,529,165

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
HELEN OF TROY LTD	Equity		124,440
HELIOS TECHNOLOGIES INC	Equity		469,000
HELIX ENERGY SOL GRP INC	Equity		319,927
HELMERICH & PAYNE INC	Equity		871,643
HENRY SCHEIN INC	Equity		796,160
HERC HOLDINGS INC	Equity		696,051
HERITAGE COMMERCE CORP	Equity		254,888
HERITAGE FINANCIAL CORP WASH	Equity		253,930
HERITAGE INSURANCE HOLDINGS INC	Equity		264,481
HEXCEL CORPORATION	Equity		96,735
HF SINCLAIR CORP	Equity		2,332,293
HILLENBRAND INC	Equity		16,209
HILLMAN SOLUTIONS CORP	Equity		435,494
HILLTOP HLDGS I	Equity		525,866
HILTON GRAND VACATIONS INC	Equity		958,769
HINGHAM INSTITUTION FOR SAVING	Equity		172,932
HNI CORP	Equity		645,650
HOLLEY INC	Equity		40,870
HOME BANCORP INC	Equity		173,342
HOME BANCSHARES INC	Equity		783,896
HOMETRUST BANCSHARES INC	Equity		219,466
HONEST CO INC (THE)	Equity		12,905
HOOKER FURNISHINGS CORP	Equity		3,805
HOPE BANCORP INC	Equity		403,175
HORACE MANN EDUCATORS CORP	Equity		602,372
HORIZON BANCORP INC INDIANA	Equity		225,517
HORMEL FOODS CORP	Equity		1,188,223
HOVNANIAN ENTERPRISES INC CL A	Equity		152,650
HOWARD HUGHES HOLDINGS INC	Equity		1,190,089
HUB GROUP INC CL A	Equity		759,268
HUDSON TECHNOLOGIES INC	Equity		95,996
HUNTINGTON INGALLS INDUSTRIES INC	Equity		857,657
HUNTSMAN CORP	Equity		297,970
HURCO INC	Equity		17,922
HYSTER-YALE INC	Equity		126,119
IBEX LTD	Equity		94,266
ICF INTERNATIONAL INC	Equity		361,075
ICF INTERNATIONAL INC	Equity		2,543,817
ICHOR HOLDINGS LTD	Equity		174,256

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ICON PLC	Equity		949,366
ICU MEDICAL INC	Equity		644,012
IDEX CORPORATION	Equity		686,848
INDEPENDENT BANK CORP	Equity		243,845
INDEPENDENT BANK CORP MASS	Equity		756,086
INFORMATION SVCS GROUP INC	Equity		75,331
INFUSYSTEM HOLDINGS INC	Equity		33,781
INGLES MARKETS INC-CL A	Equity		378,465
INGREDION INC	Equity		1,918,414
INNOSPEC INC	Equity		535,933
INNOVEX INTERNATIONAL INC	Equity		267,754
INNOVIVA INC	Equity		497,191
INOGEN INC	Equity		30,475
INOTIV INC	Equity		1,572
INSIGHT ENTERPRISES INC	Equity		225,265
INSTEEL INDUSTRIES INC	Equity		215,134
INSTIL BIO INC	Equity		17,908
INTEGER HOLDINGS CORP	Equity		568,382
INTEGER HOLDINGS CORP	Equity		1,707,735
INTEGRA LIFESCIENCES HLDS CORP	Equity		166,204
INTERFACE INC	Equity		398,670
INTERNATIONAL BANCSHARES CORP	Equity		1,228,808
INTERNATIONAL MONEY EXPRESS INC	Equity		38,508
INTERNATIONAL SEAWAYS INC	Equity		810,639
INTERPARFUMS INC	Equity		52,255
INTEST CORP	Equity		39,008
INTREPID POTASH INC	Equity		130,081
INVESCO LTD **	Equity		3,255,720
INVESTAR HOLDING CORP	Equity		69,071
INVESTORS TITLE CO	Equity		139,549
IPG PHOTONICS CORP	Equity		647,049
ITRON INC	Equity		352,682
J JILL INC	Equity		25,300
J&J SNACKS FOOD CORP	Equity		189,144
JACKSON FINANCIAL INC	Equity		2,504,035
JAKKS PACIFIC INC	Equity		54,641
JAMES RIVER GROUP HOLDINGS INC	Equity		36,074
JANUS HENDERSON GROUP PLC	Equity		1,897,805
JANUS HENDERSON GROUP PLC	Equity		2,053,169

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
JANUS INTERNATIONAL GROUP INC	Equity		129,773
JAZZ PHARMA PLC	Equity		1,333,990
JBT MAREL CORP	Equity		2,334,933
JELD-WEN HOLDING INC	Equity		49,222
JM SMUCKER CO/THE	Equity		2,394,682
JM SMUCKER CO/THE	Equity		4,634,336
JOHNSON OUTDOORS INC CL A	Equity		62,274
JONES LANG LASALLE INC	Equity		1,625,487
JONES LANG LASALLE INC	Equity		5,799,060
KAISER ALUM CORP	Equity		437,961
KB HOME	Equity		991,237
KEARNY FINANCIAL CORP	Equity		173,587
KELLY SERVICES INC CL A	Equity		84,471
KEMPER CORP	Equity		548,425
KENNAMETAL INC	Equity		739,683
KENNAMETAL INC	Equity		2,054,526
KENNEDY-WILSON HOLDINGS INC	Equity		368,301
KESTREL GROUP	Equity		4,567
KEWAUNEE SCIENTIFIC CORP	Equity		27,646
KIMBALL ELECTRONICS INC	Equity		272,163
KIRBY CORP	Equity		747,461
KNIFE RIVER HOLDING CO W/I	Equity		27,085
KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC	Equity		2,465,263
KNOWLES CORP	Equity		596,847
KODIAK GAS SERVICES INC	Equity		569,116
KOHLS CORP	Equity		755,537
KOPPERS HLDGS INC	Equity		195,382
KORN FERRY	Equity		1,005,485
KOSMOS ENERGY LTD	Equity		62,666
KRISPY KREME INC	Equity		116,773
KRONOS WORLDWIDE INC	Equity		90,455
KULICKE & SOFFA INDUSTRIES INC	Equity		325,435
KVH INDUSTRIES INC	Equity		28,354
LA Z BOY INC	Equity		543,657
LA Z BOY INC	Equity		3,459,513
LABCORP HOLDINGS INC	Equity		3,203,988
LAKELAND FINANCIAL CORP	Equity		49,928
LAKELAND INDUSTRIES INC	Equity		23,629
LANDMARK BANCORP INC	Equity		12,126

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
LANDS END INC	Equity		136,110
LANTHEUS HLDGS INC	Equity		193,394
LANTHEUS HLDGS INC	Equity		1,653,435
LANTRONIX INC	Equity		43,868
LATHAM GROUP INC	Equity		81,197
LAZARD INC	Equity		5,399,338
LCI INDUSTRIES	Equity		823,413
LCNB CORPORATION	Equity		60,545
LEAR CORP NEW	Equity		1,774,123
LEGACY HOUSING CORP	Equity		131,174
LEGGETT & PLATT INC	Equity		73,084
LENDINGCLUB CORP	Equity		633,827
LGI HOMES INC	Equity		322,973
LIBERTY ENERGY INC CL A	Equity		996,489
LIBERTY GLOBAL LTD C	Equity		372,192
LIBERTY GLOBAL LTD CL A	Equity		406,543
LIBERTY LATIN AMERICA LTD CL A	Equity		117,072
LIBERTY LATIN AMERICA LTD CL C	Equity		397,812
LIBERTY LIVE HOLDINGS INC A	Equity		46,863
LIBERTY LIVE HOLDINGS INC C	Equity		35,426
LIFE TIME GROUP HOLDINGS INC	Equity		686,827
LIFESTANCE HEALTH GROUP INC	Equity		187,215
LIFETIME BRANDS INC	Equity		21,208
LIMONEIRA CO	Equity		39,554
LINCOLN EDUCATIONAL SERVICES	Equity		82,955
LINCOLN NATIONAL CORP	Equity		887,706
LINDSAY CORP	Equity		99,718
LIONSGATE STUDIOS CORP	Equity		94,496
LITHIA MOTORS INC CL A	Equity		2,535,013
LITTELFUSE INC	Equity		223,581
LITTELFUSE INC	Equity		3,738,158
LIVANOVA PLC	Equity		519,744
LIVE OAK BANCSHARES INC	Equity		276,552
LIVERAMP HOLDINGS INC	Equity		411,767
LKQ CORP	Equity		1,094,025
LOUISIANA PACIFIC CORP	Equity		81,487
LOVESAC	Equity		59,974
LSB INDUSTRIES INC	Equity		154,785
LSI INDUSTRIES INC	Equity		202,161

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
LUXFER HOLDINGS PLC	Equity		107,969
LYONDELLBASELL INDS CLASS A	Equity		-
M/I HOMES INC	Equity		955,275
MACYS INC	Equity		1,812,422
MADISON SQUARE GARDEN ENTERTAINMENT CORP	Equity		7,962,733
MADISON SQUARE GARDEN SPORTS CORP	Equity		4,639,405
MAGNACHIP SEMICONDUCTOR	Equity		30,580
MAGNOLIA OIL & GAS CORPO CL A	Equity		1,004,773
MAGNOLIA OIL & GAS CORPO CL A	Equity		2,883,635
MAINSTREET BANCSHARES INC	Equity		23,190
MALIBU BOATS INC CL A	Equity		174,620
MANCHESTER UNITED PLC	Equity		2,780,380
MANITOWOC CO INC	Equity		171,589
MANNATECH INC	Equity		1,229
MANPOWERGROUP INC	Equity		310,679
MAPLEBEAR INC	Equity		603,002
MARCUS &MILLICHAP CO INC	Equity		227,653
MARCUS CORP	Equity		157,969
MARINE PRODS CORP	Equity		32,596
MARINEMAX INC	Equity		40,828
MARRIOTT VACATIONS WORLD	Equity		590,284
MARTEN TRANSPORT LTD	Equity		266,520
MASCO CORPORATION	Equity		1,901,706
MASTERBRAND INC	Equity		376,387
MASTERCRAFT BOAT HOLDINGS INC	Equity		62,989
MATADOR RESOURCES COMPANY	Equity		1,529,835
MATADOR RESOURCES COMPANY	Equity		2,484,735
MATERION CORP	Equity		755,741
MATIV INC	Equity		222,746
MATSON INC	Equity		1,181,756
MATTEL INC	Equity		1,384,276
MATTEL INC	Equity		4,574,767
MATTHEWS INTL CORP CL A	Equity		290,063
MAXCYTE INC	Equity		13,452
MAXIMUS INC	Equity		830,312
MAYVILLE ENGINEERING CO INC	Equity		106,180
MCGRATH RENTCORP	Equity		597,366
MDU RESOURCES GROUP INC	Equity		974,497

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
MECHANICS BANCORP	Equity		87,312
MEDIFAST INC	Equity		18,722
MERCANTILE BANK CORP	Equity		269,889
MERCER INTERNATIONAL INC	Equity		50,595
MERCHANTS BANCORP	Equity		276,772
MERCURY GENERAL CORP	Equity		1,418,049
MERCURY SYSTEMS INC	Equity		30,883
MERIDIAN CORP	Equity		58,243
MERITAGE HOMES CORP	Equity		916,989
MESA LABORATORIES INC	Equity		45,216
METALLUS INC	Equity		243,569
METHODE ELECTRONICS INC	Equity		65,404
METROCITY BANKSHARES INC	Equity		87,343
METROPOLITAN BANK HOLDING CORP	Equity		231,524
MGIC INVESTMENT CORP	Equity		2,161,812
MGP INGREDIENTS INC	Equity		40,581
MID PENN BANCORP INC	Equity		142,785
MIDDLEBY CORP	Equity		594,680
MIDDLEBY CORP	Equity		3,785,882
MIDLAND STATES BANCORP INC	Equity		110,380
MIDWESTONE FINANCIAL GRP INC	Equity		44,160
MILLER INDUSTRIES INC TENN	Equity		168,950
MILLERKNOLL INC	Equity		360,847
MINERALS TECHNOLOGIES INC	Equity		610,902
MIRION TECHNOLOGIES INC-A	Equity		27,565
MISSION PRODUCE INC	Equity		235,909
MISTER CAR WASH INC	Equity		166,705
MISTRAS GROUP INC	Equity		120,555
MITEK SYSTEMS INC	Equity		99,634
MKS INC	Equity		160,439
MOBILEYE GLOBAL INC A	Equity		38,304
MOHAWK INDUSTRIES INC	Equity		1,975,160
MOHAWK INDUSTRIES INC	Equity		4,546,115
MOLINA HEALTHCARE INC	Equity		1,474,916
MOLSON COORS BEVERAGE CO B	Equity		2,564,272
MONARCH CASINO & RESORT INC	Equity		86,321
MONRO INC	Equity		174,168
MONTAUK RENEWABLES INC	Equity		18,213
MONTROSE ENVIRONMENTAL GROUP INC	Equity		55,818

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
MOSAIC CO NEW	Equity		2,051,842
MOTORCAR PARTS OF AMERICA INC	Equity		106,099
MOVADO GROUP INC	Equity		131,947
MSC INDUSTRIAL DIRECT CO CL A	Equity		341,614
MUELLER INDUSTRIES INC	Equity		1,233,411
MURPHY OIL CORP	Equity		1,291,750
MURPHY USA INC	Equity		3,400,867
MVB FINANCIAL CORP	Equity		93,892
MYERS INDUSTRIES	Equity		197,365
N-ABLE INC	Equity		145,202
NABORS INDUSTRIES LTD	Equity		109,577
NACCO INDUSTRIES INC CL A	Equity		104,897
NATIONAL BANKSHARES INC VA	Equity		53,212
NATIONAL BK HLDGS CORP	Equity		403,780
NATIONAL CINEMEDIA INC	Equity		76,341
NATIONAL ENERGY SERVICES REUNITED CORP	Equity		273,925
NATIONAL HEALTHCARE CORP	Equity		667,902
NATIONAL PRESTO INDS	Equity		261,562
NATIONAL VISION HOLDINGS INC	Equity		598,740
NATURAL GAS SERVICES GROUP	Equity		163,034
NATURES SUNSHINE PRODUCTS INC	Equity		141,889
NAVIENT CORP	Equity		324,636
NB BANCORP INC	Equity		19,146
NBT BANCORP INC	Equity		614,288
NCINO INC	Equity		105,098
NCR VOYIX CORP	Equity		218,627
NELNET INC CL A	Equity		1,194,114
NEOGEN CORP	Equity		367,499
NERDWALLET INC A	Equity		84,606
NETGEAR INC	Equity		193,762
NETSCOUT SYSTEMS INC	Equity		673,118
NETSTREIT CORP	Equity		2,241,956
NETWORK-1 TECHNOLOGIES INC	Equity		-
NEW JERSEY RESOURCES CORP	Equity		751,249
NEWELL BRANDS INC	Equity		450,622
NEWMARK GROUP INC CL A	Equity		297,156
NEXA RESOURCES SA	Equity		83,579
NEXSTAR MEDIA GROUP INC	Equity		1,768,972
NICOLET BANKSHARES INC	Equity		503,516

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
NL INDUSTRIES	Equity		20,305
NMI HOLDINGS INC	Equity		1,092,234
NOBLE CORP PLC	Equity		805,235
NORDIC AMERICAN TANKER LTD	Equity		230,924
NORTHEAST BANK	Equity		295,369
NORTHEAST COMMUNITY BANCORP INC	Equity		79,994
NORTHERN OIL AND GAS INC	Equity		619,002
NORTHERN TRUST CORP	Equity		5,637,069
NORTHFIELD BANCORP INC NEW	Equity		182,663
NORTHRIM BANCORP INC	Equity		175,307
NORTHWEST BANCSHARES INC	Equity		423,492
NORWEGIAN CRUISE LINE HLDGS LTD	Equity		6,453,248
NORWOOD FINANCIAL CORP	Equity		32,538
NOV INC	Equity		1,663,079
NPK INTERNATIONAL INC	Equity		346,348
NU SKIN ENTERPRISES INC CL A	Equity		128,562
NWPX INFRASTRUCTURE INC	Equity		250,960
OAK VALLEY BANCORP	Equity		43,467
OCEANEERING INTERNATIONAL INC	Equity		404,881
OCEANFIRST FINANCIAL CORP	Equity		345,591
OCTAVE SPECIALTY GROUP INC	Equity		88,303
OFG BANCORP	Equity		658,590
O-I GLASS INC	Equity		630,724
OIL STATES INTERNATIONAL INC	Equity		131,446
OIL-DRI CORP OF AMERICA	Equity		162,677
OLD NATIONAL BANCORP (IND)	Equity		2,059,124
OLD NATIONAL BANCORP (IND)	Equity		3,703,460
OLD REPUBLIC INTL CORP	Equity		1,460,799
OLD SECOND BANCORP	Equity		263,094
OLIN CORP	Equity		589,343
OLYMPIC STEEL INC	Equity		211,743
OMNIAB INC	Equity		67,632
OMNIAB INC - 12.5 EARNOUT	Equity		321
OMNIAB INC - 15.00 EARNOUT	Equity		246
OMNICELL INC	Equity		439,818
OMNICOM GROUP INC	Equity		1,401,093
OMNICOM GROUP INC	Equity		3,035,796
ON24 INC	Equity		86,804
ONEMAIN HOLDINGS INC	Equity		2,114,518

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ONESPAN INC	Equity		51,360
ONESPAWORLD HOLDINGS LTD	Equity		5,969,802
ONEWATER MARINE CL A	Equity		42,036
ONITY GROUP INC	Equity		113,651
OP BANCORP	Equity		60,730
OPENLANE INC	Equity		999,149
OPKO HEALTH INC	Equity		33,078
OPORTUN FIN CORP	Equity		50,340
OPPENHEIMER HLDGS CL A NON-VTG	Equity		217,087
OPTIMIZERX CORP	Equity		36,633
ORANGE COUNTY BANCORP INC	Equity		15,931
ORASURE TECHNOLOGIES INC	Equity		54,779
ORGANOGENESIS HOLDINGS INC CL A	Equity		42,523
ORGANON & CO	Equity		42,346
ORIGIN BANCORP INC	Equity		290,725
ORION GROUP HOLDINGS INC	Equity		108,058
ORION SA	Equity		83,699
ORMAT TECHNOLOGIES INC	Equity		712,752
ORRSTOWN FINANCIAL SERVICES	Equity		171,539
ORTHOFIX MEDICAL INC	Equity		89,262
ORTHOPEDIATRICS CORP	Equity		63,599
OSHKOSH CORP	Equity		1,410,574
OVINTIV INC	Equity		2,675,266
OWENS AND MINOR INC	Equity		26,989
OWENS CORNING INC	Equity		1,901,463
OXFORD INDUSTRIES	Equity		152,600
PACIRA BIOSCIENCES INC	Equity		117,340
PAMT CORP	Equity		51,304
PANGAEA LOGISTICS SOLUTIONS LTD	Equity		132,502
PAR PACIFIC HOLDINGS INC	Equity		407,729
PARAMOUNT SKYDANCE CORP	Equity		176,867
PARAMOUNT SKYDANCE CORP	Equity		1,466,402
PARK AEROSPACE CORP	Equity		127,635
PARK NATIONAL CORP	Equity		561,088
PARK OHIO HLDGS CORP	Equity		96,366
PARKE BANCORP INC	Equity		93,750
PATHWARD FINANCIAL INC	Equity		474,280
PATRICK INDUSTRIES INC	Equity		1,151,743
PATRICK INDUSTRIES INC	Equity		2,284,078

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
PATTERSON-UTI ENERGY INC	Equity		769,836
PAYSAFE LTD	Equity		139,294
PBF ENERGY INC CL A	Equity		30,510
PC CONNECTION INC	Equity		499,508
PCB BANCORP	Equity		100,543
PDL BIOPHARMA INC	Equity		1
PEABODY ENERGY CORP	Equity		772,764
PEAPACK GLADSTONE FINL CORP	Equity		176,346
PEDIATRIX MEDICAL GROUP INC	Equity		446,238
PENGUIN SOLUTIONS INC	Equity		282,935
PENN ENTERTAINMENT INC	Equity		76,936
PENNANT GROUP INC	Equity		192,968
PENNYMAC FINANCIAL SERVICES INC	Equity		1,548,593
PENSKE AUTOMOTIVE GROUP INC	Equity		1,256,506
PEOPLES BANCORP INC	Equity		354,444
PEOPLES BANCORP OF NC	Equity		12,670
PEOPLES FINANCIAL SERV CORP	Equity		139,213
PERDOCEO EDUCATION CORP	Equity		692,657
PERFORMANCE FOOD GROUP CO	Equity		808,111
PERIMETER SOLUTIONS INC	Equity		509,993
PERMA PIPE INTERNATIONL HOLDINGS INC	Equity		50,580
PERMIAN RESOURCES CORP CL A	Equity		2,885,957
PERRIGO CO PLC	Equity		558,192
PERSONALIS INC	Equity		17,456
PETCO HEALTH AND WELLNESS CO INC	Equity		154,553
PETMED EXPRESS INC	Equity		12,093
PHINIA INC	Equity		836,285
PHOTRONIC INC	Equity		666,880
PILGRIM’S PRIDE CORP NEW	Equity		1,128,176
PINNACLE FINL PARTNERS INC	Equity		1,245,291
PLEXUS CORP	Equity		1,274,343
PLEXUS CORP	Equity		4,356,345
PLIANT THERAPEUTICS INC	Equity		12,224
POLARIS INC	Equity		426,495
PONCE FINANCIAL GROUP INC	Equity		116,690
POPULAR INC	Equity		1,947,119
PORTILLO’S INC.	Equity		86,873
POST HOLDINGS INC	Equity		951,375
POWERFLEET INC	Equity		94,148

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
PRA GROUP INC	Equity		169,665
PREFERRED BANK LOS ANGELES	Equity		357,134
PREFORMED LINE PRODUCTS CO	Equity		373,112
PRESTIGE CONSUMER HEALTHCARE INC	Equity		715,851
PRESTIGE CONSUMER HEALTHCARE INC	Equity		5,347,598
PRICESMART INC	Equity		1,058,887
PRIMEENERGY RESOURCES CORP	Equity		92,682
PRIMIS FINANCIAL CORP	Equity		64,890
PRIMO BRANDS CORP A	Equity		1,821,063
PRINCETON BANCORP INC	Equity		39,338
PROASSURANCE CORPORATION	Equity		371,267
PROG HOLDINGS INC	Equity		89,414
PROPETRO HOLDING CORP	Equity		375,474
PROSPERITY BANCSHARES INC	Equity		1,823,329
PROTECH HOME MEDICAL CORP	Equity		17,177
PROTO LABS INC	Equity		391,465
PROVIDENT FINANCIAL HLDGS INC	Equity		18,535
PROVIDENT FINANCIAL SVCS INC	Equity		764,898
PUBMATIC INC CL A	Equity		99,521
PUMA BIOTECHNOLOGY INC	Equity		67,277
PURSUIT ATTRACTIONS AND HOSPITALITY INC	Equity		59,984
PVH CORP	Equity		1,179,954
PYXIS ONCOLOGY INC	Equity		6,057
QCR HOLDINGS INC	Equity		477,309
QORVO INC	Equity		308,123
QUAKER HOUGHTON	Equity		447,356
QUANEX BUILDING PRODUCTS	Equity		58,629
QUANTERIX CORP	Equity		34,172
QUEST RESOURCE HOLDING CORP	Equity		5,597
QUIDELORTHO CORP	Equity		479,722
RADIAN GROUP INC	Equity		1,123,860
RADIANT LOGISTICS INC	Equity		124,334
RAMACO RESOURCES INC	Equity		25,938
RANGE RESOURCES CORP	Equity		1,448,939
RANGER ENERGY SERVICES INC CL A	Equity		92,687
RANPAK HOLDINGS CORP A	Equity		34,884
RAYONIER ADVANCED MATERIALS	Equity		115,609
RBB BANCORP	Equity		120,496
RCI HOSPITALITY HOLDINGS INC	Equity		50,684

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
RE/MAX HOLDINGS INC CL A	Equity		67,263
RED RIVER BANCSHARES INC	Equity		59,358
REGAL REXNORD CORP	Equity		2,214,250
REGENXBIO INC	Equity		5,155
REGIONAL MANAGEMENT CORP	Equity		140,740
REINSURANCE GROUP OF AMERICA	Equity		1,729,410
RELIANCE INC	Equity		560,119
RENAISSANCERE HLDGS LTD	Equity		2,373,834
RENASANT CORP	Equity		717,044
REPAY HOLDINGS CORP	Equity		91,506
REPUBLIC BANCORP INC KY CL A	Equity		326,737
RESIDEO TECHNOLOGIES INC	Equity		1,602,280
RESIDEO TECHNOLOGIES INC	Equity		4,787,067
RESOURCES CONNECTION INC	Equity		37,155
REVVITY INC	Equity		1,752,723
REX AMERICAN RESOURCES CORP	Equity		418,479
REYNOLDS CONSUMER PRODUCTS INC	Equity		699,908
RF INDUSTRIES LTD	Equity		1,220
RIBBON COMMUNICATIONS INC	Equity		128,802
RICHARDSON ELECTRONICS LTD	Equity		11,576
RICHMOND MUTUAL BANCORPORATION INC	Equity		9,505
RILEY EXPLORATION PERMIAN INC	Equity		153,912
RIVERVIEW BANCORP INC	Equity		38,433
RLI CORP	Equity		257,903
RMR GROUP INC W/I CL A	Equity		36,907
ROBERT HALF INC	Equity		177,572
ROCKY BRANDS INC	Equity		96,936
ROGERS CORP	Equity		130,579
RPC INC	Equity		342,149
RUSH ENTERPRISES INC CL A	Equity		1,022,055
RUSH ENTERPRISES INC CL B	Equity		279,950
RYDER SYSTEM INC	Equity		2,229,885
RYERSON HOLDING CORP	Equity		267,551
S & T BANCORP	Equity		475,702
SAFETY INSURANCE GROUP INC	Equity		300,109
SAGA COMMUNICATIONS INC CL A	Equity		1,312
SAIA INC	Equity		859,401
SAIA INC	Equity		2,237,968
SALLY BEAUTY HLDGS INC	Equity		421,469

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
SANDRIDGE ENERGY INC	Equity		164,242
SANFILIPPO (JOHN B) & SON INC.	Equity		117,690
SANMINA CORP	Equity		1,214,967
SCANSOURCE INC	Equity		382,046
SCHNEIDER NATIONAL INC CL B	Equity		711,004
SCHOLASTIC CORP	Equity		302,848
SCIENCE APPLICATIONS INTERNATIONAL CORP	Equity		640,902
SCORPIO TANKERS INC	Equity		947,980
SCRIPPS (EW) CO CL A	Equity		111,660
SEABOARD CORP	Equity		1,102,315
SEACOAST BANKING CORP FLORIDA	Equity		534,737
SEACOR MARINE HOLDINGS INC	Equity		49,755
SEADRILL LTD	Equity		579,446
SEAPORT ENTERTAINMENT GROUP INC	Equity		75,383
SECURITY NATL FINL CORP CL A	Equity		13,065
SELECT MEDICAL HLDGS CORP	Equity		437,956
SELECT WATER SOLUTIONS INC CL A	Equity		349,885
SELECTIVE INSURANCE GROUP INC	Equity		199,469
SELECTQUOTE INC	Equity		39,161
SENECA FOODS CORP CL A	Equity		247,037
SENSATA TECHNOLOGIES HOLDING PLC	Equity		1,017,908
SERVICE CORP INTERNATIONAL INC	Equity		2,504,786
SERVISFIRST BANCSHARES INC	Equity		73,513
SFL CORP LTD	Equity		346,780
SHENANDOAH TELECOM CO	Equity		182,787
SHOALS TECHNOLOGIES GROUP INC	Equity		151,666
SHOE CARNIVAL	Equity		185,697
SHORE BANCSHARES INC	Equity		178,568
SHUTTERSTOCK INC	Equity		58,790
SIERRA BANCORP	Equity		177,910
SIGA TECHNOLOGIES INC	Equity		69,886
SIGNET JEWELERS LTD	Equity		976,326
SILGAN HOLDINGS INC	Equity		1,401,929
SILVERCREST ASSET MGMT GRP INC CL A	Equity		24,942
SIMMONS 1ST NATL CORP CL A	Equity		364,371
SIMPLY GOOD FOODS CO	Equity		587,701
SIMPLY GOOD FOODS CO	Equity		2,212,997
SIMULATIONS PLUS INC	Equity		46,906
SINCLAIR INC CL A	Equity		121,207

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
SIRIUS XM HOLDINGS INC	Equity		193,692
SIRIUSPOINT LTD	Equity		811,025
SKILLSOFT CORP	Equity		7,068
SKYWEST INC	Equity		1,501,330
SKYWORKS SOLUTIONS INC	Equity		420,408
SLM CORP	Equity		587,662
SM ENERGY CO	Equity		678,754
SMART SAND INC	Equity		7,548
SMARTFINANCIAL INC	Equity		188,057
SMITH & WESSON BRANDS INC	Equity		187,737
SOLARIS ENERGY INFRASTRUCTURE INC CL A	Equity		35,765
SOLID POWER INC	Equity		25,003
SOLSTICE ADVANCED MATERIALS INC	Equity		325,000
SONIC AUTOMOTIVE INC CL A	Equity		515,851
SONOCO PRODUCTS CO	Equity		711,245
SOUTH PLAINS FINANCIAL INC	Equity		144,375
SOUTHERN FIRST BANCSHARES INC	Equity		139,259
SOUTHERN MISSOURI BANCORP INC	Equity		200,062
SOUTHSIDE BANCSHARES INC	Equity		245,490
SOUTHSTATE BANK CORP	Equity		2,631,316
SPECTRUM BRANDS HOLDINGS INC	Equity		418,759
SPHERE ENTERTAINMENT CO	Equity		8,044,338
SPOK HOLDINGS INC	Equity		75,513
SPORTSMANS WHSE HLDGS INC	Equity		24,693
SR BANCORP INC	Equity		14,260
STAAR SURGICAL CO NEW	Equity		71,902
STAGWELL INC	Equity		62,303
STANDARD MOTOR PRODUCTS INC	Equity		304,418
STANDEX INTL CORP	Equity		250,089
STANLEY BLACK & DECKER INC	Equity		2,115,792
STAR EQUITY HOLDINGS INC	Equity		2,194
STARZ ENTERTAINMENT CORP	Equity		8,073
STELLAR BANCORP INC	Equity		342,196
STEPAN CO	Equity		311,960
STERLING BANCORP INC/MI	Equity		-
STEVEN MADDEN LTD	Equity		530,285
STEWART INFORMATION SERVICES	Equity		601,566
STIFEL FINANCIAL CORP	Equity		509,019
STIFEL FINANCIAL CORP	Equity		5,810,834

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
STOCK YARDS BANCORP INC	Equity		121,781
STONERIDGE INC	Equity		60,384
STONEX GROUP INC	Equity		59,837
STRATEGIC EDUCATION INC	Equity		592,518
STRATTEC SEC CORP	Equity		101,647
STRATUS PROPERTIES INC	Equity		36,754
STRIDE INC	Equity		261,278
STURM RUGER & CO INC	Equity		91,975
SUN COUNTRY AIRLINES HOLDINGS INC	Equity		223,952
SUNCOKE ENERGY INC	Equity		227,657
SUNRISE COMMUNICAT-CL A ADS UNSPON ADR	Equity		-
SUPERIOR GROUP OF COS INC	Equity		52,882
SUPERNUS PHARMACEUTICALS INC	Equity		721,893
SURGERY PARTNERS INC	Equity		378,880
SYLVAMO CORP	Equity		290,056
SYNAPTICS INC	Equity		120,653
SYNOVUS FINANCIAL CORP.	Equity		885,034
SYNOVUS FINANCIAL CORP.	Equity		3,591,638
TACTILE SYSTEMS TECHNOLOGY INC	Equity		183,831
TALOS ENERGY INC	Equity		601,383
TARGET HOSPITALITY CORP	Equity		71,033
TAYLOR DEVICES INC	Equity		31,510
TAYLOR MORRISON HOME CORP	Equity		2,098,892
TD SYNNEX CORP	Equity		3,643,829
TD SYNNEX CORP	Equity		4,312,653
TECNOGLASS INC	Equity		12,580
TEEKAY CORP LTD	Equity		266,719
TEEKAY TANKERS LTD CL A	Equity		580,569
TEGNA INC	Equity		975,644
TEJON RANCH CO	Equity		120,956
TELADOC HEALTH INC	Equity		293,986
TELEFLEX INC	Equity		103,124
TELEPHONE & DATA SYSTEMS INC	Equity		1,343,939
TENAYA THERAPEUTICS INC	Equity		1,437
TENNANT CO	Equity		137,893
TEREX CORP	Equity		1,021,747
TETRA TECHNOLOGIES INC	Equity		211,565
TEXAS CAPITAL BANCSHARES INC	Equity		1,393,773
TEXTRON INC	Equity		1,092,850

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
TFS FINANCIAL CORP	Equity		110,184
THE CAMPBELL’S COMPANY	Equity		2,162,155
THERMON GROUP HOLDINGS INC	Equity		435,367
THIRD COAST BANCSHARES INC	Equity		124,825
THIRD HARMONICS BIO INC	Equity		-
THOR INDUSTRIES INC	Equity		1,596,108
TIC SOLUTIONS INC	Equity		167,866
TIDEWATER INC	Equity		365,440
TIDEWATER INC	Equity		1,712,794
TIMBERLAND BANCORP INC	Equity		93,116
TIMKEN CO	Equity		732,183
TIPTREE INC	Equity		254,976
TITAN INTERNATIONAL INC	Equity		170,929
TITAN MACHINERY INC	Equity		83,773
TOLL BROTHERS INC	Equity		3,563,453
TOMPKINS FINANCIAL CORP	Equity		258,751
TOOTSIE ROLL INDUSTRIES INC	Equity		142,601
TOPGOLF CALLAWAY BRANDS CORP	Equity		509,559
TOWNE BANK	Equity		741,248
TRANSCAT INC	Equity		69,381
TRANSOCEAN LTD	Equity		895,818
TREDEGAR CORP	Equity		78,449
TREEHOUSE FOODS INC	Equity		423,346
TRI POINTE HOMES INC	Equity		1,000,809
TRICO BANCSHARES	Equity		394,971
TRIMAS CORP	Equity		416,963
TRIMBLE INC	Equity		3,776,078
TRINITY INDUSTRIES INC	Equity		798,647
TRIPADVISOR INC	Equity		261,774
TRIUMPH FINANCIAL INC	Equity		253,276
TRONOX HOLDINGS PLC	Equity		200,719
TRUBRIDGE INC	Equity		83,954
TRUEBLUE INC	Equity		19,756
TRUECAR INC	Equity		80,955
TRUSTCO BANK CORP NY	Equity		316,092
TRUSTMARK CORP	Equity		780,792
TTEC HOLDINGS INC	Equity		17,917
TTM TECHNOLOGIES INC	Equity		1,792,413
TUTOR PERINI CORP	Equity		232,224

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
TWIN DISC INC	Equity		59,214
UFP INDUSTRIES INC	Equity		658,838
U-HAUL HOLDING CO	Equity		199,069
U-HAUL HOLDING CO	Equity		1,484,462
ULTRALIFE CORP	Equity		32,930
UMB FINANCIAL CORP	Equity		1,583,296
UNDER ARMOUR INC CL A	Equity		222,740
UNDER ARMOUR INC CL C	Equity		233,342
UNIFI INC	Equity		14,714
UNIFIRST CORP	Equity		782,595
UNITED BANKSHARES INC. W VA.	Equity		1,525,478
UNITED COMMUNITY BANKS GA	Equity		1,067,100
UNITED FIRE GROUP INC	Equity		272,080
UNITED NATURAL FOODS INC	Equity		632,323
UNITY BANCORP INC	Equity		167,211
UNIVERSAL CORP	Equity		453,914
UNIVERSAL ELECTRONICS INC	Equity		20,960
UNIVERSAL HEALTH SVCS INC CL B	Equity		2,677,068
UNIVERSAL INSURANCE HLDGS INC	Equity		342,969
UNIVERSAL LOGISTICS HOLDINGS INC	Equity		115,368
UNIVEST FINANCIAL CORP	Equity		378,376
UNUM GROUP	Equity		2,428,385
UPBOUND GROUP INC	Equity		235,796
URBAN ONE INC CL A	Equity		4,435
URBAN OUTFITTERS	Equity		1,151,327
US FOODS HOLDING CORP	Equity		4,759,170
US PHYSICAL THERAPY INC	Equity		186,557
USANA HEALTH SCIENCES INC	Equity		111,636
UTAH MEDICAL PRODUCTS INC	Equity		43,649
UTZ BRANDS INC A	Equity		110,277
V2X INC	Equity		386,269
VAALCO ENERGY INC	Equity		110,092
VALARIS LTD	Equity		1,040,206
VALLEY NATL BANCORP	Equity		1,830,209
VANDA PHARMACEUTICALS INC	Equity		75,093
VAREX IMAGING CORP	Equity		77,542
VEECO INSTRUMENT	Equity		357,936
VELOCITY FINANCIAL INC	Equity		164,087
VENTYX BIOSCIENCES INC	Equity		34,865

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
VERA BRADLEY INC	Equity		30,598
VERACYTE INC	Equity		900,266
VESTIS	Equity		242,675
VIASAT INC	Equity		895,891
VIATRIS INC	Equity		3,835,496
VICARIOUS SURGICAL INC	Equity		460
VICTORY CAPITAL HOLDINGS INC CL A	Equity		103,720
VILLAGE SUPER MKT INC CL A NEW	Equity		160,233
VIPER ENERGY INC A	Equity		249,395
VIRCO MANUFACTURING CORP	Equity		27,528
VIRGINIA NATIONAL BANK CORP	Equity		28,413
VIRTRA INC	Equity		15,565
VIRTUS INVESTMENT PARTNERS	Equity		252,556
VISHAY INTERTECHNOLOGY INC	Equity		401,692
VISHAY PRECISION GROUP INC	Equity		167,360
VISTEON CORP	Equity		549,298
VITESSE ENERGY INC	Equity		169,276
VIVID SEATS INC-CL A	Equity		3,396
VOYA FINANCIAL INC	Equity		698,791
VOYAGER THERAPEUTICS INC	Equity		44,680
VSE CORP	Equity		350,723
WABASH NATIONAL CORP	Equity		76,345
WAFD INC	Equity		842,261
WALKER & DUNLOP INC	Equity		393,201
WARRIOR MET COAL INC	Equity		451,519
WASHINGTON TR BANCORP INC	Equity		98,224
WATERSTONE FINANCIAL INC	Equity		172,898
WAYSTAR HOLDING CORP	Equity		43,885
WEATHERFORD INTERNATIONAL PLC	Equity		498,829
WEBSTER FINANCIAL	Equity		2,900,590
WEIS MARKETS INC	Equity		589,436
WERNER ENTERPRISES INC	Equity		557,016
WESBANCO INC	Equity		783,234
WESCO INTERNATIONAL INC	Equity		3,461,167
WEST BANCORPORATION INC	Equity		101,142
WESTAMERICA BANCORPORATION	Equity		143,394
WESTERN ALLIANCE BANCORP	Equity		1,307,709
WESTERN NEW ENGLAND BANCORP INC	Equity		120,672
WESTLAKE CORP	Equity		197,494

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
WESTWOOD HOLDINGS GROUP INC	Equity		41,958
WEYCO GROUP INC	Equity		97,368
WHIRLPOOL CORP	Equity		555,045
WHITE MOUNTAINS INS GROUP LTD	Equity		1,473,323
WIDEOPENWEST INC	Equity		-
WILEY (JOHN) & SONS INC CL A	Equity		295,181
WILLAMETTE VALLEY VINEYARD INC	Equity		1,330
WILLIS LEASE FINANCE CORP	Equity		248,221
WILLSCOT HOLDINGS CORP	Equity		48,845
WILLSCOT HOLDINGS CORP	Equity		2,170,722
WINNEBAGO INDUSTRIES INC	Equity		398,595
WINTRUST FINANCIAL CORP	Equity		1,386,875
WORLD ACCEPTANCE CORP	Equity		146,708
WORLD KINECT CORP	Equity		387,485
WORTHINGTON ENTERPRISES INC	Equity		489,554
WORTHINGTON STEEL INC	Equity		511,891
WSFS FINANCIAL CORP	Equity		1,012,052
XEROX HOLDINGS CORP	Equity		130,381
XPERI INC	Equity		59,573
YELP INC	Equity		244,852
ZEBRA TECHNOLOGIES CORP CL A	Equity		3,894,590
ZEBRA TECHNOLOGIES CORP CL A	Equity		2,202,863
ZIFF DAVIS INC	Equity		438,180
ZIONS BANCORP	Equity		2,415,770
ZOOMINFO TECHNOLOGIES INC	Equity		574,534
ZUMIEZ INC	Equity		179,849
CONCENTRA BIOSCIENCES LLC CVR	Equity		-
ELI LILLY & CO-CVR	Equity		8,237
RESOLUTE FOREST PRODUCTS INC US CVR RT	Equity		-
SUPERNUS PHARMACEUTICALS-CVR	Equity		-
ZAGG INC CVR RT	Equity		-
Common Collective Trusts			-
SPARTAN SMALL - MID CAP V	Common collective trust		230,575,812
SSBK GOVT STIF FUND	Common collective trust		5,640,403
SMID Cap Value Account Total			1,149,634,886

SMID Cap Growth Account
Currency
BRITISH POUND STERLING CURRENCY	Currency		35

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
CANADIAN DOLLAR	Currency		59,002
DANISH KRONE	Currency		266
EURO MONETARY UNIT	Currency		181
SWISS FRANC	Currency		1
Equity
ABIVAX SA	Equity		5,025,372
ACI WORLDWIDE INC	Equity		14,768,509
ACV AUCTIONS INC CL A	Equity		4,787,435
ADAPTIVE BIOTECHNOLOGIES CORP	Equity		2,402,870
ADMA BIOLOGICS INC	Equity		9,537,696
ADMA BIOLOGICS INC	Equity		5,115,773
ADTALEM GLOBAL EDUCATION INC	Equity		11,348,279
ADVANCED ENERGY INDUSTRIES INC	Equity		19,079,260
AEROVIRONMENT INC	Equity		5,495,741
AGCO CORP	Equity		461,512
AGILYSYS INC	Equity		9,958,792
AGREE REALTY CORP	Equity		1,655,754
AKAMAI TECHNOLOGIES INC	Equity		7,492,419
ALASKA AIR GROUP INC	Equity		26,449,651
ALKAMI TECHNOLOGY INC	Equity		4,545,690
ALLEGIANT TRAVEL CO	Equity		9,394,452
AMENTUM HOLDINGS INC	Equity		27,927,464
API GROUP CORP	Equity		16,545,996
API GROUP CORP	Equity		3,558,180
APOGEE THERAPEUTICS INC	Equity		11,073,671
APPLIED DIGITAL CORP	Equity		4,116,908
APPLIED DIGITAL CORP	Equity		1,870,631
APPLIED INDUSTRIAL TECH INC	Equity		13,018,239
APPLIED INDUSTRIAL TECH INC	Equity		5,412,712
ARCHROCK INC	Equity		8,625,630
ARCUS BIOSCIENCES INC	Equity		2,039,848
ARES MANAGEMENT CORP CL A	Equity		5,661,091
ARGENX SE SPONSORED ADR	Equity		35,548,638
ARITZIA INC	Equity		15,235,707
ARTHUR J GALLAGHAR AND CO	Equity		3,594,334
ASCENDIS PHARMA AS SPON ADR	Equity		34,417,789
ASCENDIS PHARMA AS SPON ADR	Equity		6,759,708
ASCENDIS PHARMA AS SPON ADR	Equity		16,782,628
ASHLAND INC	Equity		15,111,280

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ASTERA LABS INC	Equity		9,352,926
ASTERA LABS INC	Equity		27,006,051
ATI INC	Equity		16,481,487
ATMUS FILTRATION TECHNOLOGIES INC	Equity		10,359,160
AUTOZONE INC	Equity		8,560,146
AVANTOR INC	Equity		2,248,624
AVIDITY BIOSCIENCES	Equity		2,572,877
AVIENT CORP	Equity		3,628,526
AXOS FINANCIAL INC	Equity		5,514,240
AXSOME THERAPEUTICS INC	Equity		8,794,664
AXSOME THERAPEUTICS INC	Equity		10,227,840
BABCOCK INTL GROUP PLC	Equity		22,829,701
BAKER HUGHES CO	Equity		18,342,465
BALDWIN INSURANCE GROUP INC/THE	Equity		1,885,178
BANCORP INC DEL	Equity		11,404,128
BETTER HOME & FINANCE HOLDING	Equity		7,466,880
BICYCLE THERAPEUTICS LTD ADR	Equity		1,335,996
BILL HOLDINGS INC	Equity		8,114,407
BIO RAD LABS CL A	Equity		3,635,880
BIONTECH SE ADR	Equity		-
BIRKENSTOCK HOLDING LTD	Equity		5,020,066
BJS WHSL CLUB HLDGS INC	Equity		156,922
BLOOM ENERGY CORP CL A	Equity		3,170,008
BLOOM ENERGY CORP CL A	Equity		12,599,050
BLOOM ENERGY CORP CL A	Equity		4,159,424
BLUEPRINT MEDICINES CORP CVR	Equity		-
BOOT BARN HOLDINGS INC	Equity		13,252,897
BRAZE INC	Equity		5,564,238
BRIDGEBIO PHARMA INC	Equity		15,328,443
BRIDGEBIO PHARMA INC	Equity		9,844,263
BUILDERS FIRSTSOURCE	Equity		91,161
BURLINGTON STORES INC	Equity		5,640,952
BWX TECHNOLOGIES INC	Equity		9,944,177
BWX TECHNOLOGIES INC	Equity		452,495
CACI INTERNATIONAL INC	Equity		79,922
CALIX NETWORKS INC	Equity		4,437,863
CAMTEK LIMITED	Equity		9,049,960
CARLYLE GROUP INC (THE)	Equity		92,625
CARPENTER TECHNOLOGY CORP	Equity		3,754,467

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
CARPENTER TECHNOLOGY CORP	Equity		21,692,476
CASELLA WASTE SYS INC CL A	Equity		5,146,453
CASELLA WASTE SYS INC CL A	Equity		6,751,004
CAVCO INDUSTRIES INC	Equity		4,725,920
CBRE GROUP INC - CL A	Equity		11,010,417
CCC INTELLIGENT SOLUTIONS HOLD CL A	Equity		7,566,246
CECO ENVIRONMENTAL CORP	Equity		2,794,995
CENCORA INC	Equity		7,978,668
CENTRUS ENERGY CORP CL A	Equity		4,350,259
CES ENERGY SOLUTIONS CORP	Equity		5,504,707
CG ONCOLOGY INC	Equity		1,494,720
CIRCLE INTERNET GROUP INC A	Equity		23,331,646
CLOUDFLARE INC	Equity		6,549,914
COEUR MINING INC	Equity		3,819,186
COGNEX CORP	Equity		2,767,797
COHERENT CORP	Equity		7,509,230
COHERENT CORP	Equity		10,439,095
COLLIERS INTERNATIONAL GROUP INC	Equity		12,831,519
COMFORT SYSTEMS USA INC	Equity		14,417,464
COMFORT SYSTEMS USA INC	Equity		22,977,600
COMFORT SYSTEMS USA INC	Equity		10,425,783
COMMVAULT SYSTEMS INC	Equity		5,616,128
COMMVAULT SYSTEMS INC	Equity		5,428,088
CONSTRUCTION PARTNERS INC CL A	Equity		11,864,515
CRANE CO	Equity		10,586,282
CREDO TECHNOLOGY GROUP HOLDING LTD	Equity		14,520,372
CREDO TECHNOLOGY GROUP HOLDING LTD	Equity		14,518,501
CREDO TECHNOLOGY GROUP HOLDING LTD	Equity		5,161,334
CUSHMAN & WAKEFIELD LTD	Equity		6,505,822
DARLING INGREDIENTS INC	Equity		13,154,436
DAVE INC	Equity		5,158,853
DESCARTES SYS GROUP INC	Equity		12,658,104
DESCARTES SYS GROUP INC	Equity		3,409,974
DIGITALOCEAN HOLDINGS INC	Equity		13,995,558
DIGITALOCEAN HOLDINGS INC	Equity		4,345,236
DOLBY LABORATORIES INC CL A	Equity		4,168,713
DORMAN PRODUCTS INC	Equity		4,217,410
DOXIMITY INC	Equity		6,748,272
DUTCH BROS INC	Equity		3,337,714

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
DYCOM INDUSTRIES INC	Equity		11,502,116
DYNATRACE INC	Equity		5,843,099
DYNE THERAPEUTICS INC	Equity		6,802,205
EAGLE MATERIALS INC	Equity		6,234,916
EAGLE MATERIALS INC	Equity		-
EAST WEST BANCORP INC	Equity		5,597,022
EDWARDS LIFESCIENCES CORP	Equity		3,459,871
ENCOMPASS HEALTH CORP	Equity		16,950,558
ENERGY FUELS INC	Equity		2,532,868
ENOVA INTL INC	Equity		14,632,019
ENOVIX CORP	Equity		1,806,930
ENSIGN GROUP INC	Equity		17,350,320
ENTEGRIS INC	Equity		23,393,613
ERO COPPER CORP	Equity		7,412,687
ESSENTIAL PROPERTIES REALTY TRUST INC	Equity		1,107,148
ESTABLISHMENT LABS HOLDINGS INC	Equity		2,135,384
FABRINET	Equity		14,441,482
FABRINET	Equity		6,610,666
FAIR ISAAC CORP	Equity		8,889,280
FEDERAL SIGNAL CORP	Equity		11,889,411
FID BANK TRST ST INV FUND	Equity		-
FID BANK TRST ST INV FUND	Equity		-
FID BANK TRST ST INV FUND	Equity		-
FIRSTCASH HOLDINGS INC	Equity		5,838,727
FLEX LTD	Equity		7,323,569
FLOWSERVE CORP	Equity		9,297,822
FLUOR CORP	Equity		3,316,555
FLYWIRE CORP	Equity		4,748,457
FNB CORP PA	Equity		3,662,375
FORMFACTOR INC	Equity		3,118,102
FORMFACTOR INC	Equity		1,919,557
FTAI AVIATION LTD	Equity		9,305,690
FTAI AVIATION LTD	Equity		22,165,704
FTAI AVIATION LTD	Equity		7,677,150
FTAI AVIATION LTD	Equity		13,297,218
FTAI INFRASTRUCTURE INC	Equity		6,692,853
GARRETT MOTION INC	Equity		12,143,847
GENEDX HOLDINGS CORP-A	Equity		8,596,966
GENEDX HOLDINGS CORP-A	Equity		6,279,427

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
GENIUS SPORTS LTD	Equity		13,283,288
GENIUS SPORTS LTD	Equity		4,966,053
GERRESHEIMER AG	Equity		-
GRANITE CONSTRUCTION INC	Equity		19,625,649
GUARDANT HEALTH INC	Equity		8,655,139
GUARDANT HEALTH INC	Equity		4,183,654
GUIDEWIRE SOFTWARE INC	Equity		8,799,012
HALOZYME THERAPEUTICS INC	Equity		11,817,880
HAMILTON LANE INC - A	Equity		3,568,348
HEALTHEQUITY INC	Equity		6,612,410
HEXCEL CORPORATION	Equity		6,100,371
HIMS & HERS HEALTH INC	Equity		3,834,707
HOULIHAN LOKEY	Equity		6,915,343
HURON CONSULTING GROUP INC	Equity		20,731,909
IES HOLDINGS INC	Equity		11,795,086
IMAX CORPORATION	Equity		6,471,548
INDEPENDENCE REALTY TR INC	Equity		1,413,835
INDIE SEMICONDUCTOR INC	Equity		14,170,977
INGERSOLL RAND INC	Equity		7,871,537
Innodata Inc	Equity		926,220
INSMED INC	Equity		27,922,630
INSMED INC	Equity		8,806,424
INSTALLED BUILDING PRODUCTS INC	Equity		13,202,951
INSULET CORP	Equity		10,769,569
INSULET CORP	Equity		2,766,224
INTERDIGITAL INC	Equity		4,917,379
INTERNATIONAL SEAWAYS INC	Equity		4,084,123
INTUITIVE MACHINES INC A	Equity		13,227,807
IONQ INC	Equity		4,151,597
IONQ INC	Equity		7,008,694
IONQ INC	Equity		1,765,186
IRHYTHM TECHNOLOGIES INC	Equity		12,452,562
IRHYTHM TECHNOLOGIES INC	Equity		3,690,752
IRHYTHM TECHNOLOGIES INC	Equity		4,260,334
ITRON INC	Equity		5,441,596
ITT INC	Equity		7,511,248
JAZZ PHARMA PLC	Equity		6,417,500
JBT MAREL CORP	Equity		10,468,853
JBT MAREL CORP	Equity		4,806,373

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
KARMAN HOLDINGS INC	Equity		4,615,344
KINSALE CAPITAL GROUP INC	Equity		4,904,645
KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC	Equity		12,152,695
KRATOS DEFENSE & SEC SOLTN INC	Equity		13,889,860
KRATOS DEFENSE & SEC SOLTN INC	Equity		4,943,259
KYMERA THERAPEUTICS INC	Equity		15,111,091
KYMERA THERAPEUTICS INC	Equity		5,143,241
KYNDRYL HOLDINGS INC	Equity		261,297
L3HARRIS TECHNOLOGIES INC	Equity		5,605,719
LATTICE SEMICONDUCTOR CORP	Equity		13,024,690
LATTICE SEMICONDUCTOR CORP	Equity		11,064,960
LATTICE SEMICONDUCTOR CORP	Equity		3,820,274
LCI INDUSTRIES	Equity		9,248,899
LEGENCE CORP A	Equity		6,101,953
LEGENCE CORP A	Equity		5,080,011
LEGEND BIOTECH CORP SPON ADR	Equity		2,738,370
LIBERTY MEDIA CORP LIBERTY FORMULA ONE CL C	Equity		15,203,344
LIFE TIME GROUP HOLDINGS INC	Equity		4,851,408
LITHIA MOTORS INC CL A	Equity		10,526,885
LIVE NATION ENTERTAINMENT INC	Equity		16,374,675
M/I HOMES INC	Equity		2,096,589
MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC	Equity		7,581,024
MADRIGAL PHARMACEUTICALS INC	Equity		9,119,444
MAGNITE INC	Equity		2,316,135
MASIMO CORP	Equity		5,418,300
MATTEL INC	Equity		9,950,296
MEDLINE INC	Equity		4,853,142
MEDPACE HOLDINGS INC	Equity		13,906,454
MELROSE INDUSTRIES PLC	Equity		10,854,607
MERCURY SYSTEMS INC	Equity		2,781,681
MERIT MEDICAL SYSTEMS INC	Equity		7,051,200
MIRION TECHNOLOGIES INC-A	Equity		4,994,596
MKS INC	Equity		11,879,532
MKS INC	Equity		4,353,112
MODINE MANUFACTURING CO	Equity		13,402,001
MODINE MANUFACTURING CO	Equity		893,983
MONGODB INC CL A	Equity		9,835,015
MONGODB INC CL A	Equity		17,266,047

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
MONOLITHIC POWER SYS INC	Equity		8,702,869
MONOLITHIC POWER SYS INC	Equity		2,810,622
MP MATERIALS CORP	Equity		1,115,987
NATERA INC	Equity		17,015,660
NEPTUNE INSURANCE HOLDINGS INC	Equity		6,185,798
NEXTPOWER INC	Equity		7,151,731
NIQ GLOBAL INTELLIGENCE PLC	Equity		2,913,288
NMI HOLDINGS INC	Equity		97,814
NOVA MEASURING INSTRUMENTS LTD	Equity		22,133,486
NUVALENT INC-A	Equity		8,308,231
NUVALENT INC-A	Equity		4,122,782
ODDITY TECH LTD A	Equity		4,155,255
OLLIES BARGAIN OUTLET HOLDINGS INC	Equity		6,982,157
ONTO INNOVATION INC	Equity		4,175,397
OPTION CARE HEALTH INC	Equity		3,536,779
PAGAYA TECHNOLGOIES LTD A	Equity		6,642,752
PALOMAR HLDGS INC	Equity		6,891,626
PARSONS CORP	Equity		7,080,920
PARSONS CORP	Equity		2,381,710
PARSONS CORP	Equity		4,393,980
PATRICK INDUSTRIES INC	Equity		10,908,058
PATTERN GROUP INC	Equity		973,630
PEGASYSTEMS INC	Equity		12,099,272
PENUMBRA INC	Equity		5,240,699
PERELLA WEINBERG PARTNERS	Equity		4,601,800
PERMIAN RESOURCES CORP CL A	Equity		2,744,549
PIPER SANDLER COS	Equity		8,275,336
PLANET FITNESS INC CL A	Equity		4,644,360
PLANET FITNESS INC CL A	Equity		8,927,081
POPULAR INC	Equity		9,482,198
PRIMERICA INC	Equity		4,448,959
PRIMORIS SVCS CORP	Equity		6,651,421
PROCEPT BIOROBOTICS CORP	Equity		5,342,506
PROCEPT BIOROBOTICS CORP	Equity		2,249,673
PROCORE TECHNOLOGIES INC	Equity		5,103,293
PROCORE TECHNOLOGIES INC	Equity		5,907,215
PURE STORAGE INC CL A	Equity		8,103,988
PURE STORAGE INC CL A	Equity		7,677,269
RADNET INC	Equity		7,427,535

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
RADNET INC	Equity		2,687,041
RAMBUS INC	Equity		7,112,286
RAMBUS INC	Equity		2,434,626
RBC BEARINGS INC	Equity		16,682,044
RBC BEARINGS INC	Equity		19,551,548
REDDIT INC A	Equity		9,874,066
REGAL REXNORD CORP	Equity		12,803,498
REGAL REXNORD CORP	Equity		4,320,453
RENASANT CORP	Equity		8,987,228
REVOLUTION MEDICINES INC	Equity		7,513,783
REVOLUTION MEDICINES INC	Equity		7,104,780
RHYTHM PHARMACEUTICALS INC	Equity		9,044,880
RHYTHM PHARMACEUTICALS INC	Equity		4,849,982
RIGETTI COMPUTING INC A	Equity		1,528,572
ROBLOX CORP	Equity		10,587,785
ROCKET LAB CORP	Equity		6,117,952
ROKU INC CLASS A	Equity		3,904,881
RUSH STREET INTERACTIVE INC	Equity		3,184,286
RXO INC	Equity		3,798,788
RYERSON HOLDING CORP	Equity		2,880,493
SAIA INC	Equity		14,552,017
SAIA INC	Equity		5,191,668
SANMINA CORP	Equity		12,301,838
SEACOAST BANKING CORP FLORIDA	Equity		6,800,545
SELECTIVE INSURANCE GROUP INC	Equity		13,166,144
SEMTECH CORP	Equity		4,505,554
SERVICETITAN INC-A	Equity		7,151,369
SHOALS TECHNOLOGIES GROUP INC	Equity		223,703
SILA REALTY TRUST INC	Equity		3,184,449
SILICON MOTION TECH CORP ADR	Equity		14,478,813
SITEONE LANDSCAPE SUPPLY INC	Equity		6,796,990
SITIME CORP	Equity		7,805,499
SKYWARD SPECIALTY INSURANCE GROUP INC	Equity		6,245,642
SOLENO THERAPEUTICS INC	Equity		372,669
SOMNIGROUP INTERNATIONAL INC	Equity		5,663,745
SPX TECHNOLOGIES INC	Equity		15,358,006
SPX TECHNOLOGIES INC	Equity		1,802,541
STAG INDUSTRIAL INC CL A	Equity		1,356,959
STEPSTONE GROUP INC CLASS A	Equity		15,163,371

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
STEPSTONE GROUP INC CLASS A	Equity		3,604,942
STERLING INFRASTRUCTURE INC	Equity		4,666,945
STRIDE INC	Equity		3,186,245
SUN COUNTRY AIRLINES HOLDINGS INC	Equity		11,779,913
SWEETGREEN INC CL A	Equity		2,169,744
SYMBOTIC INC	Equity		205,216
TALEN ENERGY CORP	Equity		4,400,622
TARSUS PHARMACEUTICALS INC	Equity		1,694,916
TECHNIPFMC PLC	Equity		2,686,968
TELEDYNE TECHNOLOGIES INC	Equity		6,139,485
TERADYNE INC	Equity		88,844
TETRA TECHNOLOGIES INC	Equity		4,321,922
TEXAS ROADHOUSE INC	Equity		4,512,212
TEXAS ROADHOUSE INC	Equity		6,158,600
TIDEWATER INC	Equity		4,785,873
TIMKEN CO	Equity		2,789,078
TOPBUILD CORP	Equity		6,304,992
TOPBUILD CORP	Equity		7,987,937
TRANSMEDICS GROUP INC	Equity		7,951,531
TREVI THERAPEUTICS INC	Equity		4,237,770
TRIUMPH FINANCIAL INC	Equity		12,411,638
TWIST BIOSCIENCE CORP	Equity		9,692,236
TYLER TECHNOLOGIES INC	Equity		11,612,495
UFP TECHNOLOGIES INC	Equity		4,448,149
ULTRA CLEAN HOLDINGS INC	Equity		11,911,686
ULTRAGENYX PHARMA INC	Equity		10,290,246
UNITED THERAPEUTICS CORP DEL	Equity		11,649,660
UNITY SOFTWARE INC	Equity		6,244,975
US FOODS HOLDING CORP	Equity		14,324,358
VAXCYTE INC	Equity		5,928,529
VERA THERAPEUTICS INC	Equity		5,739,234
VERACYTE INC	Equity		15,536,837
VERICEL CORP	Equity		1,914,940
VERTEX INC - CLASS A	Equity		1,887,644
VERTICAL AEROSPACE LTD	Equity		2,021,967
VIKING HOLDINGS LTD	Equity		11,602,840
VITA COCO CO INC/THE	Equity		4,068,146
VOYAGER TECHNOLOGIES INC	Equity		4,314,799
VSE CORP	Equity		15,203,760

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
WATERS CORP	Equity		7,526,711
WAYSTAR HOLDING CORP	Equity		5,044,155
WAYSTAR HOLDING CORP	Equity		2,810,802
WEAVE COMMUNICATIONS INC	Equity		6,610,359
WESCO INTERNATIONAL INC	Equity		7,042,207
WEST PHARMACEUTICAL SVCS INC	Equity		22,937,046
WINGSTOP INC	Equity		10,860,119
WINGSTOP INC	Equity		2,747,166
WINTRUST FINANCIAL CORP	Equity		5,692,072
WOODWARD INC	Equity		14,837,563
XENON PHARMACEUTICALS INC	Equity		4,724,028
XENON PHARMACEUTICALS INC	Equity		2,032,587
XYLEM INC	Equity		11,742,801
ZETA GLOBAL HOLDINGS CORP	Equity		1,823,991
ZSCALER INC	Equity		8,286,704
Common Collective Trusts
SSBK GOVT STIF FUND	Common collective trust		43,750,944
VANGUARD RUSSELL 2000 GROWTH INDEX	Common collective trust		719,475,886
SMID Cap Growth Account Total			3,562,487,039

PIMCO Total Return Account
Mutual Funds
HIGH YIELD PORTFOLIO INSTL CL	Mutual fund		20,775,452
PIMCO ASSET BACK SECS PORT-UNL	Mutual fund		432,337,627
PIMCO EMMERG MKTS FD INST CL	Mutual fund		86,905,148
PIMCO INTL PORT FUND(UNLISTED)	Mutual fund		111,858,924
PIMCO INV GRD CORP PORT(UNLST)	Mutual fund		435,489,061
PIMCO MTG PORT INSTL CL (UNLST)	Mutual fund		237,119,749
PIMCO MUNI SECTR PORT INSTL CL	Mutual fund		20,233,859
PIMCO REAL RETURN BOND FUND INST CL	Mutual fund		92,476,144
PIMCO SHORT TM FLT NAV PORT II	Mutual fund		115,084,390
PIMCO US GOVT SECTOR PORT INST	Mutual fund		238,964,921
PIMCO Total Return Account Total			1,791,245,275

International Growth Account
Currency
AUSTRALIAN DOLLAR CURRENCY	Currency		45,654
BRAZILIAN REAL	Currency		79,590
BRITISH POUND STERLING CURRENCY	Currency		34,205

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
CANADIAN DOLLAR	Currency		111,544
DANISH KRONE	Currency		(53,240)
EURO MONETARY UNIT.	Currency		152,819
HONG KONG DOLLAR	Currency		13,349
INDIAN RUPEE	Currency		114,113
ISRAELI SHEKEL	Currency		272
JAPANESE YEN	Currency		396,717
NEW ZEALAND DOLLAR CURRENCY	Currency		2,282
NORWEGIAN KRONA	Currency		3,317
POLAND ZLOTY NEW	Currency		213
SINGAPORE DOLLAR CURRENCY	Currency		5,521
SOUTH AFRICAN RAND CURRENCY	Currency		513,275
SOUTH KOREAN WON	Currency		14,404
SWEDISH KRONA CURRENCY	Currency		40,925
SWISS FRANC	Currency		655
TAIWAN DOLLAR	Currency		1
Equity
3I GROUP PLC	Equity		326,226
AAC TECHNOLOGIES HOLDINGS INC	Equity		160,356
ABB LTD	Equity		664,048
ACCOR SA	Equity		7,354,732
ACCTON TECHNOLOGY CORP	Equity		264,576
ACCTON TECHNOLOGY CORP	Equity		4,297,477
ACS ACTIVIDADES CONST Y SRV SA	Equity		261,155
ADDTECH AB CL B	Equity		189,011
ADIDAS AG	Equity		591,235
ADIDAS AG	Equity		5,472,298
ADVANCED INFO SERVICE NVDR	Equity		2,209,994
ADVANTEST CORP	Equity		727,037
ADVANTEST CORP	Equity		8,916,727
ADYEN BV	Equity		641,512
ADYEN BV	Equity		6,610,647
AEGON LTD	Equity		262,941
AEON CO LTD	Equity		379,520
AEROPORTS DE PARIS	Equity		150,686
AGNICO EAGLE MINES LTD	Equity		492,636
AIA GROUP LTD	Equity		453,773
AIA GROUP LTD	Equity		2,895,114
AIA GROUP LTD	Equity		12,568,078

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
AIR LIQUIDE SA	Equity		5,686,099
AIR LIQUIDE SA (INTERIM)	Equity		8,038,247
AIR LIQUIDE SA(PRIME FIDE)(UNL)	Equity		7,588,685
AIR LIQUIDE SA-PF-2024	Equity		3,107,570
AIRBUS SE	Equity		980,670
AIRBUS SE	Equity		7,813,181
AISIN CORP	Equity		313,820
AJINOMOTO CO INC	Equity		338,815
AKESO INC	Equity		217,791
AL RAJHI BANK (HSBC) (ELN) 9/30/26	Equity		2,326,659
ALAMOS GOLD INC A	Equity		189,403
ALCHIP TECHNOLOGIES LTD	Equity		111,955
ALCON INC	Equity		450,174
ALCON INC	Equity		11,333,599
ALDAR PROPERTIES PJSC	Equity		476,744
ALFA LAVAL AB	Equity		206,129
ALIBABA GROUP HOLDING LTD	Equity		746,779
ALIBABA GROUP HOLDING LTD	Equity		9,677,619
ALIBABA GROUP HOLDING LTD	Equity		10,669,588
ALIBABA GROUP HOLDING LTD SPON ADR	Equity		5,989,112
ALPHA BANK SA	Equity		223,361
ALSTOM	Equity		182,123
ALTEOGEN INC	Equity		195,553
AMADEUS IT GROUP SA	Equity		522,633
AMADEUS IT GROUP SA	Equity		16,265,441
ANGLOGOLD ASHANTI PLC	Equity		394,809
ANHEUSER-BUSCH INBEV SA/NV	Equity		179,813
ANTOFAGASTA PLC	Equity		381,617
AON PLC	Equity		5,882,157
AON PLC	Equity		11,856,768
APR CORP/KOREA	Equity		1,043,101
ARCELORMITTAL SA	Equity		317,619
ARGENX SE	Equity		808,688
ARGENX SE	Equity		5,991,873
ARISTOCRAT LEISURE LTD	Equity		332,704
ASAHI KASEI CORP	Equity		181,783
ASELSAN AS	Equity		209,902
ASELSAN AS	Equity		3,056,916
ASHTEAD GROUP PLC	Equity		8,041,705

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ASIA VITAL COMPONENTS CO LTD	Equity		192,651
ASICS CORP	Equity		294,858
ASM INTERNATIONAL NV (NETH)	Equity		644,781
ASML HOLDING NV	Equity		2,433,117
ASML HOLDING NV	Equity		16,833,664
ASML HOLDING NV	Equity		28,324,648
ASPEED TECH INC	Equity		231,564
ASPEED TECH INC	Equity		5,650,166
ASR NEDERLAND NV	Equity		293,155
ASSA ABLOY AB SER B	Equity		143,498
ASSA ABLOY AB SER B	Equity		3,625,956
ASSOCIATED BRITISH FOODS PLC	Equity		-
ASTELLAS PHARMA INC	Equity		547,836
ASTRAZENECA PLC	Equity		1,717,738
ASTRAZENECA PLC	Equity		12,663,604
ATKINSREALIS GROUP INC	Equity		170,287
ATLAS COPCO AB SER A	Equity		5,071,933
ATLAS COPCO AB SER A	Equity		7,296,082
AVOLTA AG	Equity		131,523
BAE SYSTEMS PLC	Equity		503,849
BAIDU INC CL A	Equity		1,532,508
BAJAJ FINANCE LTD	Equity		1,402,518
BANCO BILBAO VIZ ARGENTARIA SA	Equity		172,032
BANCO BTG PACTUAL SA US(1CS)	Equity		470,171
BANCO BTG PACTUAL SA US(1CS)	Equity		2,075,470
BANCO SANTANDER SA	Equity		323,016
BANK CENTRAL ASIA	Equity		8,446,817
BANK HAPOALIM LTD (REG)	Equity		482,634
BANK LEUMI LE-ISRAEL BM	Equity		416,696
BANK OF MONTREAL	Equity		2,608,004
BARCLAYS PLC ORD	Equity		503,115
BARRICK MINING CORP	Equity		463,405
BEIJER REF AB SER B	Equity		189,029
BELIMO HOLDING AG (REG)	Equity		157,758
BEONE MEDICINES LTD	Equity		221,167
BHARAT ELECTRONICS LTD (DEMAT)	Equity		4,712,929
BHARTI AIRTEL LIMITED	Equity		4,109,484
BILIBILI INC CL Z	Equity		173,004
BIM BIRLESIK MAGAZALAR AS	Equity		190,479

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
BIOMERIEUX	Equity		148,809
BIZLINK HOLDING INC	Equity		193,927
BOMBARDIER INC CL B SUB VTG	Equity		144,603
BOUYGUES ORD	Equity		250,229
BP PLC	Equity		420,685
BPER BANCA	Equity		341,026
BRADESCO SA PREF (BANCO BRAESCO)	Equity		3,705,884
BRAMBLES LTD	Equity		224,748
BRIDGESTONE CORP	Equity		444,185
BRITISH AMERICAN TOBACCO PLC	Equity		591,031
BSE LTD	Equity		1,712,854
BUENAVENTURA SPON ADR	Equity		192,918
BUREAU VERITAS SA	Equity		4,483,722
BYD COMPANY LTD H	Equity		270,759
CAE INC	Equity		173,675
CALLEBAUT (BARRY) AG	Equity		235,776
CAMECO CORP	Equity		1,380,553
CANADIAN NATL RAILWAY CO	Equity		11,798,341
CANADIAN PACIFIC KANSAS CITY LTD	Equity		477,439
CANON INC	Equity		334,224
CAPCOM CO LTD	Equity		195,789
CAPITALAND INVESTMENT LTD/SINGAPORE	Equity		215,889
CAPITEC BANK HOLDINGS LIMITED	Equity		2,486,955
CAR GROUP LTD	Equity		143,242
CCL INDUSTRIES INC B NON VTG	Equity		122,228
CELESTICA INC	Equity		296,399
CELLTRION INC	Equity		354,156
CENCOSUD SA	Equity		167,387
CHINA CONSTRUCTION BANK CORP H	Equity		6,253,615
CHINA MERCHANTS BANK CO LTD H	Equity		1,746,952
CHINA NATL BLDG MATERIAL CO H	Equity		134,205
CHINA RUYI HOLDINGS LTD	Equity		150,827
CHROMA ATE INC	Equity		173,035
CHUGAI PHARMACEUTICAL CO LTD	Equity		6,189,723
CIE FINANCIERE RICHEMONT SA A	Equity		21,927,089
CLICKS GROUP LTD	Equity		722,528
COCHLEAR LTD	Equity		177,604
COLOPLAST AS CL B	Equity		223,180
COMMERZBANK AG	Equity		587,201

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
COMMONWEALTH BK OF AUSTRALIA	Equity		4,329,011
COMPASS GROUP PLC	Equity		608,982
COMPASS GROUP PLC	Equity		10,992,782
COMPUTERSHARE LTD	Equity		124,055
CONSTELLATION SOFTWARE INC	Equity		372,822
CONTEMPORARY AMPEREX TECHNOLOGY CO LTD A (HSBC) (E	Equity		4,248,300
CONTEMPORARY AMPEREX TECHNOLOGY CO LTD H	Equity		207,846
CSL LIMITED	Equity		384,022
CTS EVENTIM AG & CO KGAA	Equity		10,242,504
CYBER-ARK SOFTWARE LTD	Equity		530,811
CYRELA BRAZIL REALTY SA EMPR	Equity		933,505
DAIICHI SANKYO CO LTD	Equity		339,844
DASSAULT AVIATION SA	Equity		3,581,941
DAVIDE CAMPARI MILANO NV	Equity		7,114,658
DELTA ELECTRONICS IND CO LTD	Equity		491,452
DELTA ELECTRONICS IND CO LTD	Equity		5,160,214
DELTA ELECTRONICS IND CO LTD	Equity		5,304,609
DELTA ELECTRONICS THAI-NVDR	Equity		207,228
DEMANT A/S	Equity		128,565
DENSO CORP	Equity		439,480
DESCARTES SYS GROUP INC	Equity		135,363
DEUTSCHE BANK AG	Equity		643,664
DEUTSCHE BOERSE AG	Equity		8,862,360
DEUTSCHE TELEKOM AG (REGD)	Equity		155,736
DIAGEO PLC	Equity		254,661
DIAGEO PLC	Equity		8,352,077
D’IETEREN SA	Equity		163,500
DINO POLSKA SA	Equity		237,860
DIPLOMA PLC	Equity		8,892,267
DISCO CORP	Equity		276,768
DIVIS LABORATORIES LTD	Equity		653,107
DLF LIMITED	Equity		1,253,356
DOLLARAMA INC	Equity		548,066
DOLLARAMA INC	Equity		5,410,118
DONGFENG MOTOR GP CO LTD H	Equity		154,126
DOOSAN CO LTD	Equity		153,899
DOOSAN ENERBILITY	Equity		180,723
DSV A/S	Equity		521,423

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
DSV A/S	Equity		6,719,034
E INK HOLDINGS INC	Equity		176,831
EAST JAPAN RAILWAY CO	Equity		284,893
EASTROC BEVERAGE GROUP CO LTD A (HSBC) (CWT) 04/21	Equity		2,160,163
ECOPRO BM CO LTD	Equity		185,637
ELBIT SYSTEMS LTD	Equity		332,660
ELITE MATERIAL CO LTD	Equity		209,875
ELITE MATERIAL CO LTD	Equity		2,933,003
EMAAR PROPERTIES	Equity		3,285,177
EMBRAER SA	Equity		177,855
EMBRAER SA	Equity		7,162,699
ENDEAVOUR MINING PLC	Equity		165,764
ENEOS HOLDINGS INC	Equity		298,234
EQT AB	Equity		333,432
EQUATORIAL ENERGIA SA	Equity		302,815
ERSTE GROUP BANK AG	Equity		635,235
ERSTE GROUP BANK AG	Equity		9,110,963
ESSILORLUXOTTICA	Equity		4,928,761
ESSILORLUXOTTICA	Equity		21,444,026
EVOLUTION MINING LTD	Equity		254,782
EXPERIAN PLC	Equity		564,559
FALABELLA SA	Equity		119,361
FDJ UNITED	Equity		121,692
FINECOBANK SPA	Equity		7,295,651
FINECOBANK SPA	Equity		11,255,167
FIRST QUANTUM MINERALS LTD	Equity		160,949
FIRSTSERVICE CORP	Equity		268,416
FISHER & PAYKEL HEALTHCARE CORP	Equity		199,502
FLUTTER ENTERTAINMENT PLC	Equity		7,927,726
FRANCO-NEVADA CORP	Equity		300,150
FRESNILLO PLC	Equity		171,673
FUJIKURA LTD	Equity		534,423
FUJITSU LTD	Equity		467,059
FUTU HOLDINGS LTD ADR	Equity		280,471
FUTURE CASH COLL MORGAN STANLEY	Equity		12,081,507
FUTURES CASH COLLATERAL	Equity		2,861,087
FUYAO GLASS INDUSTRY GROUP CO LTD H	Equity		145,060
GALAXY ENT GROUP LTD	Equity		108,322

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
GALAXY ENT GROUP LTD	Equity		1,752,852
GALDERMA GROUP AG	Equity		602,477
GALDERMA GROUP AG	Equity		8,680,874
GAMUDA BHD	Equity		226,297
GEA GROUP AG	Equity		130,487
GEBERIT AG (REG)	Equity		11,910,150
GEELY AUTO HLDGS LTD	Equity		142,598
GENMAB AS	Equity		500,080
GFL ENVIRONMENTAL INC	Equity		178,098
GIGABYTE TECHNOLOGY CO LTD	Equity		175,077
GILDAN ACTIVEWEAR INC	Equity		370,274
GLOBAL UNICHIP CORP	Equity		203,336
GOLD CIRCUIT ELECTRONICS LTD	Equity		197,212
GOLD FIELDS LTD	Equity		379,070
GOLD FIELDS LTD	Equity		570,226
GOODMAN GROUP STAPLED UNIT	Equity		351,818
GRAB HOLDINGS LTD CL A	Equity		158,642
GRAB HOLDINGS LTD CL A	Equity		1,454,086
GRAB HOLDINGS LTD CL A	Equity		6,664,444
GRIFOLS	Equity		110,204
GRUPO FINANCIERO BANORTE SAB	Equity		1,292,319
H WORLD GROUP LTD ADR	Equity		235,015
HALEON PLC	Equity		18,958,911
HALMA PLC	Equity		434,556
HANWHA AEROSPACE CO LTD	Equity		274,877
HANWHA AEROSPACE CO LTD	Equity		5,840,973
HANWHA OCEAN CO LTD	Equity		247,657
HARMONY GOLD MINING CO LTD	Equity		247,416
HD HYUNDAI ELECTRIC CO LTD	Equity		220,724
HD HYUNDAI ELECTRIC CO LTD	Equity		4,257,663
HD HYUNDAI HEAVY INDUSTRIES CO LTD	Equity		193,184
HD HYUNDAI HEAVY INDUSTRIES CO LTD	Equity		5,534,183
HD HYUNDAI MARINE SOLUTION CO LTD	Equity		1,741,222
HD KOREA SHIPBUILDING & OFFSHORE ENGINEERING CO LT	Equity		223,659
HDFC BANK LTD (DEMAT)	Equity		4,231,622
HDFC BANK LTD (DEMAT)	Equity		12,392,989
HDFC BANK LTD SPON ADR	Equity		9,178,702
HEIDELBERG MATERIALS AG	Equity		702,084

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
HERMES INTERNATIONAL SA	Equity		476,311
HERMES INTERNATIONAL SA	Equity		6,635,934
HITACHI LTD	Equity		779,238
HITACHI LTD	Equity		8,852,516
HOCHTIEF AG	Equity		107,327
HON HAI PRECISION IND CO LTD	Equity		551,400
HON HAI PRECISION IND CO LTD	Equity		6,380,803
HONG KONG EXCHS & CLEARING LTD	Equity		2,225,834
HONG KONG EXCHS & CLEARING LTD	Equity		5,226,782
HORIZON ROBOTICS	Equity		208,302
HOWDEN JOINERY GROUP PLC	Equity		9,126,023
HOYA CORP	Equity		9,798,187
HSBC HOLDINGS PLC	Equity		162,542
HUA HONG SEMICONDUCTOR LTD	Equity		181,389
HYBE CO LTD	Equity		208,822
HYOSUNG HEAVY INDUSTRIES CO LTD	Equity		180,420
HYUNDAI ROBOTICS CO LTD	Equity		208,612
HYUNDAI ROTEM CO LTD	Equity		208,078
ICG PLC	Equity		5,122,906
ICICI BANK LTD (DEMAT)	Equity		2,557,969
IDEMITSU KOSAN CO LTD	Equity		247,717
IMPALA PLATINUM HOLDINGS LTD	Equity		246,068
IMPERIAL BRANDS PLC	Equity		213,828
INDIAN HOTELS LTD	Equity		1,591,592
INDITEX SA	Equity		8,370,233
INDITEX SA	Equity		10,077,279
INDITEX SA	Equity		13,110,725
INDUSTRIAS PENOLES SAB DE CV	Equity		278,646
INDUTRADE AB	Equity		144,843
INFINEON TECHNOLOGIES AG	Equity		399,151
INFINEON TECHNOLOGIES AG	Equity		6,564,049
INFORMA PLC	Equity		175,080
INNOVENT BIOLOGICS INC	Equity		200,846
INTERCONTINENTAL HOTELS GP PLC	Equity		338,389
INTERCONTINENTAL HOTELS GP PLC	Equity		25,585,761
INTERNATIONAL GAMES SYS CO LTD	Equity		206,972
INTERTEK GROUP PLC	Equity		8,343,130
INTERTEK GROUP PLC	Equity		8,820,342
INTESA SANPAOLO SPA	Equity		458,730

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
INTL CONTAINER TERMINL SRV INC	Equity		213,973
ISRAEL DISCOUNT BANK LTD CL A	Equity		197,617
J&T GLOBAL EXPRESS LIMITED	Equity		134,272
JAMES HARDIE INDUSTRES PLC CDI	Equity		4,675,552
JAPAN POST BANK CO LTD	Equity		279,228
JD HEALTH INTERNATIONAL INC	Equity		1,725,394
JENTECH PRECISION INDUS CO LTD	Equity		87,554
JERONIMO MARTINS & FILHO SGPS	Equity		219,572
JFE HOLDINGS INC	Equity		232,090
JULIUS BAER GRUPPE AG	Equity		179,377
KAJIMA CORP	Equity		432,112
KAKAO CORP	Equity		236,775
KAWASAKI HEAVY INDUSTRIES LTD	Equity		238,560
KB FINANCIAL GROUP INC	Equity		3,022,692
KBC GROUPE SA	Equity		457,855
KEYENCE CORP	Equity		253,294
KEYENCE CORP	Equity		5,045,258
KEYENCE CORP	Equity		6,802,758
KEYENCE CORP	Equity		20,444,459
KING SLIDE WORKS CO LTD	Equity		119,610
KINGDEE INTL SFTWRE GRP CO LTD	Equity		155,395
KINGFISHER PLC	Equity		180,901
KINGSPAN GROUP PLC	Equity		218,811
KINROSS GOLD CORP	Equity		231,923
KIOXIA HOLDINGS CORPORATION	Equity		239,824
KIRIN HOLDINGS CO LTD	Equity		164,888
KLARNA GROUP PLC	Equity		4,495,418
KNORR-BREMSE AG	Equity		177,123
KOBE BUSSAN CO LTD	Equity		133,076
KOC HLDG AS	Equity		163,912
KONAMI GROUP CORPORATION	Equity		258,727
KONGSBERG GRUPPEN ASA	Equity		185,612
KOREA AEROSPACE INDUSTRIES LTD	Equity		227,097
KOREA ELECTRIC POWER CORP	Equity		233,703
KUAISHOU TECHNOLOGY CLASS B	Equity		255,547
KUAISHOU TECHNOLOGY CLASS B	Equity		1,478,228
LAOPU GOLD CO LTD H	Equity		1,659,604
LAOPU GOLD CO LTD H	Equity		4,277,967
LARSEN & TOUBRO LTD GDR	Equity		6,136,416

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
LEGAL & GENERAL GROUP PLC ORD	Equity		254,823
LEGRAND SA	Equity		182,893
LEONARDO SPA	Equity		401,695
LG CHEMICAL LTD	Equity		148,567
LG CORP	Equity		236,182
LG ENERGY SOLUTION	Equity		208,383
LI AUTO INC CL A	Equity		164,985
LIFCO AB	Equity		171,249
LINDE PLC	Equity		1,724,321
LINDE PLC	Equity		13,326,357
LLOYDS BANKING GROUP PLC	Equity		488,299
LOCALIZA RENT A CAR SA	Equity		10,595
LOCALIZA RENT A CAR SA	Equity		289,420
LONDON STOCK EXCHANGE GRP PLC	Equity		465,177
LONDON STOCK EXCHANGE GRP PLC	Equity		8,509,783
LONDON STOCK EXCHANGE GRP PLC	Equity		27,963,714
LONZA GROUP AG	Equity		719,013
LONZA GROUP AG	Equity		5,151,908
LONZA GROUP AG	Equity		9,283,347
L’OREAL SA (TEMP)	Equity		10,901,680
L’OREAL SA ORD	Equity		2,541,887
L’OREAL SA ORD	Equity		4,278,125
LOTUS BAKERIES	Equity		110,704
LS ELECTRIC CO LTD	Equity		158,948
LVMH MOET HENNESSY LOUIS VUITTON SE	Equity		163,729
LVMH MOET HENNESSY LOUIS VUITTON SE	Equity		10,924,354
LVMH MOET HENNESSY LOUIS VUITTON SE	Equity		22,397,502
LY CORPORATION	Equity		257,021
LYNAS RARE EARTHS LTD	Equity		114,715
M3 INC	Equity		106,618
MAHINDRA & MAHINDRA LTD(DEMAT)DEMATERIALIZED SHS	Equity		4,565,030
MAKEMYTRIP LIMITED	Equity		1,162,819
MARKS & SPENCER GROUP PLC	Equity		-
MAX HEALTHCARE INSTITUTE LTD	Equity		451,572
MEITUAN CL B	Equity		395,536
MERCADOLIBRE INC	Equity		807,718
MERCADOLIBRE INC	Equity		5,934,010
MERIDIAN ENERGY LTD	Equity		135,110

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
METSO CORPORATION	Equity		167,137
MINEBEA MITSUMI INC	Equity		246,644
MINOR INTERNATIONAL PCL NVDR	Equity		100,687
MITSUBISHI CHEMICAL GROUP CORP	Equity		236,603
MITSUBISHI ELECTRIC CORP ORD	Equity		602,981
MITSUBISHI HEAVY INDS LTD	Equity		715,832
MITSUBISHI UFJ FINL GRP INC	Equity		826,013
MITSUI FUDOSAN CO	Equity		169,366
MIZRAHI TEFAHOT BANK LTD	Equity		146,239
MIZUHO FINANCIAL GROUP INC	Equity		280,197
MMG LTD	Equity		184,805
MONDAY.COM LTD	Equity		120,704
MOWI ASA	Equity		311,672
MTN GROUP LTD	Equity		168,415
MTU AERO ENGINES AG	Equity		318,590
MTU AERO ENGINES AG	Equity		11,697,623
NASPERS LTD N SHS	Equity		465,415
NASPERS LTD N SHS	Equity		4,479,468
NATIONAL BANK OF GREECE SA	Equity		2,988,787
NATWEST GROUP PLC	Equity		322,172
NEC CORP	Equity		427,132
NEMETSCHEK SE	Equity		183,764
NESTLE SA (REG)	Equity		553,894
NESTLE SA (REG)	Equity		19,418,690
NEXT PLC	Equity		127,236
NICE LTD	Equity		198,591
NIDEC CORP	Equity		205,523
NINTENDO CO LTD	Equity		500,530
NINTENDO CO LTD	Equity		5,821,027
NIPPON PAINT HOLDINGS CO LTD	Equity		191,926
NITTO DENKO CORP (NITTO ELECTRIC)	Equity		4,027,113
NN GROUP NV	Equity		234,013
NOMURA RESEARCH INSTITUTE LTD	Equity		123,003
NORSK HYDRO AS ORD	Equity		262,629
NORTHERN STAR RESOURCES LTD	Equity		373,391
NOVA MEASURING INSTRUMENTS LTD	Equity		213,920
NOVARTIS AG (REG)	Equity		548,761
NOVONESIS (NOVOZYMES) B	Equity		298,103
NOVO-NORDISK AS CL B	Equity		158,386

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
NOVO-NORDISK AS CL B	Equity		12,121,501
NU HOLDINGS LTD/CAYMAN ISLANDS	Equity		631,567
NU HOLDINGS LTD/CAYMAN ISLANDS	Equity		3,180,600
OBIC CO LTD	Equity		273,375
ORIX CORP	Equity		456,447
OTP BANK (REG)	Equity		6,006,497
PAN AM SILVER CORP	Equity		162,897
PAN PACIFIC INTERNATIONAL HOLDINGS LTD	Equity		263,668
PANASONIC HOLDINGS CORP	Equity		213,150
PARTNERS GROUP HOLDING AG	Equity		4,748,907
PICC PROPERTY & CASUALTY CO H	Equity		2,572,968
PIOTECH INC-A (HSBC) (ELN) 01/10/2028	Equity		844,330
PIRAEUS BANK SA	Equity		1,227,939
POP MART INTERNATIONAL GROUP LTD	Equity		212,235
PRIO SA	Equity		164,781
PRO MEDICUS LTD	Equity		140,617
PROSUS NV	Equity		897,355
PRUDENTIAL PLC	Equity		199,984
PRUDENTIAL PLC	Equity		8,353,537
PRYSMIAN SPA	Equity		462,497
PUBLIC POWER CORP OF GREECE	Equity		166,297
PUBLICIS GROUPE SA	Equity		5,179,088
QANTAS AIRWAYS LTD	Equity		111,554
QUANTA COMPUTER INC	Equity		312,325
RAIA DROGASIL SA	Equity		229,161
RAKUTEN GROUP INC	Equity		239,078
RATIONAL AG	Equity		8,653,959
RB GLOBAL INC	Equity		320,703
REA GROUP LTD	Equity		118,591
RECKITT BENCKISER GROUP PLC	Equity		280,170
RECORDATI SPA	Equity		175,240
RECRUIT HOLDINGS CO LTD	Equity		316,287
REDE D’OR SAO LUIZ SA	Equity		198,613
REDE D’OR SAO LUIZ SA	Equity		1,279,125
RELIANCE INDS GDR	Equity		5,980,520
RELIANCE INDUSTRIES LTD(DEMAT)DEMATERIALIZED SHS	Equity		1,636,528
RELX PLC	Equity		10,347,467
RENAULT SA ORD	Equity		117,967

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
RESONA HOLDINGS INC	Equity		213,504
RESONA HOLDINGS INC	Equity		6,114,028
RHEINMETALL AG ORD	Equity		599,877
RHEINMETALL AG ORD	Equity		8,179,978
ROCHE HOLDINGS AG (GENUSSCHEINE)	Equity		603,696
ROLLS-ROYCE HOLDINGS PLC	Equity		970,281
ROLLS-ROYCE HOLDINGS PLC	Equity		7,004,117
RUIJIE NETWORKS CO LTD (HSBC) (ELN) 10/22/2027	Equity		2,026,464
RYANAIR HOLDINGS PLC	Equity		462,635
RYANAIR HOLDINGS PLC SPON ADR	Equity		6,926,847
RYOHIN KEIKAKU CO LTD	Equity		156,292
S&P GLOBAL INC	Equity		16,191,406
SAAB AB CL B	Equity		285,544
SABESP ON (CIA SANEAM BASICO)	Equity		2,030,176
SAFRAN SA	Equity		878,654
SAFRAN SA	Equity		7,727,195
SAINSBURY (J) PLC	Equity		91,367
SALMAR ASA	Equity		173,611
SAMSUNG BIOLOGICS CO LTD	Equity		281,083
SAMSUNG BIOLOGICS CO LTD	Equity		1,953,467
SAMSUNG ELECTRONICS CO LTD	Equity		2,080,486
SAMSUNG ELECTRONICS CO LTD	Equity		17,985,458
SAMSUNG HEAVY INDS CO LTD	Equity		251,981
SANDVIK AB	Equity		439,154
SANRIO CO LTD	Equity		113,006
SAP SE	Equity		1,376,318
SAP SE	Equity		7,617,619
SAP SE	Equity		11,602,601
SAP SE	Equity		16,567,728
SARTORIUS AG PFD NON VTG	Equity		197,837
SARTORIUS STEDIM BIOTECH	Equity		154,245
SARTORIUS STEDIM BIOTECH	Equity		10,269,015
SCHINDLER HOLDING AG PART CERT	Equity		15,066,142
SCHNEIDER ELECTRIC SE	Equity		873,988
SCHNEIDER ELECTRIC SE	Equity		10,771,646
SCHNEIDER ELECTRIC SE	Equity		12,739,362
SCOUT24 SE	Equity		204,185
SCSK CORP	Equity		148,122

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
SEA LTD ADR	Equity		419,578
SEA LTD ADR	Equity		878,319
SEA LTD ADR	Equity		9,145,748
SECOM CO LTD	Equity		9,000,374
SEVERN TRENT PLC	Equity		295,003
SGH LTD	Equity		165,160
SHANDONG GOLD-MINING CO LTD H	Equity		175,607
SHELL PLC	Equity		341,527
SHOPIFY INC CL A	Equity		952,077
SHOPIFY INC CL A	Equity		8,235,708
SIBANYE STILLWATER LTD	Equity		217,942
SIEMENS AG (REGD)	Equity		306,625
SIEMENS ENERGY AG	Equity		811,327
SIEMENS ENERGY INDIA LTD	Equity		1,322,955
SIEYUAN ELECTRIC CO LTD WT 11/15/27	Equity		2,285,572
SIGMA HEALTHCARE LTD	Equity		171,083
SINGAPORE TECH ENGINEERING LTD	Equity		202,410
SK HYNIX INC	Equity		1,316,247
SK HYNIX INC	Equity		11,390,908
SK HYNIX INC	Equity		13,721,215
SK SQUARE CO LTD	Equity		365,388
SKANSKA AB SER B	Equity		232,555
SMC CORP	Equity		3,678,414
SMITH & NEPHEW PLC	Equity		324,839
SOC QUIMICA Y MIN CH PFD B	Equity		229,395
SOCIETE GENERALE SA CL A	Equity		765,845
SOFTBANK GROUP CORP	Equity		5,154,270
SONY GROUP CORP	Equity		154,137
SONY GROUP CORP	Equity		8,729,413
SOUTHERN COPPER CORP	Equity		3,309,136
SPIRAX GROUP PLC	Equity		4,614,344
SPOTIFY TECHNOLOGY SA	Equity		795,573
SPOTIFY TECHNOLOGY SA	Equity		5,430,219
STANDARD CHARTERED PLC	Equity		337,376
STANTEC INC	Equity		172,970
STANTEC INC	Equity		5,185,801
STORA ENSO AB R 1/10 VTG(FINL)	Equity		145,582
STRAUMANN HOLDG AG (REGD)	Equity		307,954
SUMITOMO ELECTRIC INDS LTD	Equity		177,669

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
SUMITOMO MITSUI FINL GROUP INC	Equity		376,530
SUMITOMO MITSUI TRUST GROUP INC	Equity		131,136
SWEDISH ORPHAN BIOVITRUM AB	Equity		190,755
SYMRISE AG	Equity		11,765,597
TAISEI CORP	Equity		359,889
TAIWAN SEMIC MFG CO LTD SP ADR	Equity		25,780,204
TAIWAN SEMIC MFG CO LTD SP ADR	Equity		43,772,923
TAIWAN SEMICONDUCTOR MFG CO LTD	Equity		5,339,372
TAIWAN SEMICONDUCTOR MFG CO LTD	Equity		38,647,563
TAIWAN SEMICONDUCTOR MFG CO LTD	Equity		40,663,275
TECHTRONIC INDUSTRIES CO LTD	Equity		236,801
TENCENT HOLDINGS LTD	Equity		2,193,519
TENCENT HOLDINGS LTD	Equity		15,787,179
TENCENT HOLDINGS LTD	Equity		18,314,652
TENCENT HOLDINGS LTD	Equity		20,164,981
TENCENT MUSIC ENTERTAINMENT ADR	Equity		199,264
TENCENT MUSIC ENTERTAINMENT ADR	Equity		1,989,655
TERUMO CORP	Equity		440,552
TESCO PLC	Equity		217,849
THE SAGE GROUP PLC	Equity		352,958
TIM SA	Equity		-
TMX GROUP LTD	Equity		178,203
TOKYO ELECTRON LTD	Equity		8,282,022
TOKYO GAS CO LTD	Equity		332,750
TORAY INDUSTRIES INC	Equity		293,680
TOTVS SA	Equity		172,014
TOYOTA MOTOR CORP	Equity		209,964
TRANSURBAN GROUP STAPLED UNIT	Equity		312,248
TRIP.COM GROUP LTD	Equity		167,281
TRIP.COM GROUP LTD ADR	Equity		10,590,114
TUPRAS TURKIY PETROL RAFINE AS	Equity		135,544
TVS MOTOR CO LTD	Equity		3,040,722
TVS MOTOR CO LTD PFD 6% 08/25/2026	Equity		-
UBS GROUP AG	Equity		1,381,206
UBS GROUP AG	Equity		7,380,148
UBS GROUP AG	Equity		16,171,038
UCB SA	Equity		669,321
UNICHARM CORP	Equity		1,134,748
UNICREDIT SPA	Equity		771,110

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
UNILEVER PLC ORD	Equity		9,356,527
UNITED UTILITIES GROUP PLC	Equity		310,093
UNIVERSAL MUSIC GROUP NV	Equity		390,381
UNIVERSAL MUSIC GROUP NV	Equity		5,079,921
UNIVERSAL MUSIC GROUP NV	Equity		10,299,374
UPM KYMMENE CORP	Equity		263,889
VAT GROUP AG	Equity		186,105
VEOLIA ENVIRONNEMENT	Equity		362,926
VESTAS WIND SYSTEMS AS	Equity		421,410
WARTSILA	Equity		263,944
WHEATON PRECIOUS METALS CORP	Equity		374,436
WISE PLC	Equity		5,265,203
WISETECH GLOBAL LTD	Equity		141,995
WISTRON CORP	Equity		288,020
WIWYNN CORP	Equity		143,053
WOOLWORTHS GROUP LTD	Equity		319,806
WSP GLOBAL INC	Equity		316,682
WUXI APPTEC CO LTD H	Equity		1,457,159
WUXI BIOLOGICS (CAYMAN) INC	Equity		155,530
XERO LTD	Equity		202,935
XIAOMI CORP B	Equity		484,768
XIAOMI CORP B	Equity		1,443,193
XPENG INC CL A	Equity		268,147
YANGZIJIANG SHIPBLDG HLDGS LTD	Equity		141,593
YARA INTERNATIONAL ASA	Equity		220,020
YOKOGAWA ELECTRIC	Equity		153,708
ZABKA GROUP SA	Equity		107,483
ZABKA GROUP SA	Equity		6,798,060
ZHAOJIN MINING INDUST CO LTD H	Equity		225,138
ZHEJIANG CHINA COM CITY GR LTD CWT 07/23/2027	Equity		1,410,335
ZIJIN MINING GROUP CO LTD H	Equity		219,934
ZURICH INSURANCE GROUP AG	Equity		225,647
Common Collective Trusts
SSBK GOVT STIF FUND	Common collective trust		91,281,526
International Growth Account Total			1,846,721,849

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
International Value Account
Currency
AUSTRALIAN DOLLAR CURRENCY	Currency		1,178,236
BRAZILIAN REAL	Currency		233,871
BRITISH POUND STERLING CURRENCY	Currency		1,773,648
CANADIAN DOLLAR	Currency		1,653,143
CHINESE RENMINBI	Currency		24,051
DANISH KRONE	Currency		203,200
EURO MONETARY UNIT.	Currency		3,915,437
HONG KONG DOLLAR	Currency		428,633
ISRAELI SHEKEL	Currency		386,778
JAPANESE YEN	Currency		1,404,458
MALAYSIAN RINGGIT	Currency		3,236
NORWEGIAN KRONA	Currency		158,527
PHILIPPINE PESO	Currency		37,455
POLAND ZLOTY NEW	Currency		-
SINGAPORE DOLLAR CURRENCY	Currency		899,530
SOUTH KOREAN WON	Currency		829,947
SWEDISH KRONA CURRENCY	Currency		505,979
SWISS FRANC	Currency		651,038
TAIWAN DOLLAR	Currency		1,055,358
Equity
3I GROUP PLC	Equity		1,066,910
3I GROUP PLC	Equity		1,314,538
ABB LTD	Equity		4,982,076
ABN AMRO BANK NV-GDR	Equity		866,513
ABN AMRO BANK NV-GDR	Equity		1,612,874
ABN AMRO BANK NV-GDR	Equity		2,823,073
ABSA GROUP LTD	Equity		6,179,116
ACCELLERON INDUSTRIES LTD	Equity		2,348,862
ACCENTURE PLC CL A	Equity		4,525,953
ACCOR SA	Equity		3,529,122
ADECCO GROUP AG	Equity		807,755
AEGON LTD	Equity		479,460
AEGON LTD	Equity		4,761,364
AGEAS	Equity		533,964
AGEAS	Equity		1,609,202
AGEAS	Equity		2,457,937
AIA GROUP LTD	Equity		1,096,447
AIA GROUP LTD	Equity		15,116,188
AIB GROUP PLC	Equity		614,448

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
AIB GROUP PLC	Equity		2,232,872
AIB GROUP PLC	Equity		3,699,963
ALFRESA HOLDINGS CORP	Equity		436,258
ALIBABA GROUP HOLDING LTD	Equity		375,940
ALIBABA GROUP HOLDING LTD	Equity		5,963,226
ALIBABA GROUP HOLDING LTD	Equity		10,515,461
ALLIANZ SE (REGD)	Equity		2,538,721
ALLIANZ SE (REGD)	Equity		4,471,674
ALPS ALPINE CO LTD	Equity		176,518
ALROSA CO LTD	Equity		15
AMADA CO LTD	Equity		458,034
AMADA CO LTD	Equity		827,630
AMBEV SA	Equity		1,381,121
AMBEV SA	Equity		4,221,928
AMERICA MOVIL SAB DE CV SPON ADR	Equity		1,642,066
AMG CRITICAL MATERIALS N.V.	Equity		327,716
AMOREPACIFIC NEW	Equity		7,380,621
AMPOL LTD	Equity		1,521,426
AMS-OSRAM AG	Equity		133,235
AMUNDI SA	Equity		257,287
AMUNDI SA	Equity		6,689,219
ANGLO AMERICAN PLC	Equity		1,026,923
ANZ GROUP HOLDINGS LTD	Equity		2,724,195
ARCELORMITTAL SA	Equity		8,993,715
ARKEMA	Equity		727,963
ARKEMA	Equity		5,904,788
ARKEMA	Equity		6,786,458
ASM INTERNATIONAL NV (NETH)	Equity		2,399,070
ASML HOLDING NV	Equity		1,101,237
ASMPT LTD	Equity		841,325
ASMPT LTD	Equity		6,144,192
ASR NEDERLAND NV	Equity		566,363
ASTRA INTL TBK PT (DEMAT)	Equity		8,565,863
ASTRAZENECA PLC	Equity		15,199,224
AUMOVIO SE	Equity		436,808
AUTOLIV INC	Equity		7,797,759
AVIVA PLC	Equity		1,254,014
AXA SA	Equity		1,742,915
AXA SA	Equity		2,440,986

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
AXA SA	Equity		3,649,686
AXIS BK LTD	Equity		8,502,446
AYALA LAND INC	Equity		5,583,504
B3 SA BRASIL BOLSA BALCAO	Equity		6,010,424
BAE SYSTEMS PLC	Equity		11,577,577
BAIDU INC CL A	Equity		1,834,971
BAIDU INC CL A	Equity		12,212,889
BANCA MONTE DEI PASCH SIEN SPA	Equity		1,007,754
BANCO BILBAO VIZ ARGENTARIA SA	Equity		3,607,812
BANCO BPM SPA	Equity		808,204
BANCO BPM SPA	Equity		890,846
BANCO BRADES SA PFD SPON ADR	Equity		2,325,382
BANCO COMERCIAL PORTUGUE (REG)	Equity		388,086
BANCO DE SABADELL SA	Equity		1,031,520
BANCO DE SABADELL SA	Equity		4,882,605
BANCO DO BRASIL SA	Equity		3,249,348
BANCO SANTANDER SA	Equity		4,621,091
BANK HAPOALIM LTD (REG)	Equity		1,177,692
BANK HAPOALIM LTD (REG)	Equity		2,049,473
BANK LEUMI LE-ISRAEL BM	Equity		894,741
BANK LEUMI LE-ISRAEL BM	Equity		1,279,033
BANK MANDIRI (PERSERO) PT	Equity		11,325,456
BANK NEGARA INDO PT TBK(DEMAT)	Equity		991,605
BANK OF CHINA HONG KONG LTD	Equity		1,964,613
BANK OF IRELAND GROUP PLC	Equity		936,562
BANK OF IRELAND GROUP PLC	Equity		2,231,600
BANK OF IRELAND GROUP PLC	Equity		10,202,577
BANK OF MONTREAL	Equity		2,760,209
BANK OF NOVA SCOTIA	Equity		597,401
BANK OF NOVA SCOTIA	Equity		2,834,706
BANK RAKYAT INDONESIA TBK PT	Equity		2,538,032
BANKINTER SA	Equity		566,454
BARCLAYS PLC ORD	Equity		3,067,912
BARCLAYS PLC ORD	Equity		3,820,150
BARCLAYS PLC ORD	Equity		7,547,749
BARRICK MINING CORP	Equity		1,522,335
BASF SE	Equity		1,903,623
BASF SE	Equity		10,701,392
BAWAG GROUP AG	Equity		449,800

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
BAYER AG	Equity		8,078,038
BDO UNIBANK INC	Equity		6,696,417
BEAZLEY PLC/UK	Equity		1,870,238
BHP GROUP LIMITED	Equity		5,060,637
BHP GROUP LIMITED	Equity		7,637,494
BIDVEST GROUP LTD	Equity		6,187,274
BIPROGY INC	Equity		238,487
BIPROGY INC	Equity		5,053,159
BIZLINK HOLDING INC	Equity		23,087,691
BNP PARIBAS	Equity		2,764,496
BNP PARIBAS	Equity		2,970,051
BNP PARIBAS	Equity		6,562,083
BNP PARIBAS	Equity		14,800,599
BOARDWALK REIT UNIT	Equity		1,714,706
BOLIDEN AB	Equity		2,228,905
BP PLC	Equity		2,654,577
BPER BANCA	Equity		744,025
BPER BANCA	Equity		2,022,232
BRADESCO SA PREF (BANCO BRAESCO)	Equity		4,714,346
BRADESCO SA PREF (BANCO BRAESCO)	Equity		5,440,120
BRAMBLES LTD	Equity		722,970
BRIDGESTONE CORP	Equity		4,293,792
BRITISH AMERICAN TOBACCO PLC	Equity		4,979,828
BRITISH LAND CO PLC	Equity		898,589
BT GROUP PLC	Equity		1,732,801
BUDWEISER BREWING CO APAC LTD	Equity		6,596,465
BURBERRY GROUP PLC	Equity		768,618
BURBERRY GROUP PLC	Equity		998,875
CAIXABANK SA	Equity		1,705,238
CAIXABANK SA	Equity		1,738,822
CANADIAN APT PPTY REIT TR UNIT	Equity		2,562,674
CANADIAN IMP BK OF COMMERCE	Equity		2,627,938
CAPGEMINI SA (FF40)	Equity		11,108,593
CARREFOUR SA (SUPERMARCHE)	Equity		1,416,062
CCL INDUSTRIES INC B NON VTG	Equity		1,781,312
CENTRICA PLC	Equity		2,311,938
CHIBA BANK LTD	Equity		580,286
CHIBA BANK LTD	Equity		1,664,863
CHIBA BANK LTD	Equity		8,488,915

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
CHINA HONGXING SPORTS LTD	Equity		28
CHINA INTERNATIONAL CAPITAL CORP LTD H	Equity		5,221,687
CHINA MENGNIU DAIRY CO LTD	Equity		747,770
CHINA MENGNIU DAIRY CO LTD	Equity		6,920,905
CHINA MERCHANTS BANK CO LTD H	Equity		4,654,015
CHINA MERCHANTS BANK CO LTD H	Equity		7,421,824
CHINA OVERSEAS LAND & INV LTD	Equity		3,343,971
CK ASSET HOLDINGS LTD	Equity		1,043,286
CK ASSET HOLDINGS LTD	Equity		1,684,919
CK HUTCHISON HOLDINGS LTD	Equity		1,147,746
CNH INDUSTRIAL NV	Equity		4,795,174
COCA COLA BOTTLERS JAPAN HOLDINGS INC	Equity		18,208
COCA-COLA ICECEK SANAYI AS	Equity		124,351
COMMERZBANK AG	Equity		1,034,272
COMMONWEALTH BK OF AUSTRALIA	Equity		1,529,229
CONTINENTAL AG	Equity		965,667

CONTINENTAL AG	Equity		5,817,882
COSAN SA INDUSTRIA E COMERCIO	Equity		5,376,066
COSMO ENERGY HOLDINGS CO LTD	Equity		692,990
COWAY CO LTD	Equity		320,834
CREDIT AGRICOLE SA	Equity		1,066,032
CREDIT AGRICOLE SA	Equity		1,334,216
DAI-ICHI LIFE HOLDINGS INC	Equity		455,443
DAI-ICHI LIFE HOLDINGS INC	Equity		617,465
DAI-ICHI LIFE HOLDINGS INC	Equity		1,975,555
DAIICHI SANKYO CO LTD	Equity		297,097
DAIICHI SANKYO CO LTD	Equity		4,678,736
DAIKIN INDUSTRIES LTD	Equity		10,896,323
DAIMLER TRUCK HOLDING AG	Equity		1,692,147
DAIMLER TRUCK HOLDING AG	Equity		10,300,248
DAIMLER TRUCK HOLDING AG	Equity		11,078,867
DAIWA SECURITIES GROUP INC	Equity		1,052,548
DANONE SA	Equity		755,241
DANSKE BK AS	Equity		1,274,470
DANSKE BK AS	Equity		3,576,677
DANSKE BK AS	Equity		9,710,516
DBS GROUP HOLDINGS LTD	Equity		3,243,002
DCC PLC	Equity		1,085,124
DENTSU GROUP INC	Equity		1,081,191

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
DERWENT LONDON PLC	Equity		5,296,554
DEUTSCHE BANK AG	Equity		2,180,760
DIAGEO PLC	Equity		5,812,387
DNB BANK ASA	Equity		705,258
DOLLARAMA INC	Equity		816,794
DRAX GROUP PLC	Equity		1,879,367
EASYJET PLC	Equity		1,536,713
EDENRED	Equity		258,809
EDP S.A.	Equity		1,667,641
EIFFAGE SA (FORM FOUGEROLLE)	Equity		875,725
EISAI CO LTD	Equity		781,526
ELBIT SYSTEMS LTD	Equity		530,987
ELECTRIC POWER DEVELOP CO LTD	Equity		1,762,831
ENEL (ENTE NAZ ENERG ELET) SPA	Equity		375,561
ENEL (ENTE NAZ ENERG ELET) SPA	Equity		8,884,532
ENEOS HOLDINGS INC	Equity		1,523,680
ENERFLEX LTD	Equity		487,441
ENGIE SA	Equity		2,962,826
ENGIE SA	Equity		9,030,957
ENI SPA	Equity		2,229,581
ENN ENERGY HOLDINGS LTD	Equity		8,164,216
EQUINOR ASA	Equity		9,890,189
ERG SPA	Equity		938,617
ERICSSON (LM) TELE CO CL B	Equity		1,638,535
ERSTE GROUP BANK AG	Equity		1,525,991
ERSTE GROUP BANK AG	Equity		2,641,795
ERSTE GROUP BANK AG	Equity		15,531,761
EVONIK INDUSTRIES AG	Equity		970,804
EVONIK INDUSTRIES AG	Equity		5,831,873
EXOR NV	Equity		264,881
FAIRFAX FINL HLDGS LTD SUB VTG	Equity		1,686,687
FANUC CORPORATION	Equity		10,393,759
FID BANK TRST ST INV FUND	Equity		-
FIRST ABU DHABI BANK PJSC	Equity		7,749,970
FORVIA	Equity		643,786
FRESENIUS MEDICAL CARE AG	Equity		6,809,340
FRESENIUS SE & CO KGAA	Equity		1,954,148
FRESNILLO PLC	Equity		11,601,430
FUKUOKA FINANCIAL GROUP INC	Equity		3,529,173

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
FUTURES CASH COLLATERAL	Equity		4,832,234
GALAXY ENT GROUP LTD	Equity		6,334,107
GALAXY ENT GROUP LTD	Equity		7,517,159
GALP ENERGIA SGPS SA	Equity		2,208,360
GAZTRANSPORT ET TECHNIGA	Equity		1,354,507
GENERALI	Equity		1,386,064
GENMAB AS	Equity		1,475,365
GLENCORE PLC	Equity		528,281
GLOBALWAFERS CO LTD	Equity		10,962,622
GMO PAYMENT GATEWAY INC	Equity		7,515,239
GOEASY LTD	Equity		526,097
GOLD FIELDS LTD	Equity		10,681,084
GRANITE REAL ESTATE INVT TR	Equity		1,589,492
GREAT WALL MOTOR CO LTD H	Equity		4,826,433
GREAT WEST LIFECO INC	Equity		761,898
GRUPO CIBEST SA SPON ADR	Equity		10,611,484
GRUPO FINANCIERO BANORTE SAB	Equity		7,796,976
GSK PLC	Equity		2,402,524
GSK PLC	Equity		4,409,095
GSK PLC	Equity		8,948,855
HAIER SMART HOME CO LTD	Equity		3,828,545
HAKUHODO DY HOLDINGS INC	Equity		350,382
HANKOOK TIRE AND TECHNOLOGY CO L	Equity		454,878
HANNOVER RUECKVERSICHERUNGS SE(REGD)	Equity		426,399
HEADHUNTER GROUP INC ADR	Equity		1
HEINEKEN NV	Equity		1,472,465
HELLOFRESH AG	Equity		223,620
HENKEL AG & CO KGAA PREF	Equity		1,220,996
HIKMA PHARMACEUTICALS PLC	Equity		690,563
HINO MOTORS LTD	Equity		200,787
HIROGIN HOLDINGS INC	Equity		126,205
HIWIN TECHNOLOGIES CORP	Equity		8,773,779
HONDA MOTOR CO LTD	Equity		1,331,154
HONDA MOTOR CO LTD	Equity		9,046,946
HONG KONG EXCHS & CLEARING LTD	Equity		2,691,950
HORIBA	Equity		649,037
HSBC HOLDINGS PLC	Equity		6,576,513
HSBC HOLDINGS PLC	Equity		7,051,813
HSBC HOLDINGS PLC	Equity		10,144,348

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
HUGO BOSS AG	Equity		821,631
HUSQVARNA AB B SHR	Equity		715,071
HYPERA SA	Equity		6,792,172
HYUNDAI MOBIS	Equity		1,695,702
HYUNDAI MOTOR CO	Equity		11,471,958
IA FINANCIAL CORP INC	Equity		667,502
IA FINANCIAL CORP INC	Equity		2,526,454
IBERDROLA SA	Equity		3,149,656
ICG PLC	Equity		462,953
IDEMITSU KOSAN CO LTD	Equity		3,579,814
IGM FINANCIAL INC	Equity		199,271
IGO LTD	Equity		1,654,152
IIDA GROUP HOLDINGS CO LTD	Equity		1,931,073
IMPERIAL BRANDS PLC	Equity		3,138,687
INDUSTRIVARDEN AB SER C	Equity		522,531
ING GROEP NV	Equity		2,562,119
ING GROEP NV	Equity		2,598,208
ING GROEP NV	Equity		4,030,255
ING GROEP NV	Equity		11,156,627
INSURANCE AUSTRALIA GROUP LTD	Equity		1,170,114
INTACT FINL CORP	Equity		856,638
INTESA SANPAOLO SPA	Equity		2,852,732
INVESTEC PLC	Equity		5,911,049
INVESTOR AB SER B	Equity		1,627,040
IQIYI INC ADR	Equity		4,057,471
iShares Core MSCI EAFE ETF	Equity		383,336
ISRAEL DISCOUNT BANK LTD CL A	Equity		648,045
ISUZU MOTORS LTD	Equity		186,731
ISUZU MOTORS LTD	Equity		12,339,223
JAPAN AIRLINES CO LTD	Equity		604,961
JAPAN POST HOLDINGS CO LTD	Equity		1,235,978
JAPAN POST HOLDINGS CO LTD	Equity		2,248,574
JAPAN POST INSURANCE CO LTD	Equity		520,414
JAPAN POST INSURANCE CO LTD	Equity		1,746,845
JD.COM INC CL A	Equity		8,905,702
JERONIMO MARTINS & FILHO SGPS	Equity		2,521,122
JGC HOLDINGS CORP	Equity		663,064
JOHNSON MATTHEY PLC	Equity		703,427
JULIUS BAER GRUPPE AG	Equity		822,993

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
JULIUS BAER GRUPPE AG	Equity		9,237,106
JYSKE BANK AS (REG)	Equity		2,938,329
KAO CORP	Equity		127,906
KASIKORNBANK PCL (FOR)	Equity		2,389,535
KASIKORNBANK PCL (FOR)	Equity		5,064,131
KASIKORNBANK PCL (FOR)	Equity		9,003,051
KB FINANCIAL GROUP INC	Equity		1,604,575
KBC GROUPE SA	Equity		507,275
KBC GROUPE SA	Equity		1,225,043
KDDI CORP	Equity		6,504,965
KIMBERLY-CLARK DE MEXICO CL A	Equity		7,596,432
KINAXIS INC	Equity		756,606
KINGFISHER PLC	Equity		1,148,430
KINROSS GOLD CORP	Equity		3,068,652
KIRIN HOLDINGS CO LTD	Equity		2,001,136
KOITO MANUFACTURING CO LTD	Equity		1,133,912
KOMATSU LTD	Equity		2,030,675
KONECRANES OYJ	Equity		1,263,522
KONINKLIJKE AHOLD DELHAIZE NV	Equity		3,190,110
KONINKLIJKE BAM GROEP NV	Equity		156,749
KONINKLIJKE HEIJMANS NV	Equity		199,562
KONINKLIJKE PHILIPS NV	Equity		2,227,811
KONINKLIJKE PHILIPS NV	Equity		6,083,560
KOREA ELECTRIC POWER CORP	Equity		11,776,993
KT CORP SPON ADR	Equity		1,254,524
KUBOTA CORP	Equity		1,737,654
KUBOTA CORP	Equity		3,837,839
KYUSHU ELEC POWER CO INC	Equity		2,724,731
LAND SECURITIES GROUP PLC	Equity		997,072
LARGAN PRECISION CO LTD	Equity		9,491,934
LEG IMMOBILIEN SE	Equity		2,627,478
LI NING CO LTD	Equity		7,426,209
LLOYDS BANKING GROUP PLC	Equity		2,721,290
LOGITECH INTL SA REG	Equity		1,619,271
LOJAS RENNER SA	Equity		714,048
LOJAS RENNER SA	Equity		4,722,088
LONDON STOCK EXCHANGE GRP PLC	Equity		6,976,690
LONGFOR GROUP HOLDINGS LTD	Equity		5,031,930
LOTTOMATICA GROUP SPA	Equity		1,526,004

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
LY CORPORATION	Equity		296,174
MAGNA INTL INC	Equity		3,819,468
MAGNA INTL INC	Equity		4,209,421
MAGNUM ICE CREAM CO BV/THE	Equity		4,495,220
MANULIFE FINANCIAL CORP	Equity		2,091,860
MANULIFE FINANCIAL CORP	Equity		3,743,765
MAPFRE SA	Equity		228,195
MARUI GROUP CO LTD	Equity		3,584,144
MEDIA TEK INC	Equity		8,392,447
MEDIA TEK INC	Equity		16,829,593
MEDIOBANCA SPA	Equity		836,204
MEDTRONIC PLC	Equity		5,774,551
MEIJI HOLDINGS CO LTD	Equity		2,805,532
MERCEDES-BENZ GROUP AG	Equity		731,568
MERCEDES-BENZ GROUP AG	Equity		5,088,152
MERCEDES-BENZ GROUP AG	Equity		6,416,313
MGM CHINA HOLDINGS LIMITED	Equity		778,241
MICHELIN CL B (REG)	Equity		11,041,086
MINEBEA MITSUMI INC	Equity		8,622,510
MISUMI GROUP INC	Equity		7,817,153
MITSUBISHI ESTATE CO LTD	Equity		1,805,730
MITSUBISHI ESTATE CO LTD	Equity		8,815,816
MITSUBISHI GAS CHEMICAL CO	Equity		744,861
MITSUBISHI HC CAPITAL INC	Equity		610,974
MITSUBISHI UFJ FINL GRP INC	Equity		3,176,729
MITSUBISHI UFJ FINL GRP INC	Equity		6,402,796
MIZRAHI TEFAHOT BANK LTD	Equity		527,760
MIZUHO FINANCIAL GROUP INC	Equity		1,783,797
MIZUHO FINANCIAL GROUP INC	Equity		2,237,934
MIZUHO FINANCIAL GROUP INC	Equity		7,689,032
MONDI PLC	Equity		916,528
MORINAGA MILK IND CO LTD	Equity		320,953
MOWI ASA	Equity		281,224
MS&AD INSURANCE GRP HLDGS INC	Equity		1,034,551
MS&AD INSURANCE GRP HLDGS INC	Equity		1,681,145
MTN GROUP LTD	Equity		1,690,793
MTU AERO ENGINES AG	Equity		357,004
MUNICH REINSURANCE (REG)	Equity		2,025,698
MUNICH REINSURANCE (REG)	Equity		6,433,211

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
MURATA MFG CO LTD	Equity		124,336
MURATA MFG CO LTD	Equity		8,251,770
NATIONAL AUSTRALIA BANK LTD	Equity		2,213,754
NATIONAL BANK OF CANADA DTC ELIGIBLE	Equity		1,395,921
NATIONAL BANK OF CANADA DTC ELIGIBLE	Equity		1,688,813
NATURA COSMETICOS SA	Equity		636,489
NATURGY ENERGY GROUP SA	Equity		180,939
NATWEST GROUP PLC	Equity		2,530,746
NATWEST GROUP PLC	Equity		4,252,702
NCC AB SER B	Equity		170,726
NEMETSCHEK SE	Equity		379,524
NESTLE SA (REG)	Equity		1,460,284
NESTLE SA (REG)	Equity		9,654,075
NEXANS SA	Equity		1,473,966
NEXI SPA	Equity		128,160
NEXT PLC	Equity		657,016
NICHIREI CORP	Equity		412,178
NIKON CORP	Equity		441,678
NIPPON YUSEN KABUSHIKI KAISHA	Equity		372,810
NISSAN MOTOR CO LTD ORD	Equity		687,830
NN GROUP NV	Equity		923,770
NN GROUP NV	Equity		2,203,234
NOKIA CORP SPON ADR	Equity		7,197,661
NOKIA OYJ	Equity		2,033,600
NOKIA OYJ	Equity		11,643,924
NOMURA HOLDINGS INC	Equity		1,098,009
NOMURA HOLDINGS INC	Equity		1,262,462
NORDEA BANK ABP	Equity		1,776,172
NORDIC SEMICONDUCTOR ASA	Equity		1,281,465
NORSK HYDRO AS ORD	Equity		179,852
NOVARTIS AG (REG)	Equity		7,491,294
NOVARTIS AG (REG)	Equity		12,725,416
NUTRIEN LTD	Equity		1,278,221
OLD MUTUAL LTD	Equity		1,048,371
OLYMPUS CORP	Equity		7,728,198
ONEX CORP SUB-VTG	Equity		1,366,170
ONO PHARMACEUTICAL CO LTD	Equity		266,153
OR ROYALTIES INC	Equity		205,262
ORANGE	Equity		2,617,521

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ORIX CORP	Equity		1,668,792
OSB GROUP PLC	Equity		464,891
OTSUKA HOLDINGS CO LTD	Equity		8,185,320
OVERSEA-CHINESE BKG CORP LTD	Equity		2,601,036
PANDORA A/S	Equity		1,714,432
PAREX RESOURCES INC	Equity		8,830,137
PERSOL HOLDINGS CO LTD	Equity		755,534
PETRONET LNG LTD	Equity		5,700,138
PIGEON CORP	Equity		435,179
PING AN INSURANCE CO LTD H	Equity		13,155,634
POSTE ITALIANE SPA	Equity		595,792
POWER CORP OF CANADA SUB VTG	Equity		1,418,553
PROXIMUS	Equity		285,962
PRUDENTIAL PLC	Equity		1,665,839
PRUDENTIAL PLC	Equity		3,108,182
PRUDENTIAL PLC	Equity		10,100,554
PTT OIL & RETAIL BUSINESS PCL (FOR)	Equity		7,206,885
PUBLIC BANK BHD (LOC) (MLAY)	Equity		5,743,120
PUBLICIS GROUPE SA	Equity		6,552,568
QBE INSURANCE GROUP LTD	Equity		1,225,617
RAIFFEISEN BANK INTERNTNL AG	Equity		288,650
RAIZEN SA	Equity		129,769
RANDSTAD NV	Equity		937,374
RANDSTAD NV	Equity		5,661,181
RECKITT BENCKISER GROUP PLC	Equity		629,433
RECKITT BENCKISER GROUP PLC	Equity		2,210,701
RECKITT BENCKISER GROUP PLC	Equity		10,235,483
RECKITT BENCKISER GROUP PLC	Equity		11,823,952
REGIS RESOURCES LTD	Equity		2,985,478
RENAULT SA ORD	Equity		894,326
RENESAS ELECTRONICS CORP	Equity		2,427,720
REPSOL SA	Equity		2,858,763
RESONA HOLDINGS INC	Equity		208,738
RESONA HOLDINGS INC	Equity		885,468
RESONA HOLDINGS INC	Equity		1,895,607
RESONA HOLDINGS INC	Equity		4,487,388
REXEL SA	Equity		9,950,258
RINGKJOBING LANDBOBANK (REG)	Equity		930,207
RINNAI CORP	Equity		667,669

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
RINNAI CORP	Equity		1,324,719
ROCHE HOLDINGS AG (GENUSSCHEINE)	Equity		7,007,760
ROHM CO LTD	Equity		1,356,604
ROHM CO LTD	Equity		3,573,798
ROLLS-ROYCE HOLDINGS PLC	Equity		605,021
ROTORK PLC	Equity		9,177,799
ROYAL BANK OF CANADA	Equity		5,315,684
ROYAL BANK OF CANADA	Equity		6,051,980
ROYAL UNIBREW AS	Equity		390,494
RTL GROUP SA	Equity		324,614
RWE AG	Equity		593,595
SAINSBURY (J) PLC	Equity		655,023
SAINSBURY (J) PLC	Equity		9,238,726
SAMSUNG ELECTRO-MECHANICS CO	Equity		21,798,048
SAMSUNG ELECTRONICS CO LTD	Equity		10,501,264
SAMSUNG ELECTRONICS CO LTD	Equity		19,004,237
SANKI ENGINEERING CO LTD	Equity		172,229
SANOFI	Equity		3,158,144
SANOFI	Equity		7,181,771
SANOFI	Equity		10,354,108
SANTEN PHARMACEUTICAL CO LTD	Equity		1,455,345
SBI HOLDINGS INC	Equity		1,036,373
SCHRODERS PLC (NEW) ORD	Equity		228,921
SCOR SE	Equity		802,500
SCOUT24 SE	Equity		1,794,712
SEGA SAMMY HOLDINGS INC	Equity		352,103
SEIKO EPSON CORP	Equity		701,342
SHANDONG WEIGAO GP MED H	Equity		4,741,416
SHANDONG WEIGAO GP MED H	Equity		5,185,190
SHANGHAI PHARMA HLDG CO LTD H	Equity		5,672,234
SHELL PLC	Equity		4,379,466
SHELL PLC	Equity		5,265,361
SHELL PLC	Equity		7,160,264
SHELL PLC	Equity		8,238,829
SHENG SIONG GROUP LTD	Equity		271,716
SHIN-ETSU CHEMICAL CO LTD	Equity		8,763,560
SHINHAN FINANCIAL GROUP CO LTD	Equity		2,384,373
SHINHAN FINANCIAL GROUP CO LTD	Equity		3,394,052
SHIONOGI & CO LTD	Equity		4,066,344

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
SIAM CEMENT CO LTD (FOR)	Equity		5,851,713
SIBANYE STILLWATER LTD	Equity		11,421,699
SIEMENS AG (REGD)	Equity		8,816,510
SINGAPORE EXCHANGE LTD	Equity		588,467
SINGAPORE TECH ENGINEERING LTD	Equity		1,968,422
SK HYNIX INC	Equity		34,545,374
SK TELECOM LTD	Equity		1,519,403
SKANDINAVISKA ENSKI BK SER A	Equity		1,127,878
SKF AB SER B	Equity		1,772,142
SOCIETE GENERALE SA CL A	Equity		1,972,557
SOCIETE GENERALE SA CL A	Equity		4,811,989
SOCIETE GENERALE SA CL A	Equity		6,206,871
SOCIETE GENERALE SA CL A	Equity		7,520,428
SOFTBANK CORP	Equity		1,770,482
S-OIL CORPORATION	Equity		7,760,903
SOLARIA ENERGIA	Equity		963,471
SOMPO HOLDINGS INC	Equity		1,529,535
SOMPO HOLDINGS INC	Equity		2,943,248
SONY FINANCIAL HOLDINGS INC	Equity		536,554
SONY GROUP CORP	Equity		3,690,525
SOUTH32	Equity		4,652,360
SRISAWAD CORP PC (FOR)	Equity		7,780,700
ST GOBAIN CIE DE	Equity		1,568,904
STANDARD CHARTERED PLC	Equity		-
STANDARD CHARTERED PLC	Equity		2,078,557
STANDARD CHARTERED PLC	Equity		3,167,360
STANDARD CHARTERED PLC	Equity		4,705,629
STANLEY ELECTRIC	Equity		525,249
STANTEC INC	Equity		3,415,995
STELLA JONES INC	Equity		260,498
STOREBRAND ASA CL A	Equity		2,198,533
SUBARU CORP	Equity		1,198,567
SUMITOMO HEAVY INDUSTRIES LTD	Equity		497,170
SUMITOMO MITSUI FINL GROUP INC	Equity		2,439,401
SUMITOMO MITSUI FINL GROUP INC	Equity		2,687,203
SUMITOMO MITSUI FINL GROUP INC	Equity		3,913,340
SUMITOMO MITSUI TRUST GROUP INC	Equity		140,285
SUMITOMO MITSUI TRUST GROUP INC	Equity		1,100,930
SUMITOMO MITSUI TRUST GROUP INC	Equity		2,194,846

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
SUMITOMO MITSUI TRUST GROUP INC	Equity		9,704,044
SUMITOMO RUBBER INDUSTRIES LTD	Equity		560,849
SUN LIFE FINANCIAL INC	Equity		1,424,203
SUNCORP GROUP LTD	Equity		967,834
SUNDRUG CO LTD	Equity		728,479
SUNNY OPTICAL TEC(GROUP)CO LTD	Equity		8,481,417
SUNTORY BEVERAGE & FOOD LTD	Equity		10,055,135
SVENSKA HANDELSBANKEN SER A	Equity		809,880
SVENSKA HANDELSBANKEN SER A	Equity		1,410,992
SWATCH GROUP AG (BR)	Equity		1,296,976
SWEDBANK AB A	Equity		1,231,700
SWISS RE LTD	Equity		1,223,173
T&D HOLDINGS INC	Equity		2,483,466
TAG IMMOBILIEN AG	Equity		1,251,310
TAIHEIYO CEMENT CORP	Equity		347,051
TAIWAN SEMIC MFG CO LTD SP ADR	Equity		15,425,153
TAKEDA PHARMACEUTICAL CO LTD	Equity		1,011,819
TAKEDA PHARMACEUTICAL CO LTD	Equity		3,376,845
TAKEDA PHARMACEUTICAL CO LTD	Equity		4,586,830
TALANX AKTIENGESELLSCHAFT	Equity		173,324
TALANX AKTIENGESELLSCHAFT	Equity		422,210
TATE & LYLE PLC	Equity		533,205
TCS GROUP HOLDING PLC GDR	Equity		-
TDK CORP	Equity		7,730,878
TECHTRONIC INDUSTRIES CO LTD	Equity		2,212,067
TELE2 AB B SHS	Equity		661,242
TELEFONICA BRASIL SA	Equity		1,314,619
TELEPERFORMANCE	Equity		8,283,861
TELKOM INDONESIA PERSERO TBK PT (DEMAT) DEMATERIAL	Equity		9,285,793
TESCO PLC	Equity		955,727
TESCO PLC	Equity		3,097,167
THAI BEVERAGE PUBLIC CO LTD	Equity		6,653,066
THK CO LTD	Equity		459,945
TIM SA	Equity		-
TOKIO MARINE HOLDINGS INC	Equity		3,074,870
TOKYO GAS CO LTD	Equity		1,905,391
TORAY INDUSTRIES INC	Equity		1,971,106
TORONTO-DOMINION BANK	Equity		5,249,610

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
TOTALENERGIES SE	Equity		3,256,473
TOTALENERGIES SE	Equity		3,542,877
TOTALENERGIES SE	Equity		15,796,445
TOYOTA MOTOR CORP	Equity		863,424
TRAVIS PERKINS PLC	Equity		2,667,933
TSURUHA HOLDINGS INC	Equity		873,836
UBS GROUP AG	Equity		2,335,885
UBS GROUP AG	Equity		3,797,767
UBS GROUP AG	Equity		10,460,366
ULTRAPAR PARTICIPACOES SA	Equity		685,128
UNICAJA BANCO SA	Equity		815,301
UNICHARM CORP	Equity		360,537
UNICREDIT SPA	Equity		1,693,574
UNICREDIT SPA	Equity		3,279,133
UNICREDIT SPA	Equity		4,612,823
UNILEVER PLC ORD	Equity		12,444,249
UNIPOL ASSICURAZIONI S.P.A	Equity		444,412
UNITE GROUP PLC	Equity		578,575
UNITED OVERSEAS BANK (LOC)	Equity		2,062,032
UPL LTD	Equity		11,566,096
USS CO LTD	Equity		-
VALE S.A.	Equity		518,713
VALEO SA	Equity		734,169
VALEO SA	Equity		1,328,116
VEON LTD SPON ADR	Equity		306,904
VISCOFAN SA	Equity		130,532
VODAFONE GROUP PLC	Equity		3,200,409
VOLKSWAG PFD PERP	Equity		2,049,171
VONOVIA SE	Equity		1,453,795
WACKER CHEMIE AG	Equity		399,351
WACKER CHEMIE AG	Equity		3,820,726
WAL MART DE MEXICO SAB DE CV V	Equity		5,895,360
WESDOME GOLD MINES LTD	Equity		659,395
WESTON GEORGE LTD	Equity		1,676,418
WESTPAC BANKING CORP	Equity		557,337
WH GROUP LTD	Equity		825,495
WHEATON PRECIOUS METALS CORP	Equity		1,687,352
WPP PLC NEW (UK)	Equity		834,588
WPP PLC NEW (UK)	Equity		1,637,059

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
WSP GLOBAL INC	Equity		2,498,689
XINYI GLASS HOLDING CO LTD	Equity		6,919,560
YAMATO HOLDINGS CO LTD	Equity		855,029
YOKOHAMA FINANCIAL GROUP INC	Equity		636,676
YUE YUEN INDUSTRIAL HLDGS LTD	Equity		464,012
ZEALAND PHARMA A/S	Equity		431,495
ZTO EXPRESS CAYMAN INC	Equity		7,878,621
ZURICH INSURANCE GROUP AG	Equity		922,340
ZURICH INSURANCE GROUP AG	Equity		13,035,067
Common Collective Trusts
SSBK GOVT STIF FUND	Common collective trust		108,400,937

International Value Account Total			2,266,557,228

Stable Value Account
Fixed Income
ABBVIE INC 4.65 USD 03/15/2028	Fixed income		624,534
ABBVIE INC SR UNSEC	Fixed income		12,720
ABBVIE INC SR UNSEC 4.80%	Fixed income		922,973
AEP 5.2 29	Fixed income		3,164,024
AEP TRANSMISSION CO LLC SR UNSEC	Fixed income		6,975
AEP TRANSMISSION CO LLC SR UNSEC 3.10%	Fixed income		2,680,880
AERCAP IRELAND CAP/GLOBA 4.875 USD 04/01/2028	Fixed income		249,032
AIRCASTLE LTD 144A W/O RTS 2.85 USD 01/26/2028	Fixed income		248,979
ALA 2025-OANA A 144A 5.49363 USD 06/15/2040	Fixed income		623,932
ALABAMA POWER CO SR UNSEC	Fixed income		15,241
ALABAMA POWER CO SR UNSEC 4.30%	Fixed income		1,104,850
ALLY 5.543 31	Fixed income		2,096,872
ALLY FINANCIAL INC 5.548 USD 07/31/2033	Fixed income		624,368
ALLY FINANCIAL INC SR UNSEC SOFR	Fixed income		6,293
ALLY FINANCIAL INC SR UNSEC SOFR 6.99%	Fixed income		1,902,332
ALPHABET INC 4.1 USD 11/15/2030	Fixed income		624,465
AMCOR GROUP FINANCE 5.45 USD 05/23/2029	Fixed income		626,137
AMDOCS LTD SR UNSEC	Fixed income		1,015
AMDOCS LTD SR UNSEC 2.54%	Fixed income		827,913
AMEREN CORP 5 USD 01/15/2029	Fixed income		625,417
AMERICAN EXPRESS CO 4.351 USD 07/20/2029	Fixed income		625,138
AMERICAN EXPRESS CO SR UNSEC SOFR	Fixed income		37,709
AMERICAN EXPRESS CO SR UNSEC SOFR 4.35%	Fixed income		2,015,594

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
AMERICAN NATIONAL GF 144A W/O RTS 5.25 USD 06/03/2030	Fixed income		249,157
AMERICAN TOWER CORP SR UNSEC	Fixed income		15,753
AMERICAN TOWER CORP SR UNSEC 5.35%	Fixed income		1,027,542
AMGEN INC SR UNSEC SMR	Fixed income		20,825
AMGEN INC SR UNSEC SMR 5.25%	Fixed income		1,244,235
AMPHENOL CORP 4.375 USD 06/12/2028	Fixed income		611,138
AMXCA 2025-2 A	Fixed income		13,299,776
AMXCA 2025-4 A	Fixed income		8,641,742
ANALOG DEVICES INC 4.25 USD 06/15/2028	Fixed income		612,305
ANTARES HOLDINGS 144A W/O RTS 6.35 USD 10/23/2029	Fixed income		258,123
AON 5.15 29	Fixed income		2,091,588
AON NORTH AMERICA INC SR UNSEC SMR	Fixed income		18,883
AON NORTH AMERICA INC SR UNSEC SMR 5.15%	Fixed income		1,132,695
APA CORP 6.1 USD 02/15/2035	Fixed income		622,143
APOLLO GLOBAL MANAGEMENT 5.15 USD 08/12/2035	Fixed income		249,363
APPLOVIN CORP SR UNSEC	Fixed income		5,125
APPLOVIN CORP SR UNSEC 5.12%	Fixed income		1,232,459
ARCH CAPITAL FINANCE LLC SR UNSEC SMR	Fixed income		3,922
ARCH CAPITAL FINANCE LLC SR UNSEC SMR 4.01%	Fixed income		2,200,714
ARE 3.95 27	Fixed income		2,033,380
ARES CAPITAL CORP 5.8 USD 03/08/2032	Fixed income		250,140
ARES MANAGEMENT CORP SR UNSEC	Fixed income		15,353
ARES MANAGEMENT CORP SR UNSEC 6.38%	Fixed income		1,800,214
ARES STRATEGIC INCOME FU 5.7 USD 03/15/2028	Fixed income		249,298
ASTRAZENECA FINANCE LLC SR UNSEC	Fixed income		25,260
ASTRAZENECA FINANCE LLC SR UNSEC 4.85%	Fixed income		1,541,143
ATH 4.86 26	Fixed income		2,040,959
ATHENE GLOBAL FUNDING 144A W/O RTS 4.83 USD 05/09/2028	Fixed income		249,772
ATLAS WAREHOUSE LEND 144A W/O RTS 6.25 USD 01/15/2030	Fixed income		270,603
AVANGRID INC SR UNSEC	Fixed income		5,700
AVANGRID INC SR UNSEC 3.80%	Fixed income		1,778,480
AVB 2.3 30	Fixed income		1,869,524
AVIATION CAPITAL GROUP 144A W/O RTS 5.125 USD 04/10/2030	Fixed income		249,769
AVNET INC 6.25 USD 03/15/2028	Fixed income		625,253
AVOL 5.375 30	Fixed income		2,062,470

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
AVOLON HOLDINGS FNDG LTD 144A W/O RTS 4.95 USD 01/15/2028	Fixed income		249,420
AXP 5.016 31	Fixed income		2,079,482
AYR 5.25 30	Fixed income		2,072,660
B 0 26	Fixed income		266,543
BA 2.7 27	Fixed income		1,993,345
BAAT 2024-1A A3 144A 5.35 USD 11/15/2028	Fixed income		179,913
BAC 2.496 31	Fixed income		2,823,009
BAC 4.25 26	Fixed income		2,020,993
BACARDI LTD / MARTINI BV 144A W/O RTS 5.55 USD 02/01/2030	Fixed income		625,822
BAE SYSTEMS PLC 144A W/O RTS 5.125 USD 03/26/2029	Fixed income		624,214
BALN 5 27	Fixed income		2,050,342
BANCO SANTANDER SA NON PREF 5.54%	Fixed income		2,485,308
BANCO SANTANDER SA SR NON PREF	Fixed income		39,504
BANK OF AMERICA CORP 2.087 USD 06/14/2029	Fixed income		618,011
BANK OF AMERICA CORP SR UNSEC TSFR3M	Fixed income		114,582
BANK OF AMERICA CORP SR UNSEC TSFR3M 3.82%	Fixed income		6,686,615
BANK OF NOVA SCOTIA 4.338 USD 09/15/2031	Fixed income		625,258
BANK OF NY MELLON CORP 4.942 USD 02/11/2031	Fixed income		625,837
BANQUE FED CRED MUTUEL 144A W/O RTS 5.194 USD 02/16/2028	Fixed income		625,393
BARCLAYS PLC 4.476 USD 11/11/2029	Fixed income		625,243
BARCLAYS PLC SR UNSEC	Fixed income		12,188
BARCLAYS PLC SR UNSEC 7.44%	Fixed income		1,145,471
BARINGS BDC INC 5.2 USD 09/15/2028	Fixed income		249,536
BAXTER INTERNATIONAL INC 4.9 USD 12/15/2030	Fixed income		628,476
BCRED 3.25 27	Fixed income		1,984,807
BEIGNET INVESTOR LLC SEC 144A	Fixed income		329
BEIGNET INVESTOR LLC SEC 144A 6.58%	Fixed income		1,908,822
BERKSHIRE HATHAWAY ENERG SR UNSEC	Fixed income		4,117
BERKSHIRE HATHAWAY ENERG SR UNSEC 3.25%	Fixed income		592,103
BERRY GLOBAL INC	Fixed income		14,456
BERRY GLOBAL INC 1.65%	Fixed income		1,850,786
BGC GROUP INC SR UNSEC	Fixed income		10,400
BGC GROUP INC SR UNSEC 8.00%	Fixed income		1,389,762
BK 4.942 31	Fixed income		2,095,025
BLACKSTONE REG FINANCE SR UNSEC	Fixed income		8,313
BLACKSTONE REG FINANCE SR UNSEC 4.30%	Fixed income		1,201,234

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
BLOCK FINANCIAL LLC 5.375 USD 09/15/2032	Fixed income		622,163
BLUE OWL CREDIT INCOME 7.95 USD 06/13/2028	Fixed income		239,969
BLUE OWL FINANCE LLC SR UNSEC	Fixed income		1,276
BLUE OWL FINANCE LLC SR UNSEC 3.12%	Fixed income		636,233
BLUE OWL TECHNOLOGY FIN 6.75 USD 04/04/2029	Fixed income		250,507
BMARK 2025-V18	Fixed income		8,841,750
BMARK 2025-V19	Fixed income		9,128,236
BMO 2025-5C9 A3	Fixed income		10,515,913
BNP PARIBAS 144A W/O RTS 5.283 USD 11/19/2030	Fixed income		625,875
BOARDWALK PIPELINES LP 5.375 USD 02/15/2036	Fixed income		626,885
BOEING CO/THE SR UNSEC	Fixed income		21,760
BOEING CO/THE SR UNSEC 6.53%	Fixed income		2,218,111
BRIGHTHSE FIN GLBL FUND 144A W/O RTS 5.55 USD 04/09/2027	Fixed income		249,499
BRKHEC 2.7 30	Fixed income		2,779,455
BROADCOM CRP / CAYMN FI SR UNSEC	Fixed income		72,625
BROADCOM CRP / CAYMN FI SR UNSEC 3.50%	Fixed income		4,464,493
BROADCOM INC 5.05 USD 07/12/2029	Fixed income		625,032
BROOKFIELD ASSET MANAGEM 4.653 USD 11/15/2030	Fixed income		250,349
BROOKFIELD ASSET MANAGEM SR UNSEC	Fixed income		3,890
BROOKFIELD ASSET MANAGEM SR UNSEC 4.65%	Fixed income		706,491
BROWN & BROWN INC 4.7 USD 06/23/2028	Fixed income		244,215
BX 2025-VLT7 A 144A 5.45012 USD 07/15/2044	Fixed income		622,557
C 4.3 26	Fixed income		3,022,058
CABOT CORP 4 USD 07/01/2029	Fixed income		626,751
CAIXABANK SA 144A W/O RTS 4.885 USD 07/03/2031	Fixed income		624,359
CANADIAN IMPERIAL BANK 4.857 USD 03/30/2029	Fixed income		624,663
CAPITAL ONE FINANCIAL CO 4.493 USD 09/11/2031	Fixed income		625,013
CAPITAL POWER US HOLDING 144A W/O RTS 5.257 USD 06/01/2028	Fixed income		625,764
CARDINAL HEALTH INC 5 USD 11/15/2029	Fixed income		624,653
CARGILL INC 144A W/O RTS 4.125 USD 10/23/2030	Fixed income		624,847
CARLYLE SECURED LENDING 5.75 USD 02/15/2031	Fixed income		250,710
CARMX 2024-3 A3 4.89 USD 07/16/2029	Fixed income		624,225
CARMX 2025-2 A3 4.48 USD 03/15/2030	Fixed income		440,665
-cash-	Fixed income		(80,918,082)
CBOE GLOBAL MARKETS INC SR UNSEC SMR	Fixed income		37,696
CBOE GLOBAL MARKETS INC SR UNSEC SMR 3.65%	Fixed income		2,196,557

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
CDW LLC/CDW FINANCE 3.276 USD 12/01/2028	Fixed income		626,655
CDW LLC/CDW FINANCE SR UNSEC SMR	Fixed income		5,563
CDW LLC/CDW FINANCE SR UNSEC SMR 2.67%	Fixed income		2,467,842
CENCORA INC SR UNSEC SMR	Fixed income		2,587
CENCORA INC SR UNSEC SMR 4.85%	Fixed income		1,227,972
CENOVUS ENERGY INC SR UNSEC	Fixed income		3,707
CENOVUS ENERGY INC SR UNSEC 4.65%	Fixed income		698,503
CENTERPOINT ENERGY INC SR UNSEC	Fixed income		7,867
CENTERPOINT ENERGY INC SR UNSEC 2.95%	Fixed income		759,280
CGI INC SR UNSEC 144A	Fixed income		14,713
CGI INC SR UNSEC 144A 4.95%	Fixed income		1,015,298
CHEVRON USA INC 4.687 USD 04/15/2030	Fixed income		624,422
CHOICE HOTELS INTL INC SR UNSEC	Fixed income		2,467
CHOICE HOTELS INTL INC SR UNSEC 3.70%	Fixed income		779,301
CHUBB INA HOLDINGS LLC 4.65 USD 08/15/2029	Fixed income		249,719
CIGNA GROUP/THE SR UNSEC	Fixed income		11,700
CIGNA GROUP/THE SR UNSEC 4.50%	Fixed income		806,419
CITIGROUP INC 4.643 USD 05/07/2028	Fixed income		625,308
CMS ENERGY CORP	Fixed income		23,460
CMS ENERGY CORP 3.45%	Fixed income		1,785,123
CNH 2024-C A3	Fixed income		5,904,878
CNH INDUSTRIAL CAP LLC 4.75 USD 03/21/2028	Fixed income		624,154
CNO GLOBAL FUNDING 144A W/O RTS 4.7 USD 12/11/2030	Fixed income		250,177
COCA-COLA CO/THE SR UNSEC	Fixed income		963
COCA-COLA CO/THE SR UNSEC 1.65%	Fixed income		634,237
COF 4.1 27	Fixed income		2,033,695
COF 5.7 30	Fixed income		2,126,900
COLD 5.6 32	Fixed income		2,027,838
COMMONWEALTH BK AUSTR NY 4.423 USD 03/14/2028	Fixed income		624,898
CONAGRA BRANDS INC SR UNSEC	Fixed income		3,896
CONAGRA BRANDS INC SR UNSEC 1.38%	Fixed income		1,616,492
CONNECTICUT LIGHT & PWR 1ST REF MORT SEC	Fixed income		25,440
CONNECTICUT LIGHT & PWR 1ST REF MORT SEC 3.20%	Fixed income		2,678,223
CONSTELLATION BRANDS INC 4.8 USD 01/15/2029	Fixed income		625,389
COOPERATIEVE RABOBANK UA 144A W/O RTS 4.99 USD 05/27/2031	Fixed income		625,329
COREBRIDGE FINANCIAL INC SR UNSEC	Fixed income		19,406
COREBRIDGE FINANCIAL INC SR UNSEC 3.65%	Fixed income		2,187,677

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
COREBRIDGE GLOB FUNDING 144A W/O RTS 5.2 USD 06/24/2029	Fixed income		243,729
CRBG 3.85 29	Fixed income		1,985,858
CREDIT AGRICOLE SA 144A W/O RTS 5.23 USD 01/09/2029	Fixed income		625,723
CRH SMW FINANCE DAC SR UNSEC	Fixed income		24,486
CRH SMW FINANCE DAC SR UNSEC 5.12%	Fixed income		1,032,039
CROWN CASTLE INTL CORP SR UNSEC	Fixed income		4,725
CROWN CASTLE INTL CORP SR UNSEC 2.10%	Fixed income		795,541
CSAIL 2018-CX11	Fixed income		7,043,492
CUMMINS INC 5.3 USD 05/09/2035	Fixed income		625,218
CVS 3 26	Fixed income		2,009,398
CVS HEALTH CORP 5.45 USD 09/15/2035	Fixed income		623,303
DAIMLER TRUCK FINAN NA 144A W/O RTS 5.375 USD 01/13/2032	Fixed income		625,921
DELL INT LLC / EMC CORP 4.75 USD 10/06/2032	Fixed income		624,995
DELTA AIR LINES 2020-AA	Fixed income		2,036
DELTA AIR LINES 2020-AA 2.00%	Fixed income		1,668,800
DEUTSCHE BANK NY 5.297 USD 05/09/2031	Fixed income		623,993
DNB BANK ASA 144A W/O RTS 4.853 USD 11/05/2030	Fixed income		625,070
DOMINION ENERGY INC 4.6 USD 05/15/2028	Fixed income		625,051
DTE ENERGY CO 4.95 USD 07/01/2027	Fixed income		624,912
DUKE ENERGY CAROLINAS 1ST MTGE SEC	Fixed income		6,479
DUKE ENERGY CAROLINAS 1ST MTGE SEC 2.45%	Fixed income		663,943
DXC TECHNOLOGY CO 2.375 USD 09/15/2028	Fixed income		627,134
EASTMAN CHEMICAL CO 5 USD 08/01/2029	Fixed income		625,988
EBAY INC 4.25 USD 03/06/2029	Fixed income		625,190
ELEMENT FLEET MANAGEMENT 144A W/O RTS 5.037 USD 03/25/2030	Fixed income		626,007
ELEVANCE HEALTH INC 4 USD 09/15/2028	Fixed income		249,590
ENACT HOLDINGS INC 6.25 USD 05/28/2029	Fixed income		249,601
ENEL FINANCE INTL NV 144A W/O RTS 4.375 USD 09/30/2030	Fixed income		624,756
ENERGY TRANSFER LP SR UNSEC	Fixed income		9,975
ENERGY TRANSFER LP SR UNSEC 5.70%	Fixed income		726,262
ENTERGY CORP SR UNSEC	Fixed income		1,387
ENTERGY CORP SR UNSEC 2.40%	Fixed income		1,170,828
EPR PROPERTIES 4.75 USD 11/15/2030	Fixed income		624,874
EPR PROPERTIES SR UNSEC	Fixed income		4,644
EPR PROPERTIES SR UNSEC 4.75%	Fixed income		2,206,996
EQUIFAX INC 5.1 USD 06/01/2028	Fixed income		627,053

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
EQUIFAX INC SR UNSEC	Fixed income		3,169
EQUIFAX INC SR UNSEC 3.10%	Fixed income		758,618
EQUINIX EU 2 FINANCING C 4.6 USD 11/15/2030	Fixed income		624,202
EQUINIX EU 2 FINANCING C SR UNSEC	Fixed income		6,747
EQUINIX EU 2 FINANCING C SR UNSEC 4.60%	Fixed income		1,104,548
EQUITABLE AMERICA GLOBAL 144A W/O RTS 4.65 USD 06/09/2028	Fixed income		249,283
ESSENT GROUP LTD 6.25 USD 07/01/2029	Fixed income		249,537
ESSENT GROUP LTD SR UNSEC	Fixed income		12,500
ESSENT GROUP LTD SR UNSEC 6.25%	Fixed income		418,004
ESSENTIAL PROPERTIES LP 5.4 USD 12/01/2035	Fixed income		626,262
ESSENTIAL UTILITIES INC 4.8 USD 08/15/2027	Fixed income		624,308
ETR 2.95 26	Fixed income		2,004,773
EVERGY KANSAS CENTRAL SR UNSEC	Fixed income		25,380
EVERGY KANSAS CENTRAL SR UNSEC 4.70%	Fixed income		1,828,889
EXR 2.35 32	Fixed income		1,764,556
EXTRA SPACE STORAGE LP 5.7 USD 04/01/2028	Fixed income		625,473
F&G GLOBAL FUNDING 144A W/O RTS 4.65 USD 09/08/2028	Fixed income		250,283
FACTSET RESEARCH SYSTEMS SR UNSEC SMR	Fixed income		15,467
FACTSET RESEARCH SYSTEMS SR UNSEC SMR 2.90%	Fixed income		1,576,825
FED CAISSES DESJARDINS 144A W/O RTS 5.7 USD 03/14/2028	Fixed income		623,837
FELLS POINT FUNDING TR 144A W/O RTS 3.046 USD 01/31/2027	Fixed income		624,485
FIDELITY NATL FINANCIAL SR UNSEC **	Fixed income		7,214
FIDELITY NATL FINANCIAL SR UNSEC 2.45% **	Fixed income		895,080
FIFTH THIRD BANK NA 4.967 USD 01/28/2028	Fixed income		624,548
FIRSTENERGY CORP SR UNSEC	Fixed income		38,272
FIRSTENERGY CORP SR UNSEC 4.15%	Fixed income		1,993,557
FN 2 2/1/2052	Fixed income		4,329,377
FN 2 3/1/2036	Fixed income		24,959,461
FN CB0912	Fixed income		15,577,005
FN CC0749	Fixed income		4,045,031
FN CC1442	Fixed income		8,681,120
FN FA3723	Fixed income		3,506,060
FNCI 2 1/1/2041	Fixed income		2,780,042
FNCI 2.5 1/1/20	Fixed income		2,841,420
FNCI 3 1/1/2041	Fixed income		6,744,479
FNCI 3.5 1/1/20	Fixed income		7,791,057

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
FNCI 4 1/1/2041	Fixed income		7,911,561
FNCI 4.5 1/1/20	Fixed income		4,010,909
FNCI 5 1/1/2041	Fixed income		5,076,837
FNCL 2 1/1/2056	Fixed income		7,279,587
FNCL 2.5 1/1/20	Fixed income		9,307,509
FNCL 3 1/1/2056	Fixed income		7,083,352
FNCL 3.5 1/1/20	Fixed income		5,554,066
FNCL 4 1/1/2056	Fixed income		4,749,343
FNCL 4.5 1/1/20	Fixed income		3,911,070
FNCL 5 1/1/2056	Fixed income		3,496,473
FNCL 5.5 1/1/20	Fixed income		8,635,732
FNCL 6 1/26	Fixed income		4,630,021
FNMA PASS THRU 30YR #FA3479	Fixed income		88,038
FNMA PASS THRU 30YR #FA3479 4.50%	Fixed income		23,045,807
FNMA PASS THRU 30YR #MA5528	Fixed income		22,706
FNMA PASS THRU 30YR #MA5528 4.00%	Fixed income		6,475,771
FNMA PASS THRU 30YR #MA5944 5.00%	Fixed income		87,775
FNMA PASS THRU 30YR #MA5945 5.50%	Fixed income		86,739
FNMA POOL BQ6913 2 USD 12/01/2051	Fixed income		8,739,840
FNMA POOL FA0608 5.5 USD 02/01/2055	Fixed income		2,668,577
FNMA POOL FM8442 2.5 USD 08/01/2051	Fixed income		572,595
FNMA POOL FS5045 2.5 USD 10/01/2051	Fixed income		7,648,088
FNMA POOL MA4838 3.5 USD 12/01/2052	Fixed income		4,450,275
FNMA POOL MA5801 5.5 USD 08/01/2040	Fixed income		2,909,267
FNMA POOL RQ0042 6.5 USD 08/01/2055	Fixed income		2,401,199
FNMA POOL RQ0075 5 USD 12/01/2055	Fixed income		4,609,402
FNMA POOL SD8235 3 USD 08/01/2052	Fixed income		4,837,528
FNMA POOL SD8439 6 USD 06/01/2054	Fixed income		4,318,385
FNMA POOL SD8484 4 USD 11/01/2054	Fixed income		3,309,363
FNMA POOL SL3658 3 USD 10/01/2053	Fixed income		5,025,789
FNMA TBA 3.0 % FEB 30YR 3.00%	Fixed income		138,697
FNMA TBA 3.5 % FEB 30YR 3.50%	Fixed income		139,201
FNMA TBA 5.0 % FEB 30YR 5.00%	Fixed income		106,895
FNMA TBA 5.5 % FEB 30YR 5.50%	Fixed income		86,420
FNMA TBA 6.0 % FEB 30YR 6.00%	Fixed income		52,495
FNMA TBA POOL FEB 30 YR 4.5 4.5 USD 02/01/2056	Fixed income		5,020,789
FORDO 2025-C A3	Fixed income		10,043,932
FORTINET INC SR UNSEC	Fixed income		5,182
FORTINET INC SR UNSEC 2.20%	Fixed income		718,054

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
FORTITUDE GLOBAL FUNDING 144A W/O RTS 4.625 USD 10/06/2028	Fixed income		249,835
FR RA4095	Fixed income		21,138,845
FR RJ1427	Fixed income		4,809,867
FR SB1743	Fixed income		10,047,949
FR SB1744	Fixed income		10,174,779
FR SB8102	Fixed income		15,516,263
G2SF 2 1/1/2056	Fixed income		4,145,655
G2SF 2.5 1/1/20	Fixed income		4,319,399
G2SF 3 1/1/2056	Fixed income		3,600,595
G2SF 4 1/1/2056	Fixed income		1,893,653
G2SF 4.5 1/1/20	Fixed income		2,929,594
G2SF 5 1/1/2056	Fixed income		4,002,211
G2SF 5.5 1/1/20	Fixed income		4,051,617
G2SF 6 1/1/2056	Fixed income		3,067,572
GA GLOBAL FUNDING TRUST 144A W/O RTS 2.25 USD 01/06/2027	Fixed income		249,135
GALC 2025-1 A3	Fixed income		2,252,652
GARTNER INC 5.6 USD 11/20/2035	Fixed income		624,555
GATX CORP 5.5 USD 06/15/2035	Fixed income		242,884
GBDC 2.5 26	Fixed income		1,987,201
GEN LUX SARL/GEN USA INC SR UNSEC	Fixed income		1,800
GEN LUX SARL/GEN USA INC SR UNSEC 6.00%	Fixed income		418,637
GENERAL MOTORS FINL CO 5.05 USD 04/04/2028	Fixed income		624,749
GENUINE PARTS CO 4.95 USD 08/15/2029	Fixed income		627,736
GEORGIA POWER CO 4 USD 10/01/2028	Fixed income		626,894
GLAXOSMITHKLINE CAPITAL 4.5 USD 04/15/2030	Fixed income		625,189
GLENCORE FUNDING LLC 144A W/O RTS 5.186 USD 04/01/2030	Fixed income		625,869
GLOBAL PAYMENTS INC 4.875 USD 11/15/2030	Fixed income		626,322
GM 4 26	Fixed income		2,017,977
GOLDMAN SACHS GROUP INC 5.049 USD 07/23/2030	Fixed income		624,318
GOLDMAN SACHS PRIVATE CR 144A W/RTS 5.375 USD 01/31/2029	Fixed income		249,838
GOLUB CAPITAL BDC 7.05 USD 12/05/2028	Fixed income		250,294
GP 2.1 27	Fixed income		1,961,239
GPC 1.875 30	Fixed income		2,645,164
GS 4.369 31	Fixed income		1,006,110
GSMS 2023-SHIP A 4.466408 USD 09/10/2038	Fixed income		206,435
GUARDIAN LIFE GLOB FUND 144A W/O RTS 4.402 USD 12/11/2030	Fixed income		249,699

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
HALEON US CAPITAL LLC SR UNSEC SMR	Fixed income		16,369
HALEON US CAPITAL LLC SR UNSEC SMR 3.38%	Fixed income		1,760,921
HAROT 2025-4 A3	Fixed income		10,070,777
HART 2025-C A3	Fixed income		8,748,257
HCA INC SR UNSEC	Fixed income		13,251
HCA INC SR UNSEC 4.60%	Fixed income		1,687,670
HELMERICH & PAYNE INC 4.85 USD 12/01/2029	Fixed income		627,963
HERCULES CAPITAL INC 3.375 USD 01/20/2027	Fixed income		250,263
HNDA 4.9 27	Fixed income		635,710
HONEYWELL INTERNATIONAL 4.7 USD 02/01/2030	Fixed income		625,420
HOST HOTELS & RESORTS LP 4.25 USD 12/15/2028	Fixed income		627,519
HOST HOTELS & RESORTS LP SR UNSEC	Fixed income		1,950
HOST HOTELS & RESORTS LP SR UNSEC 3.38%	Fixed income		1,249,549
HP ENTERPRISE CO 4.55 USD 10/15/2029	Fixed income		625,145
HPEFS 2025-2A A	Fixed income		2,285,458
HPS CORPORATE LENDING FU 5.45 USD 01/14/2028	Fixed income		249,741
HSBC HOLDINGS PLC 5.13 USD 11/19/2028	Fixed income		625,078
HUNTINGTON BANCSHARES 6.208 USD 08/21/2029	Fixed income		624,655
HYATT HOTELS CORP 5.25 USD 06/30/2029	Fixed income		609,706
HYATT HOTELS CORP SR UNSEC	Fixed income		14,119
HYATT HOTELS CORP SR UNSEC 5.75%	Fixed income		1,361,672
HYNMTR 5.25 27	Fixed income		2,073,233
HYUNDAI CAPITAL AMERICA 144A W/O RTS 5.15 USD 03/27/2030	Fixed income		625,328
ILLUMINA INC 4.75 USD 12/12/2030	Fixed income		628,400
IMPERIAL BRANDS FIN PLC 144A W/O RTS 4.5 USD 06/30/2028	Fixed income		611,150
INTC 3.75 27	Fixed income		2,011,889
INTERSTATE POWER & LIGHT SR UNSEC	Fixed income		10,800
INTERSTATE POWER & LIGHT SR UNSEC 3.60%	Fixed income		1,177,528
IQVIA INC	Fixed income		9,468
IQVIA INC 5.70%	Fixed income		1,345,838
IQVIA INC 6.25 USD 02/01/2029	Fixed income		626,800
ITC HOLDINGS CORP 144A W/O RTS 4.95 USD 09/22/2027	Fixed income		625,497
J.P. MORGAN SECURITIES LLC	Fixed income		(282,285)
JABIL INC SR UNSEC	Fixed income		22,708
JABIL INC SR UNSEC 5.45%	Fixed income		1,034,205
JACKSON NATL LIFE GLOBAL 144A W/O RTS 4.7 USD 06/05/2028	Fixed income		249,378

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
JEFFERIES FIN GROUP INC 5.875 USD 07/21/2028	Fixed income		249,327
JOHNSON CONTROLS/TYCO FI 5.5 USD 04/19/2029	Fixed income		624,764
JONES LANG LASALLE INC SR UNSEC	Fixed income		6,875
JONES LANG LASALLE INC SR UNSEC 6.88%	Fixed income		1,285,288
JPM 2.956 31	Fixed income		2,841,917
JPMORGAN CHASE & CO 2.069 USD 06/01/2029	Fixed income		624,847
JPMORGAN CHASE & CO SR UNSEC TSFR3M	Fixed income		133,946
JPMORGAN CHASE & CO SR UNSEC TSFR3M 3.78%	Fixed income		8,483,463
JXN 4.9 27	Fixed income		3,092,765
KBC GROUP NV 144A W/O RTS 4.454 USD 09/23/2031	Fixed income		625,332
KILROY REALTY LP SR UNSEC	Fixed income		6,913
KILROY REALTY LP SR UNSEC 3.05%	Fixed income		558,811
KINDER MORGAN INC 5.1 USD 08/01/2029	Fixed income		623,987
KINDER MORGAN INC SR UNSEC	Fixed income		7,296
KINDER MORGAN INC SR UNSEC 5.15%	Fixed income		1,760,075
KKR & CO INC 5.1 USD 08/07/2035	Fixed income		249,447
LAZARD GROUP LLC SR UNSEC	Fixed income		24,063
LAZARD GROUP LLC SR UNSEC 4.38%	Fixed income		1,805,274
LEIDOS INC SR UNSEC	Fixed income		8,689
LEIDOS INC SR UNSEC 2.30%	Fixed income		901,791
LII 5.5 28	Fixed income		3,144,374
LINCOLN FIN GLBL FUNDING 144A W/O RTS 4.625 USD 05/28/2028	Fixed income		249,449
LKQ CORP 5.75 USD 06/15/2028	Fixed income		607,981
LLOYDS BANKING GROUP PLC SR UNSEC	Fixed income		27,896
LLOYDS BANKING GROUP PLC SR UNSEC 3.75%	Fixed income		2,592,296
LOW 3.1 27	Fixed income		1,987,824
LOWE’S COS INC 4.85 USD 10/15/2035	Fixed income		625,246
LPL HOLDINGS INC 5.15 USD 06/15/2030	Fixed income		243,440
LYB INT FINANCE III 5.5 USD 03/01/2034	Fixed income		622,336
M&T BANK CORPORATION 5.179 USD 07/08/2031	Fixed income		624,683
MAIN STREET CAPITAL CORP 6.5 USD 06/04/2027	Fixed income		249,229
MAREX GROUP PLC 6.404 USD 11/04/2029	Fixed income		250,448
MAREX GROUP PLC SR UNSEC	Fixed income		7,723
MAREX GROUP PLC SR UNSEC 5.83%	Fixed income		915,658
MARRIOTT INTERNATIONAL 4.2 USD 07/15/2027	Fixed income		624,652
MAS 1.5 28	Fixed income		2,856,501
MASCO CORP SR UNSEC	Fixed income		9,633

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
MASCO CORP SR UNSEC 1.50%	Fixed income		1,611,056
MASSMUTUAL GLOBAL FUNDIN 144A W/O RTS 4.95 USD 01/10/2030	Fixed income		249,405
META PLATFORMS INC 4.6 USD 11/15/2032	Fixed income		625,331
MICROCHIP TECHNOLOGY INC 5.05 USD 02/15/2030	Fixed income		625,105
MICROCHIP TECHNOLOGY INC SR UNSEC	Fixed income		15,262
MICROCHIP TECHNOLOGY INC SR UNSEC 5.05%	Fixed income		817,100
MITSUBISHI UFJ FIN GRP SR UNSEC	Fixed income		35,817
MITSUBISHI UFJ FIN GRP SR UNSEC 2.34%	Fixed income		3,342,117
MIZUHO FINANCIAL GROUP 4.711 USD 07/08/2031	Fixed income		625,163
MIZUHO FINANCIAL GROUP SR UNSEC 3.15%	Fixed income		771,019
MIZUHO FINANCIAL GROUP SR UNSEC TSFR3M	Fixed income		11,561
MMM 4.8 30	Fixed income		3,108,979
MORGAN STANLEY 4.133 USD 10/18/2029	Fixed income		624,901
MS 4.465 31	Fixed income		3,023,478
NATIONAL BANK OF CANADA 4.5 USD 10/10/2029	Fixed income		624,988
NATIONAL GRID PLC SR UNSEC	Fixed income		17,910
NATIONAL GRID PLC SR UNSEC 5.42%	Fixed income		726,510
NATIONWIDE BLDG SOCIETY 144A W/O RTS 5.127 USD 07/29/2029	Fixed income		624,574
NATWEST GROUP PLC SR UNSEC	Fixed income		45,599
NATWEST GROUP PLC SR UNSEC 5.08%	Fixed income		2,148,538
NETFLIX INC	Fixed income		20,583
NETFLIX INC 4.88%	Fixed income		2,043,762
NEW YORK LIFE GLOBAL FDG 144A W/O RTS 4.15 USD 07/25/2028	Fixed income		249,769
NEXTERA ENERGY CAPITAL 4.685 USD 09/01/2027	Fixed income		624,838
NISOURCE INC 5.2 USD 07/01/2029	Fixed income		625,163
NSTAR ELECTRIC CO 4.85 USD 03/01/2030	Fixed income		624,148
NVIDIA CORPSR UNSEC	Fixed income		8,550
NVIDIA CORPSR UNSEC 2.85%	Fixed income		1,147,933
NXP BV/NXP FDG/NXP USA SR UNSEC	Fixed income		12,600
NXP BV/NXP FDG/NXP USA SR UNSEC 3.15%	Fixed income		2,373,775
OBDC 3.4 26	Fixed income		2,017,544
OMEGA HLTHCARE INVESTORS 5.2 USD 07/01/2030	Fixed income		625,572
ORACLE CORP 4.45 USD 09/26/2030	Fixed income		624,179
ORLY 5.75 26	Fixed income		2,040,014
PACIFIC GAS & ELECTRIC 1ST MTGE 1L	Fixed income		38,703
PACIFIC GAS & ELECTRIC 1ST MTGE 5.05%	Fixed income		3,123,200

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
PAYCHEX INC SR UNSEC SMR	Fixed income		10,767
PAYCHEX INC SR UNSEC SMR 5.10%	Fixed income		1,030,873
PDM 3.15 30	Fixed income		1,859,685
PERNOD RIC INTL FIN LLC 144A W/O RTS 1.25 USD 04/01/2028	Fixed income		625,104
PFAST 2025-1A A	Fixed income		10,023,870
PHILIP MORRIS INTL INC SR UNSEC	Fixed income		6,372
PHILIP MORRIS INTL INC SR UNSEC 4.62%	Fixed income		784,757
PHM 5 27	Fixed income		2,060,882
PINNACLE WEST CAPITAL 4.9 USD 05/15/2028	Fixed income		626,036
PINNACLE WEST CAPITAL SR UNSEC	Fixed income		13,774
PINNACLE WEST CAPITAL SR UNSEC 4.90%	Fixed income		2,242,406
PLAINS ALL AMER PIPELINE 5.6 USD 01/15/2036	Fixed income		625,045
PLAINS ALL AMER PIPELINE SR UNSEC	Fixed income		17,703
PLAINS ALL AMER PIPELINE SR UNSEC 4.70%	Fixed income		1,208,334
PNC BANK NA 4.429 USD 07/21/2028	Fixed income		624,109
POLARIS INC 5.6 USD 03/01/2031	Fixed income		623,415
PPG INDUSTRIES INC 4.375 USD 03/15/2031	Fixed income		626,152
PRICOA GLOBAL FUNDING 1 144A W/O RTS 4.75 USD 08/26/2032	Fixed income		249,025
PRINCIPAL LFE GLB FND II 144A W/O RTS 5.1 USD 01/25/2029	Fixed income		249,100
PROTECTIVE LIFE CORP 144A W/O RTS 4.7 USD 01/15/2031	Fixed income		250,299
PUBLIC STORAGE OP CO 4.375 USD 07/01/2030	Fixed income		624,806
QUANTA SERVICES INC SR UNSEC	Fixed income		34,400
QUANTA SERVICES INC SR UNSEC 4.30%	Fixed income		2,012,207
RAIZEN FUELS FINANCE 144A W/O RTS 6.25 USD 07/08/2032	Fixed income		247,090
RELX CAPITAL INC SR UNSEC	Fixed income		14,883
RELX CAPITAL INC SR UNSEC 4.75%	Fixed income		1,225,845
RGA 3.95 26	Fixed income		2,022,484
RGA GLOBAL FUNDING 144A W/O RTS 5 USD 08/25/2032	Fixed income		250,418
RIO TINTO FIN USA PLC 4.875 USD 03/14/2030	Fixed income		625,794
ROYAL BANK OF CANADA 4.498 USD 08/06/2029	Fixed income		625,092
ROYAL CARIBBEAN CRUISES	Fixed income		23,968
ROYAL CARIBBEAN CRUISES 3.70%	Fixed income		2,177,224
RWE FINANCE US LLC 144A W/O RTS 5.125 USD 09/18/2035	Fixed income		626,224
S&P GLOBAL INC SR UNSEC	Fixed income		17,100
S&P GLOBAL INC SR UNSEC 2.70%	Fixed income		1,828,470

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
SABINE PASS LIQUEFACTION SEC 5.00%	Fixed income		2,920,402
SABINE PASS LIQUEFACTION SEC*FULL CALL*	Fixed income		42,694
SABRA HEALTH/CAPTL CORP SR UNSEC	Fixed income		6,587
SABRA HEALTH/CAPTL CORP SR UNSEC 3.90%	Fixed income		785,457
SANTANDER UK GROUP HLDGS 5.136 USD 09/22/2036	Fixed income		625,623
SANTOS FINANCE LTD 144A W/O RTS 5.75 USD 11/13/2035	Fixed income		623,686
SBL HOLDINGS INC 144A W/O RTS 5.9 USD 09/26/2028	Fixed income		249,623
SCOTT 2023-SFS A 144A 5.90975 USD 03/10/2040	Fixed income		623,921
SERVICENOW INC SR UNSEC	Fixed income		6,067
SERVICENOW INC SR UNSEC 1.40%	Fixed income		1,147,071
SFUEL 2025-CA A	Fixed income		7,029,482
SIRIUSPOINT LTD 7 USD 04/05/2029	Fixed income		250,635
SIXTH STREET LENDING PAR 6.5 USD 03/11/2029	Fixed income		249,329
SMB 2023-C A1A	Fixed income		3,104,164
SMITH & NEPHEW PLC SR UNSEC	Fixed income		23,118
SMITH & NEPHEW PLC SR UNSEC 5.15%	Fixed income		1,619,248
SOCIETE GENERALE 144A W/O RTS 5.25 USD 02/19/2027	Fixed income		624,478
SOLV 5.45 27	Fixed income		2,066,970
SOLVAY FINANCE (AMERICA) 144A W/O RTS 5.65 USD 06/04/2029	Fixed income		624,999
SONOCO PRODUCTS CO 4.6 USD 09/01/2029	Fixed income		625,625
SOUTHERN CAL EDISON SEC	Fixed income		45,125
SOUTHERN CAL EDISON SEC 2.85%	Fixed income		3,606,129
SOUTHERN CALIF GAS CO SR UNSEC	Fixed income		18,061
SOUTHERN CALIF GAS CO SR UNSEC 2.95%	Fixed income		2,870,485
SOUTHWESTERN ENERGY CO SR UNSEC	Fixed income		62,708
SOUTHWESTERN ENERGY CO SR UNSEC 5.38%	Fixed income		2,800,090
STATE STREET GOVERNMENT STIF (GSTIF)	Fixed income		152,955
STATE STREET GOVERNMENT STIF (GSTIF) 3.85%	Fixed income		587,525
STELLANTIS FINANCIAL SER 144A W/O RTS 4.95 USD 09/15/2028	Fixed income		627,481
STORE CAPITAL CORP SR UNSEC	Fixed income		23,850
STORE CAPITAL CORP SR UNSEC 4.50%	Fixed income		1,802,364
STRYKER CORP SR UNSEC SMR	Fixed income		16,293
STRYKER CORP SR UNSEC SMR 5.20%	Fixed income		823,622
SUMITOMO MITSUI FINL GRP SR UNSEC	Fixed income		12,681
SUMITOMO MITSUI FINL GRP SR UNSEC 2.75%	Fixed income		942,953

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
SUMITOMO MITSUI TR BK LT 144A W/O RTS 5.2 USD 03/07/2027	Fixed income		624,680
SVENSKA HANDELSBANKEN AB 144A W/O RTS 4.375 USD 05/23/2028	Fixed income		623,140
SWEDBANK AB 144A W/O RTS 5.407 USD 03/14/2029	Fixed income		624,479
SYNCHRONY FINANCIAL 5.935 USD 08/02/2030	Fixed income		626,504
SYNIT 2025-A3 A	Fixed income		20,129,937
SYNOPSYS INC SR UNSEC SMR	Fixed income		12,500
SYNOPSYS INC SR UNSEC SMR 5.00%	Fixed income		1,023,924
SYSCO CORPORATION SR UNSEC	Fixed income		12,495
SYSCO CORPORATION SR UNSEC 5.10%	Fixed income		930,342
T 3.375 27	Fixed income		313,329,580
T 3.5 28	Fixed income		145,500,315
T 3.5 30	Fixed income		1,985,997
T 3.75 32	Fixed income		39,173,499
T 3.8 27	Fixed income		2,024,850
T 4 35	Fixed income		27,742,912
T 4.25 26	Fixed income		246,737,915
T 4.625 45	Fixed income		9,340,329
TAKE-TWO INTERACTIVE SOF 4.95 USD 03/28/2028	Fixed income		625,602
TAKE-TWO INTERACTIVE SOF SR UNSEC	Fixed income		3,420
TAKE-TWO INTERACTIVE SOF SR UNSEC 5.40%	Fixed income		1,243,475
TARGA RESOURCES CORP 4.35 USD 01/15/2029	Fixed income		625,354
TARGA RESOURCES PARTNERS SR UNSEC	Fixed income		46,111
TARGA RESOURCES PARTNERS SR UNSEC 5.00%	Fixed income		2,000,677
TBA CASH USD	Fixed income		(5,014,915)
TD 4.568 26	Fixed income		2,015,906
TD SYNNEX CORP 4.3 USD 01/17/2029	Fixed income		625,206
TELEDYNE TECHNOLOGIES IN SMR	Fixed income		9,563
TELEDYNE TECHNOLOGIES IN SMR 2.25%	Fixed income		1,635,598
TELEFONICA EMISIONES SAU SR UNSEC	Fixed income		20,606
TELEFONICA EMISIONES SAU SR UNSEC 4.10%	Fixed income		1,599,347
THERMO FISHER SCIENTIFIC 4.473 USD 10/07/2032	Fixed income		625,202
T-MOBILE USA INC SR UNSEC	Fixed income		30,551
T-MOBILE USA INC SR UNSEC 4.62%	Fixed income		2,888,986
TORONTO-DOMINION BANK 4.574 USD 06/02/2028	Fixed income		624,071
TOYOTA MOTOR CREDIT CORP 5.05 USD 05/16/2029	Fixed income		625,132
TPG OPERATING GROUP II 5.375 USD 01/15/2036	Fixed income		249,729
TRANSCANADA PIPELINES SR UNSEC	Fixed income		5,193

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
TRANSCANADA PIPELINES SR UNSEC 4.10%	Fixed income		593,967
TRANSCONT GAS PIPE LINE SR UNSEC	Fixed income		7,890
TRANSCONT GAS PIPE LINE SR UNSEC 3.25%	Fixed income		1,824,210
TRIMBLE INC SR UNSEC	Fixed income		3,267
TRIMBLE INC SR UNSEC 4.90%	Fixed income		1,522,676
TYSON FOODS INC SR UNSEC	Fixed income		18,850
TYSON FOODS INC SR UNSEC 4.35%	Fixed income		1,305,661
U S TREASURY BILLS 0.00%	Fixed income		121,471,092
U S TREASURY INFLATE PROT BD	Fixed income		133,486
U S TREASURY INFLATE PROT BD 1.88%	Fixed income		15,399,840
U S TREASURY NOTE	Fixed income		307,537
U S TREASURY NOTE 3.50%	Fixed income		71,452,226
U S TREASURY NOTE 4.00%	Fixed income		16,300,195
UBER TECHNOLOGIES INC SR UNSEC	Fixed income		16,485
UBER TECHNOLOGIES INC SR UNSEC 4.15%	Fixed income		1,295,873
UBS GROUP AG 144A W/O RTS 4.844 USD 11/06/2033	Fixed income		623,001
UNION ELECTRIC CO	Fixed income		12,367
UNION ELECTRIC CO 3.50%	Fixed income		1,181,533
UNITEDHEALTH GROUP INC 4.4 USD 06/15/2028	Fixed income		244,267
UNIVERSAL HEALTH SVCS 4.625 USD 10/15/2029	Fixed income		624,951
US DOLLAR USD	Fixed income		6,011,684
US TREASURY N/B 3.375 USD 11/30/2027	Fixed income		28,843,712
US TREASURY N/B 3.5 USD 11/30/2030	Fixed income		46,157,408
US TREASURY N/B 4 USD 11/15/2035	Fixed income		19,633,712
USCAR 2025-1A A3 144A 4.49 USD 06/17/2030	Fixed income		338,945
VERALTO CORP SR UNSEC	Fixed income		6,237
VERALTO CORP SR UNSEC 5.45%	Fixed income		418,383
VERISIGN INC SR UNSEC	Fixed income		35,044
VERISIGN INC SR UNSEC 4.75%	Fixed income		1,600,264
VICI PROPERTIES LP SR UNSEC	Fixed income		23,328
VICI PROPERTIES LP SR UNSEC 4.75%	Fixed income		1,313,549
VOLKSWAGEN GROUP AMERICA 144A W/O RTS 5.25 USD 03/22/2029	Fixed income		625,032
VZ 4.125 27	Fixed income		2,028,817
WABTEC SR UNSEC SMR	Fixed income		23,526
WABTEC SR UNSEC SMR 4.70%	Fixed income		1,722,204
WEC 1.8 30	Fixed income		2,679,643
WELLS FARGO & COMPANY 5.707 USD 04/22/2028	Fixed income		624,235

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
EMPLOYER ID 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
WELLS FARGO & COMPANY SR UNSEC SOFRRATE	Fixed income		116,349
WELLS FARGO & COMPANY SR UNSEC SOFRRATE 5.20%	Fixed income		5,257,081
WELLTOWER OP LLC SR UNSEC	Fixed income		25,300
WELLTOWER OP LLC SR UNSEC 4.50%	Fixed income		1,113,603
WESTERN-SOUTHERN GLOBAL 144A W/O RTS 4.7 USD 12/10/2032	Fixed income		249,615
WFC 2.572 31	Fixed income		943,989
WILLIS NORTH AMERICA INC 4.55 USD 03/15/2031	Fixed income		294,896
WILLIS NORTH AMERICA INC SR UNSEC	Fixed income		6,949
WILLIS NORTH AMERICA INC SR UNSEC 2.95%	Fixed income		762,678
WOART 2023-D A3 5.79 USD 02/15/2029	Fixed income		630,006
WOART 2025-D A3	Fixed income		8,782,932
WORKDAY INC SR UNSEC	Fixed income		13,875
WORKDAY INC SR UNSEC 3.70%	Fixed income		1,480,167
WTW 4.55 31	Fixed income		2,765,570
Common Collective Trusts
INVESCO SHORT-TERM INVESTMENT FUND **	Common collective trust		96,631,809

Stable Value Account Total			2,002,301,302

Wrapper Contracts
American General Life Ins			-
MassMutual			-
Met Tower Life			-
Nationwide Life Insurance			-
Pacific Life Insurance			-
Prudential Ins Co			-
RGA			-

Wrapper Contracts Total			-

Total Investments			77,538,934,916
Participant Loans** Interest 3.25%-9.50%, maturing through February 2044			260,395,359

Total			$77,799,330,275

*	Information not presented because investments are participant-directed
**	Party-in-interest

MICROSOFT CORPORATION
SAVINGS PLUS 401(k) PLAN
Employer ID No: 91-1144442, PLAN 001
SUPPLEMENTAL SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
YEAR ENDED DECEMBER 31, 2025

Participant Contributions Transferred Late to Plan	Total That Constitute Non-exempt Prohibited Transactions			Total Fully Corrected VFCP and PTE 2002-51
Check here if Late Participant Loan Repayments are included: ☒	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
$ 46,597	$ 0	$ 46,597 *	$ 0	$ 0

*	Represents delinquent participant contributions and loan repayments from 2025 pay periods corrected in 2026.